Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-103115;
333-103115-01 through 333-103115-98;
333-103115-100 through 333-103115-169

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 4, 2003

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 25, 2003)

$250,000,000

    % Senior Subordinated Notes

due 2013

This is an offering by Omnicare, Inc. of $250,000,000 of its     % Senior Subordinated Notes due 2013. Interest is payable on              and              of each year, beginning on             , 2003. The notes will mature on             , 2013.

We may redeem all or part of the notes on or after             , 2008. Prior to             , 2008, we may redeem all but not part of the notes by paying a make-whole premium. Before             , 2006, we also may redeem up to 35% of the aggregate principal amount of the notes from the proceeds of certain equity offerings. Redemption prices are set forth under “Description of Notes—Optional Redemption.” For a discussion of the tax consequences of this offering, see “Material United States Federal Income Tax Considerations.”

The notes will be guaranteed on a senior subordinated basis by most, but not all, of our current and future domestic subsidiaries. The notes and the guarantees will be our and our subsidiary guarantors’ general unsecured obligations and are subordinated to our and our subsidiaries’ senior debt and will be subordinated to future senior debt that we and our subsidiaries are permitted to incur under our senior credit facilities and the indenture governing the notes.

Concurrently with this offering of notes, we are offering 5,625,000 shares of common stock, and Omnicare Capital Trust I, our newly formed trust, is offering an aggregate of $250 million of its trust Preferred Income Equity Redeemable Securities (PIERS) due 2033 pursuant to separate prospectus supplements to the accompanying prospectus. In addition, concurrently with this offering of notes, we are refinancing our existing credit facility with a new $750 million credit facility. The closing of this offering is conditioned on the closing of the common stock offering and the completion of our new credit facility.

Investing in the notes involves risks. “Risk Factors” begin on page S-10 of this prospectus supplement and page 4 of the  accompanying prospectus.

	Per Note	Total
Public Offering Price	%	$
Underwriting Discount	%	$
Proceeds to Omnicare	%	$

Interest on these notes will accrue from             , 2003 to the date of delivery.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the notes on or about                  , 2003.

Joint Book-Running Managers

LEHMAN BROTHERS	JPMORGAN	UBS WARBURG

Joint Lead Managers

SUNTRUST ROBINSON HUMPHREY

WACHOVIA SECURITIES

CIBC WORLD MARKETS

                , 2003

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the notes. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement shall control.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor any underwriter or agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any underwriter or agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We own the service marks and trademarks for Omnicare Geriatric Pharmaceutical Care Guidelines®, Omnicare Guidelines®, OSC2OR® and Omnicare Senior Health OutcomesSM.

i

SUMMARY

This section contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should carefully read this entire prospectus supplement, the accompanying prospectus and the other documents we refer to or incorporate by reference before making an investment decision. References in this prospectus supplement and the accompanying prospectus to “Omnicare,” the “Company,” “we,” “us” or “our” are to Omnicare, Inc. unless otherwise indicated or the context otherwise requires.

Our Company

Omnicare is a leading geriatric pharmaceutical services company. We are the nation’s largest provider of pharmaceuticals and related pharmacy services to long-term healthcare institutions. Our client facilities include skilled nursing facilities, assisted living facilities, retirement centers, hospitals and other institutional healthcare facilities. We provided our pharmacy services to long-term care facilities, comprising approximately 935,000 beds in 47 states at March 31, 2003. We purchase, repackage and dispense pharmaceuticals, both prescription and non-prescription, and provide computerized medical record keeping and third-party billing for residents in those facilities. We also provided consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the control, distribution and administration of drugs within the nursing facility, assisting in compliance with state and federal regulations and providing proprietary clinical and health management programs. In addition, we provide ancillary services, such as administering medications and nutrition intravenously and furnishing dialysis and respiratory services, medical supplies and clinical care planning and financial software information systems to our client facilities. In addition, we provide operational software and support systems to long-term care pharmacy providers across the United States. We also provided comprehensive product development and research services for the pharmaceutical, biotechnology, medical device and diagnostic industries in 29 countries at March 31, 2003. For the year ended December 31, 2002, we generated total revenue of approximately $2.6 billion, earnings before interest, income taxes and depreciation and amortization, or EBITDA, of approximately $302 million, and operating income of approximately $257 million.

We believe that we are well positioned to benefit from favorable demographic trends. Based on U.S. Census Bureau projections, the fastest growing segment of the population is the group over 65 years of age, which currently numbers approximately 35 million and is expected to increase 14% to 40 million persons (or one of every 7.5 United States citizens) by 2010 and to double to 70 million persons by 2030 (or one of every 5 United States citizens). This age group currently has the largest requirement for pharmaceutical services in the United States. Healthcare expenditures for persons over the age of 65 average nearly four times that of people under 65, according to the Pharmaceutical Research and Manufacturers of America. Furthermore, the oldest age bracket, people aged 85 and above, is expected to see the most growth over the next 30 years according to the U.S. Census Bureau. This age group generally is the most likely to be in need of some form of long-term care or assisted living.

Our Business

Our primary line of business is the distribution of pharmaceuticals, related pharmacy consulting and data management services and medical supplies to long-term care facilities. We serve this market through our network of pharmacies. As a result of our acquisition of NCS HealthCare, Inc., or NCS, in January 2003, we are currently undertaking a program to consolidate pharmacies in overlapping geographic locations. We currently have 179 pharmacies. Our pharmacies are dedicated to serving skilled nursing, assisted living and other institutional healthcare facilities and are strategically located throughout the United States. We typically service long-term care facilities within a 150-mile radius of our pharmacy locations and maintain a 24-hour, seven-day per week, on-call pharmacist service for emergency dispensing and delivery and for consultations with the facility’s staff or attending physicians. We utilize a “unit dose” distribution system. This means that our prescriptions are packaged for dispensing in individual doses. This differs from prescriptions filled by retail pharmacies, which typically are dispensed in vials or other bulk packaging requiring measurement of each dose by or for the patient. Our delivery system is intended to improve control over pharmaceutical distribution and patient compliance with drug therapy by increasing the accuracy and timeliness of drug administration. In conjunction with our delivery system, our record keeping/documentation system is designed to result in greater efficiency in nursing time, improved control and reduced waste in client facilities, and lower error rates in both dispensing and administration. We also furnish intravenous administration of medication and nutrition therapy and dialysis and respiratory services. We believe we distinguish ourselves from many of our competitors by also providing proprietary clinical programs. For example, we have developed a ranking of drugs based on their relative clinical effectiveness for the elderly and by cost to the payor. We use these rankings, which we call the Omnicare Geriatric Pharmaceutical Care Guidelines, or Omnicare Guidelines, to more effectively manage patient care and costs. In addition, we provide health and outcomes management programs for the large base of elderly residents of the long-term care facilities we serve.

We also provide contract research organization, or CRO, services. Our CRO is a leading international provider of comprehensive product development and research services to pharmaceutical, biotechnology, medical device and diagnostics companies. At March 31, 2003, our CRO operated in 29 countries. Our CRO provides support for the design of regulatory strategy and clinical development of pharmaceuticals by offering comprehensive and fully integrated clinical monitoring, quality assurance, data management, medical writing and regulatory support for our clients’ drug development programs.

In January 2003, we acquired NCS for cash consideration and transaction costs of approximately $493.0 million. The cash consideration included the payoff of certain NCS debt totaling approximately $325.5 million, which we retired immediately following the acquisition. We financed the acquisition with available cash, working capital and borrowings under our existing three-year, $500 million revolving credit facility. At the time of the acquisition, NCS provided professional pharmacy and related services to long-term care facilities, including skilled nursing centers and assisted living facilities in 33 states and managed hospital pharmacies in 10 states. NCS added approximately 182,000 beds served in the first quarter of 2003.

Our principal executive offices are located at 100 East RiverCenter Boulevard, Covington, Kentucky, 41011, and our telephone number is (859) 392-3300. Our corporate website address is http://www.omnicare.com. Information contained on our website is not part of this prospectus supplement or accompanying prospectus.

Our Concurrent Financing Transactions

Concurrently with this offering of notes, we are offering 5,625,000 shares of our common stock, and Omnicare Capital Trust I, our newly formed trust, is offering an aggregate of $250 million of its trust PIERS due 2033, pursuant to separate prospectus supplements to the accompanying prospectus. In addition, concurrently with the closing of this offering, we will refinance our existing credit facility with a new $750 million credit facility and draw down the $250 million term loan portion of this facility. Completion of this offering of notes is conditioned on the closing of our common stock offering and the completion of our new credit facility. Concurrently with these financing transactions, we will call for redemption our outstanding 5% convertible subordinated debentures due 2007 using a portion of the net proceeds from the offering of common stock and the net proceeds from the offering of the trust PIERS. We expect to complete such redemption following a requisite 30-day notice period. Also, concurrently with the completion of this offering, we expect to enter into an interest rate swap contract to exchange the fixed interest rate on the notes offered hereby into variable interest rate debt. See “Use of Proceeds” and “Description of Concurrent Financing Transactions” in this prospectus supplement for a description of these transactions and the related sources and uses of funds.

The Offering

Issuer	Omnicare, Inc.

Notes Offered	$250,000,000 in aggregate principal amount of % Senior Subordinated Notes due 2013.

Guarantees

All payments with respect to the notes, including principal and interest, will be fully and unconditionally guaranteed on an unsecured senior subordinated basis, jointly and severally, by certain of our current and future domestic subsidiaries. Each of our guarantors will also guarantee our new credit facility on a senior basis.

Maturity Date	, 2013.

Interest Payment Dates	and , commencing , 2003.

Ranking	The notes and the guarantees will be unsecured and

• subordinated in right of payment to all of our and our guarantors’ existing and future senior indebtedness (including our and our guarantors’ obligations under our new credit facility);

• equal in right of payment to our and our guarantors’ existing and future senior subordinated indebtedness;

• senior in right of payment to our and our guarantors’ existing and future subordinated indebtedness; and

• effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of any of our existing or future non-guarantor subsidiaries.

As of March 31, 2003, after giving pro forma effect to the concurrent financing transactions and to the application of proceeds as described in “Use of Proceeds”:

• our outstanding senior indebtedness would have been $250.0 million;

• the guarantors would have guaranteed senior indebtedness of $250.0 million, which would have consisted exclusively of guarantees of our borrowings under the new credit facility; and

• our non-guarantor subsidiaries would have had approximately $34.0 million of liabilities outstanding, excluding intercompany liabilities.

Optional Redemption	On or after , 2008, we may redeem some or all of the notes at any time at the redemption prices described in the section “Description of Notes—Optional Redemption.”

Prior to             , 2008, we may redeem all but not part of the notes at a redemption price equal to 100% of the principal amount of the notes plus the Applicable Redemption Premium described in this prospectus supplement, plus accrued and unpaid interest to the date of redemption, as described in the section “Description of Notes—Optional Redemption.”

Before             , 2006, we may redeem up to 35% of the original aggregate principal amount of the notes with the net cash proceeds of certain offerings of equity, provided at least 65% of the original aggregate principal amount of the notes remains outstanding after the redemption.

Mandatory Redemption

If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase the notes at the prices, plus accrued and unpaid interest, if any, to the date of redemption, described in the section “Description of Notes—Repurchase at the Option of Holders.”

Covenants

We will issue the notes under an indenture among us, the guarantors and the trustee. The indenture governing the notes will limit our ability and that of our restricted subsidiaries to, among other things:

• incur additional indebtedness;

• pay dividends or make other distributions;

• make other restricted payments and investments;

• create liens;

• sell assets;

• merge or consolidate with other entities; and

• enter into transactions with affiliates.

The indenture governing the notes will also limit our ability to permit restrictions on the ability of certain of our subsidiaries to pay dividends or make certain other distributions.

Each of the covenants is subject to a number of important exceptions and qualifications. See “Description of Notes.”

Use of Proceeds

We will use the net proceeds from this offering of notes and borrowings under our new credit facility to pay down amounts borrowed under our existing credit facility and the remainder for general corporate purposes. We will use the net proceeds from the concurrent offering of trust PIERS and a portion of the net proceeds from the concurrent offering of common stock to call for redemption our outstanding 5% convertible subordinated debentures due 2007, and the remainder for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Risk Factors

An investment in the notes involves certain risks that you should carefully evaluate prior to making an investment in the notes. See “Risk Factors” beginning on page S-10 of this prospectus supplement and “Risk Factors” beginning on page 4 of the accompanying prospectus.

Summary Historical and Pro Forma Consolidated Financial Information

(in thousands, except ratios and per share data)

The following summary consolidated financial information should be read in conjunction with our historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement.

We derived the income statement data for the years ended December 31, 2000, 2001 and 2002 and the balance sheet data as of December 31, 2001 and 2002 from our audited financial statements, which are included elsewhere in this prospectus supplement. We derived the income statement data for the three months ended March 31, 2002 and 2003 and the balance sheet data as of March 31, 2003 from our unaudited financial statements, which are included elsewhere in this prospectus supplement. We derived the balance sheet data as of December 31, 2000 from our audited financial statements, which are not included in this prospectus supplement. We derived the balance sheet data as of March 31, 2002 from our unaudited financial statements, which are not included in this prospectus supplement. In the opinion of management, the unaudited financial statements from which the information below is derived contain all adjustments, which consist only of normal recurring adjustments, necessary to present fairly our financial position and results of operations as of the applicable dates and for the applicable periods. Historical results are not necessarily indicative of the results to be expected in the future. In addition, interim results may not be indicative of results for the remainder of the year.

The summary unaudited pro forma consolidated financial information set forth below is derived from the unaudited pro forma consolidated financial information included elsewhere in this prospectus supplement. The summary unaudited pro forma consolidated financial information does not necessarily reflect the results of operations or the financial position of the Company that actually would have occurred had the acquisition of NCS and this offering and the concurrent financing transactions been consummated as of the dates or for the periods indicated. The pro forma information set forth below relating to the NCS acquisition gives effect only to the adjustments included in the notes to the pro forma consolidated financial information included elsewhere in this prospectus supplement and does not reflect any synergies anticipated by our management.

	Years Ended December 31,					Three Months Ended March 31,
	Historical			Pro Forma for the NCS Acquisition	Pro Forma for the NCS Acquisition and this Offering and the Financing Transactions	Historical		Pro Forma for this Offering and the Financing Transactions
	2000	2001	2002	2002	2002	2002	2003	2003
Income Statement Data (a)(b)(c):
Total net sales (d)	$1,987,839	$2,183,036	$2,632,754	$3,273,034	$3,273,034	$638,314	$805,861	$805,861
Gross profit	525,393	579,399	691,053	796,764	796,764	164,204	207,961	207,961
Operating income	130,687	173,494	256,586	252,604	252,604	59,789	81,033	81,033
Net income	48,817	74,271	125,906	101,685	107,814	28,776	40,423	32,476
Earnings per share data:
Basic	0.53	0.80	1.34	1.08	1.07	0.31	0.43	0.33
Diluted	0.53	0.79	1.33	1.07	1.07	0.30	0.42	0.32
Dividends per share	0.09	0.09	0.09			0.0225	0.0225

Weighted average number of common shares outstanding:
Basic	92,012	93,124	94,168	94,168	100,463	93,963	94,386	99,899
Diluted	92,012	93,758	94,905	94,905	101,200	94,598	104,029	100,830

	Years Ended December 31,										Three Months Ended March 31,
	Historical						Pro Forma for the NCS Acquisition		Pro Forma for the NCS Acquisition and this Offering and the Financing Transactions		Historical				Pro Forma for this Offering and the Financing Transactions
	2000		2001		2002		2002		2002		2002		2003		2003

Balance Sheet Data (at end of period) (a):
Cash and cash equivalents (including restricted cash)	113,907		171,318		141,083						150,461		134,791		176,422
Working capital	560,729		658,321		704,908						695,070		307,717		803,133
Total assets	2,210,218		2,290,276		2,427,585						2,417,756		3,028,554		3,088,932
Long-term debt (excluding current portion) (e)	780,706		750,669		720,187						820,450		720,411		1,100,411
Stockholders’ equity	1,068,423		1,149,783		1,275,062						1,176,215		1,312,290		1,446,453

Other Financial Data (a)(b)(c):
EBITDA (f)	204,660		247,564		301,849		312,545		312,545		71,480		93,794		93,794
Net cash flows from operating activities (k)	132,701		153,087		159,109		(j	)	(j	)	22,898		5,351		(j	)
Net cash flows from investing activities	(76,116)		(46,802)		(152,383)		(j	)	(j	)	(113,379)		(483,598)		(j	)
Capital expenditures (g)	32,423		26,222		24,648		(j	)	(j	)	4,975		3,990		(j	)
Net cash flows from financing activities	(41,777)		(49,555)		(37,966)		(j	)	(j	)	65,666		468,612		(j	)
Ratio of earnings to fixed charges (h)(i)	2.2	x	2.8	x	4.0	x	2.5	x	2.8	x	3.8	x	4.3	x	2.6	x
Ratio of EBITDA to interest expense (f)(l)	3.7	x	4.4	x	5.3	x	3.3	x	3.7	x	5.0	x	5.7	x	3.2	x
Ratio of total debt to EBITDA (f)(m)	3.8	x	3.0	x	2.4	x					3.2	x	3.7	x	3.4	x
Total debt to total capitalization	42.3%		39.5%		36.1%						41.1%		47.7%		43.8%

(a)	We have had an active acquisition program in effect since 1989. See note 2 of the notes to our 2002 consolidated financial statements for information concerning these acquisitions.
(b)	Included in the net income amounts are the following aftertax charges (in thousands):

	Years Ended December 31,								Three Months Ended March 31,
	Historical						Pro Forma for the NCS Acquisition	Pro Forma for the NCS Acquisition and this Offering and the Financing Transactions	Historical			Pro Forma for this Offering and the Financing Transactions
	2000		2001		2002		2002	2002	2002		2003	2003
Restructuring and other related charges	$17,135	(1)	$11,374	(1)	$14,381	(1)	$14,381	$14,381	$2,974	(2)	$—	$—
Other expenses	—		2,987	(3)	—		—	—	—		—	—

Total	$17,135		$14,361		$14,381		$14,381	$14,381	$2,974		$—	$—

(1)	See note 13 of the notes to our 2002 consolidated financial statements.
(2)	See note 5 of the notes to our first quarter 2003 consolidated financial statements.
(3)	See note 14 of the notes to our 2002 consolidated financial statements.
(c)	In accordance with the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” we discontinued amortization of goodwill as of January 1, 2002. Accordingly, no goodwill amortization was recorded during the year ended December 31, 2002. Included in the net income amounts are the following aftertax goodwill amortization expense amounts (in thousands):

	2000	2001	2002
Goodwill amortization	$20,582	$20,583	$—

(d)

In accordance with the adoption of Emerging Issues Task Force (“EITF”) Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred” (“EITF No. 01-14”), we have recorded reimbursements received for “out-of-pocket” expenses on a grossed-up basis in the income statement as revenues and direct costs. EITF No. 01-14 relates solely to our contract research services business. The prior year income statements have also been adjusted to reflect the impact of EITF No. 01-14, as required per United States (“U.S.”) generally accepted accounting principles (“GAAP”).

(e)	In 2001, we issued $375.0 million of senior subordinated notes due 2011. See note 7 of the notes to our 2002 consolidated financial statements.
(f)	EBITDA represents earnings before interest, income taxes and depreciation and amortization. We believe that certain investors find EBITDA to be a useful tool for measuring a company’s ability to service its debt; however, EBITDA does not represent net cash flows from operating activities, as defined by U.S. GAAP, and should not be considered as a substitute for net income as an indicator of our operating performance or operating cash flows as a measure of liquidity. Our calculation of EBITDA may differ from the calculation of EBITDA by others. The following is a reconciliation of the EBITDA calculation (in thousands):

	Years Ended December 31,					Three Months Ended March 31,
	Historical			Pro Forma for the NCS Acquisition	Pro Forma for the NCS Acquisition and this Offering and the Financing Transactions	Historical		Pro Forma for this Offering and the Financing Transactions
	2000	2001	2002	2002	2002	2002	2003	2003
Net income	$48,817	$74,271	$125,906	$101,685	$107,814	$28,776	$40,423	$32,476
Add: Interest expense, net of investment income	53,164	53,709	53,535	88,596	78,711	13,378	15,868	28,686
Income taxes	28,706	45,514	77,145	62,323	66,079	17,635	24,742	19,871
Depreciation and amortization	73,973	74,070	45,263	59,941	59,941	11,691	12,761	12,761

EBITDA	$204,660	$247,564	$301,849	$312,545	$312,545	$71,480	$93,794	$93,794

EBITDA	$204,660	$247,564	$301,849			$71,480	$93,794
Subtract: Interest expense, net of investment income	(53,164)	(53,709)	(53,535)			(13,378)	(15,868)
Income taxes	(28,706)	(45,514)	(77,145)			(17,635)	(24,742)
Change in assets and liabilities, net of effects from acquisition of businesses	(43,389)	(40,860)	(67,711)			(28,589)	(72,347)
Add: Provision for doubtful accounts	26,729	25,490	31,163			6,558	11,045
Deferred tax provision	19,767	17,305	15,428			2,042	13,469
Non-cash portion of restructuring charges	6,804	2,811	9,060			2,420	—

Net cash flows from operating activities (k)	$132,701	$153,087	$159,109			$22,898	$5,351

Pro forma EBITDA has been reconciled to the most closely related available pro forma GAAP measure, pro forma net income.

(g)	Primarily represents the purchase of computer equipment and software, machinery and equipment, and furniture, fixtures and leasehold improvements.
(h)	Our ratio of earnings to fixed charges has been computed by dividing earnings before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense on debt (including amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.
(i)	Our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated above are the same as our ratios of earnings to fixed charges set forth above because we had no shares of preferred stock outstanding during the periods indicated and currently have no shares of preferred stock outstanding.
(j)	Pro forma cash flow measures are not required under applicable accounting rules.

(k)	The decrease in cash flows from operations during the three months ended March 31, 2003 was driven primarily by a well-publicized and broad-based slowdown of payments to all providers by the Illinois Department of Public Aid (Medicaid Program) during the first quarter of 2003. Growth in earnings during the quarter partially offset this delay in payments, which we estimate at approximately $56 million, from the State of Illinois on behalf of Medicaid beneficiaries we serve. In late April, we began to receive a higher level of payments from Illinois. We do not expect this delay in payments from the State of Illinois to significantly impact our ability to meet our current obligations.
(l)	Our ratio of EBITDA to interest expense has been computed by dividing EBITDA by interest expense. Interest expense represents gross interest expense, rather than interest expense, net of investment income. The following is a summary of gross interest expense for the periods presented (in thousands):

	Years Ended December 31,					Three Months Ended March 31,
	Historical			Pro Forma for the NCS Acquisition	Pro Forma for the NCS Acquisition and this Offering and the Financing Transactions	Historical		Pro Forma for this Offering and the Financing Transactions
	2000	2001	2002	2002	2002	2002	2003	2003
Interest expense	$55,074	$56,324	$56,811	$93,905	$83,420	$14,176	$16,456	$29,274

Pro forma interest expense for the financing transactions includes the call premium and the write-off of unamortized debt issuance costs on the retirement of the 5% convertible subordinated debentures due 2007 totaling approximately $8.6 million and $4.2 million, respectively, for the three months ended March 31, 2003, and approximately $10.4 million and $5.0 million, respectively, for the year ended December 31, 2002.

(m)	Our ratio of total debt to EBITDA for the historical three months ended March 31, 2002 and 2003 has been computed using EBITDA for the twelve months ended March 31, 2002 and 2003, respectively, in order to facilitate comparability of this measure. The following is a reconciliation of the twelve months ended March 31, 2002 and 2003 EBITDA calculation (in thousands):

	12 Months Ended March 31,
	Historical		Pro Forma for the NCS Acquisition and this Offering and the Financing Transactions
	2002	2003	2003
Net income	$85,003	$137,553	$122,018
Add: Interest expense, net of investment income	53,652	56,025	72,809
Income taxes	52,097	84,252	74,753
Depreciation and amortization	67,625	46,333	57,182

EBITDA	$258,377	$324,163	$326,762

EBITDA	$258,377	$324,163
Subtract: Interest expense, net of investment income	(53,652)	(56,025)
Income taxes	(52,097)	(84,252)
Changes in assets and liabilities, net of effects from acquisition of businesses	(61,216)	(111,469)
Add: Provision for doubtful accounts	24,829	35,650
Deferred tax provision	22,405	26,855
Non-cash portion of restructuring charges	5,231	6,640

Net cash flows from operating activities	$143,877	$141,562

Pro forma EBITDA has been reconciled to the most closely related available pro forma GAAP measure, pro forma net income.

RISK FACTORS

You should carefully consider the risks described in this prospectus supplement and the accompanying prospectus, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. These risks are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business operations. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such cases, you may lose all or part of your investment.

We have substantial outstanding debt and we could incur more debt in the future. Any failure to meet our debt obligations would adversely affect our business and financial condition.

At March 31, 2003, our total consolidated long-term debt (including current maturities), after giving effect to this offering, the concurrent financing transactions and the use of the net proceeds therefrom, accounted for approximately 44% of our total capitalization. In addition, we and our subsidiaries may be able to incur substantial additional debt in the future. The indentures governing our outstanding notes and the notes offered hereby contain restrictions on our incurrence of additional debt. These restrictions, however, are subject to a number of qualifications and exceptions, and under certain circumstances, we could incur substantial additional indebtedness in compliance with these restrictions. Moreover, these restrictions do not prevent us from incurring obligations that do not constitute debt under the indentures. As of March 31, 2003, after giving effect to this offering, the concurrent financing transactions and the use of the net proceeds therefrom, our ratio of total indebtedness to EBITDA for the twelve months then ended would have been 3.4x and we would have had approximately $499 million of additional borrowing capacity under our new credit facility, subject to specific requirements, including compliance with financial covenants.

The degree to which we are leveraged could have important consequences to you, including:

•	a substantial portion of our cash flow from operations will be required to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions, dividends or general corporate or other purposes;

•	our ability to obtain additional financing in the future may be impaired;

•	we may be more highly leveraged than our competitors, which may place us at a competitive disadvantage;

•	our flexibility in planning for, or reacting to, changes in our business and industry may be limited; and

•	our degree of leverage may make us more vulnerable in the event of a downturn in our business or in our industry or the economy in general.

Our ability to make payments on and to refinance our debt, including the notes, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under credit facilities in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt, including the notes, on or before maturity. We cannot assure you that we would be able to refinance any of our debt, including any credit facilities and the notes, on commercially reasonable terms or at all.

The notes and the subsidiary guarantees are subordinated to senior indebtedness.

The notes are subordinated in right of payment to all of our current and future senior indebtedness. The indenture governing the notes will not limit the amount of additional indebtedness, including senior indebtedness, we or our subsidiaries can create, incur, assume or guarantee, if we are in compliance with the covenants contained in the indenture. By reason of the subordination of the notes, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our assets will be available to pay the amounts due on the notes only after all of our senior indebtedness has been paid in full. In addition, upon default in payment with respect to certain of our senior indebtedness or an event of default with respect to this indebtedness permitting the acceleration thereof, we may be blocked from making payments on the notes pursuant to the indenture. In addition, we conduct most of our operations through our subsidiaries. The notes will be structurally subordinated to indebtedness of our subsidiaries. Certain of our existing and future domestic subsidiaries will guarantee, on a joint and several basis, our obligations under the notes on a senior subordinated basis. However, the guarantees will be subordinated to the senior indebtedness of these subsidiaries. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any of these subsidiaries, senior creditors of these subsidiaries generally will have the right to be paid in full before any distribution is made in respect of the guarantees. In addition, your claims will be effectively subordinated to the claims of creditors of any of our subsidiaries that do not guarantee the notes. Our non-guarantor subsidiaries generated approximately 3.4% of our total revenues during the three months ended March 31, 2003 and comprised approximately 3.4% of our total assets at March 31, 2003. At March 31, 2003, we and our guarantor subsidiaries had approximately $250 million of senior indebtedness on a consolidated basis, after giving effect to this offering, the concurrent financing transactions and the use of proceeds therefrom described under “Use of Proceeds.”

Your ability to enforce the guarantees of the notes may be limited.

Although the notes are obligations of Omnicare, they will be unconditionally guaranteed on an unsecured senior subordinated basis by certain of Omnicare’s domestic subsidiaries. The performance by each subsidiary guarantor of its obligations with respect to its guarantee may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or lawsuit by or on behalf of unpaid creditors of such subsidiary guarantor. Under these statutes, if a court were to find under relevant federal or state fraudulent conveyance statutes that a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for incurring its guarantee of the notes, and that, at the time of such incurrence, the subsidiary guarantor: (i) was insolvent; (ii) was rendered insolvent by reason of such incurrence or grant; (iii) was engaged in a business or transaction for which the assets remaining with such subsidiary guarantor constituted unreasonably small capital; or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, then the court, subject to applicable statutes of limitation, could void the subsidiary guarantor’s obligations under its guarantee, recover payments made under the guarantee, subordinate the guarantee to other indebtedness of the subsidiary guarantor or take other action detrimental to the holders of the notes.

The measure of insolvency for these purposes will depend upon the governing law of the relevant jurisdiction. Generally, however, a company will be considered insolvent for these purposes if the sum of that company’s debts is greater than the fair value of all of that company’s property or if the present fair salable value of that company’s assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured or if a company is not able to pay its debts as they become due. Moreover, regardless of solvency, a court could avoid an incurrence of indebtedness, including the guarantees, if it determined that such transaction was made with the intent to hinder, delay or defraud creditors. In addition, a court could subordinate the indebtedness, including the guarantees, to the claims of all existing and future creditors on similar grounds. The guarantees also could be subject to the claim that, since the guarantees were incurred for the benefit of Omnicare and only indirectly for the benefit of the subsidiary guarantors, the obligations of the subsidiary guarantors under the guarantees were incurred for less than reasonably equivalent value or fair consideration.

There can be no assurance as to what standard a court would apply in order to determine whether a subsidiary guarantor was “insolvent” upon the sale of the notes or that, regardless of the method of valuation, a court would not determine that the subsidiary guarantor was insolvent upon consummation of the sale of the notes.

We conduct most of our operations through, and depend on funds from, our subsidiaries. Creditors of our subsidiaries will have priority as to our subsidiaries’ assets.

We are a holding company and hold most of our assets at, and conduct most of our operations through, direct and indirect subsidiaries. As a holding company, our results of operations depend on the results of operations of our subsidiaries. Moreover, we are dependent on dividends or other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations, including payment of principal and interest on the notes. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend on their operating results and will be subject to applicable laws and restrictions contained in agreements governing the debt of such subsidiaries.

The claims of creditors of our subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of our creditors, including the noteholders. At March 31, 2003 after giving pro forma effect to the offering of notes here, the concurrent financing transactions and the use of proceeds therefrom, the aggregate amount of debt and other obligations of our subsidiaries, including trade payables, would have been approximately $1.4 billion, including the guarantees of the new credit facility, the notes and the senior subordinated notes due 2011.

Our ability to repurchase the notes upon a change of control or in connection with an asset sale repurchase may be limited.

In the event of certain changes of control involving us, you will have the right, at your option, to require us to purchase all or a portion of the notes you hold at a purchase price equal to 101% of the aggregate principal amount of your notes, plus accrued interest thereon to the repurchase date. In addition, under certain circumstances we may be required by the terms of the indenture to make an offer to repurchase notes with proceeds from asset sales. Our ability to repurchase the notes upon a change of control or in connection with any asset sale repurchase may be limited by the terms of our senior indebtedness and the subordination provisions of the indenture relating to the notes. Further, our ability to repurchase the notes upon a change of control or in connection with an asset sale repurchase will be dependent on the availability of sufficient funds and our ability to comply with applicable securities laws. Accordingly, there can be no assurance that we will be in a position to repurchase the notes upon a change of control or in connection with an asset sale repurchase. The term “change of control” under the indenture is limited to certain specified transactions and may not include other events that might adversely affect our financial condition or result in a downgrade of the credit rating (if any) of the notes, nor would the requirement that we offer to repurchase the notes upon a change of control necessarily afford holders of the notes protection in the event of a highly leveraged reorganization.

You may not be able to sell your notes at the price you desire or you may not be able to sell them at all.

The notes are a new issue of securities for which there is currently no active trading market. We cannot ensure that a liquid market will develop for the notes, that you will be able to sell any of the notes at a particular time, if at all, or that the prices you receive, if or when you sell the notes, will be above their initial offering price. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion and without notice. Future trading prices of the notes in any market that may develop will depend on many factors, including our operating performance and financial condition, prevailing interest rates, the market for similar securities and general economic conditions.

In addition, we do not intend to apply for listing of the notes on any securities exchange or on any automated dealer quotation system. Declines in the market for high-yield securities generally also may adversely affect the liquidity of, and trading market for, the notes.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $244 million, after deducting the underwriting commission and estimated offering expenses payable by us. We will use the net proceeds from this offering and borrowings under our new $750 million credit facility to pay down amounts borrowed under our existing bank credit facility, which indebtedness at March 31, 2003 aggregated $474.0 million, and the remainder for general corporate purposes. We will use the net proceeds from the concurrent offering of trust PIERS and a portion of the net proceeds from the concurrent offering of common stock to call for redemption our outstanding 5% convertible subordinated debentures due 2007, and the remainder for general corporate purposes. Loans under our existing credit facility bear interest at fluctuating rates, 2.7% as of March 31, 2003, based on our levels of performance under certain financial ratios and have a stated maturity of March 20, 2004. The indebtedness to be repaid under our existing credit facility was incurred to finance the acquisition of NCS and for general corporate purposes, including working capital. Completion of this offering of notes is conditioned on the completion of the concurrent offering of common stock and the refinancing of our existing credit facility with our new credit facility. See “Description of Concurrent Financing Transactions” for more information.

We expect the sources and uses of funds from these transactions to be:

Amount
(in millions)
Sources of Funds
New revolving credit facility	$—
Term loan under new credit facility due 2007	250.0
Senior subordinated notes due 2013 offered hereby	250.0
Trust PIERS due 2033	250.0
Common stock	150.0

Total Sources	$900.0

Uses of Funds
Refinance existing credit facility	$474.0
Redeem 5% convertible subordinated debentures due 2007	345.0
Premium for redemption of 5% convertible subordinated debentures	8.6
Addition to cash	41.6
Estimated offering expenses	30.8

Total Uses	$900.0

CAPITALIZATION

This table sets forth our consolidated capitalization at March 31, 2003:

•	on an historical basis; and

•	as adjusted to reflect the sale of the notes in this offering and the concurrent financing transactions and the application of the net proceeds therefrom as described under “Use of Proceeds.”

	Actual	As Adjusted for this Offering and the Financing Transactions
	(in thousands, except share data)

Current debt (including current portion of credit facilities)	$474,407	$25,407

Long-term debt, net of current portion:
Long-term debt	411	411
New credit facility	—	—
Term loan under new credit facility due 2007	—	225,000
8 1/8% senior subordinated notes due 2011	375,000	375,000
5% convertible subordinated debentures due 2007	345,000	—
% senior subordinated notes due 2013 offered hereby	—	250,000
% convertible debentures due 2033	—	250,000

Total long-term debt, net of current portion	720,411	1,100,411

Total debt	1,194,818	1,125,818

Stockholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized, none issued and outstanding as of March 31, 2003	—	—
Common stock, $1 par value, 200,000,000 shares authorized, 96,019,700 shares issued as of March 31, 2003 and 101,644,700 shares issued as adjusted	96,020	101,645
Paid-in capital	752,015	888,360
Retained earnings	537,066	529,259
Treasury stock—at cost (1,331,300 shares)	(28,338)	(28,338)
Deferred compensation	(41,303)	(41,303)
Accumulated other comprehensive income	(3,170)	(3,170)

Total stockholders’ equity	1,312,290	1,446,453

Total capitalization	$2,507,108	$2,572,271

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except ratios and per share data)

The following table summarizes our selected historical consolidated financial information, which should be read in conjunction with our historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement.

We derived the income statement data for the years ended December 31, 2000, 2001 and 2002 and the balance sheet data as of December 31, 2001 and 2002 from our audited financial statements, which are included elsewhere in this prospectus supplement. We derived the income statement data for the three months ended March 31, 2002 and 2003 and the balance sheet data as of March 31, 2003 from our unaudited financial statements, which are included elsewhere in this prospectus supplement. We derived the income statement data for the years ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1998, 1999 and 2000 from our audited financial statements, which are not included in this prospectus supplement. We derived the balance sheet data as of March 31, 2002 from our unaudited financial statements which are not included in this prospectus supplement. In the opinion of management, the unaudited financial statements from which the data below is derived contain all adjustments, which consist only of normal recurring adjustments, necessary to present fairly our financial position and results of operations as of the applicable dates and for the applicable periods. Historical results are not necessarily indicative of the results to be expected in the future. In addition, interim results may not be indicative of results for the remainder of the year.

	Years Ended December 31,										Three Months Ended March 31,
	Historical										Historical
	1998		1999		2000		2001		2002		2002		2003
Income Statement Data (a)(b)(c):
Total net sales (d)	$1,536,224		$1,880,998		$1,987,839		$2,183,036		$2,632,754		$638,314		$805,861
Gross profit	458,627		523,283		525,393		579,399		691,053		164,204		207,961
Operating income	156,121		136,305		130,687		173,494		256,586		59,789		81,033
Net income	80,379		57,721		48,817		74,271		125,906		28,776		40,423
Earnings per share data:
Basic	0.90		0.63		0.53		0.80		1.34		0.31		0.43
Diluted	0.90		0.63		0.53		0.79		1.33		0.30		0.42
Dividends per share	0.08		0.09		0.09		0.09		0.09		0.0225		0.0225

Weighted average number of common shares outstanding:
Basic	89,081		90,999		92,012		93,124		94,168		93,963		94,386
Diluted	89,786		91,238		92,012		93,758		94,905		94,598		104,029

Balance Sheet Data (at end of period) (a):
Cash and cash equivalents (including restricted cash)	54,312		97,267		113,907		171,318		141,083		150,461		134,791
Working capital	369,749		430,102		560,729		658,321		704,908		695,070		307,717
Total assets	1,903,829		2,167,973		2,210,218		2,290,276		2,427,585		2,417,756		3,028,554
Long-term debt (excluding current portion) (e)	651,556		736,944		780,706		750,669		720,187		820,450		720,411
Stockholders’ equity	963,471		1,028,380		1,068,423		1,149,783		1,275,062		1,176,215		1,312,290

Other Financial Data (a)(b)(c):
EBITDA (f)	203,757		205,669		204,660		247,564		301,849		71,480		93,794
Net cash flows from operating activities (j)	89,507		101,114		132,701		153,087		159,109		22,898		5,351
Net cash flows from investing activities	(449,718)		(203,517)		(76,116)		(46,802)		(152,383)		(113,379)		(483,598)
Capital expenditures (g)	53,179		58,749		32,423		26,222		24,648		4,975		3,990
Net cash flows from financing activities	276,652		145,502		(41,777)		(49,555)		(37,966)		65,666		468,612
Ratio of earnings to fixed charges (h)(i)	5.3	x	2.6	x	2.2	x	2.8	x	4.0	x	3.8	x	4.3	x
Ratio of EBITDA to interest expense (f)(k)	8.6	x	4.5	x	3.7	x	4.4	x	5.3	x	5.0	x	5.7	x
Ratio of total debt to EBITDA (f)(l)	3.2	x	4.0	x	3.8	x	3.0	x	2.4	x	3.2	x	3.7	x
Total debt to total capitalization	40.4%		44.2%		42.3%		39.5%		36.1%		41.1%		47.7%

(a)	We have had an active acquisition program in effect since 1989. See note 2 of the notes to our 2002 consolidated financial statements for information concerning these acquisitions.
(b)	Included in the net income amounts are the following aftertax charges (credits) (in thousands):

	Years Ended December 31,								Three Months Ended March 31,
	Historical								Historical
	1998	1999	2000		2001		2002		2002		2003
Restructuring and other related charges	$2,689	$22,698	$17,135	(1)	$11,374	(1)	$14,381	(1)	$2,974	(2)	$—
Other expenses	—	—	—		2,987	(3)	—		—		—
Acquisition expenses, pooling-of-interests	13,869	(376)	—		—		—		—		—

Total	$16,558	$22,322	$17,135		$14,361		$14,381		$2,974		$—

(1)	See note 13 of the notes to our 2002 consolidated financial statements.
(2)	See note 5 of the notes to our first quarter 2003 consolidated financial statements.
(3)	See note 14 of the notes to our 2002 consolidated financial statements.

(c)	In accordance with the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” we discontinued amortization of goodwill as of January 1, 2002. Accordingly, no goodwill amortization was recorded during the year ended December 31, 2002. Included in the net income amounts are the following aftertax goodwill amortization expense amounts (in thousands):

	1998	1999	2000	2001	2002
Goodwill amortization	$13,649	$19,675	$20,582	$20,583	$—

(d)	In accordance with the adoption of Emerging Issues Task Force (“EITF”) Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred” (“EITF No. 01-14”), we have recorded reimbursements received for “out-of-pocket” expenses on a grossed-up basis in the income statement as revenues and direct costs. EITF No. 01-14 relates solely to our contract research services business. The prior year income statements have also been adjusted to reflect the impact of EITF No. 01-14, as required per United States (“U.S.”) generally accepted accounting principles (“GAAP”).
(e)	In 2001, we issued $375.0 million of senior subordinated notes due 2011. See note 7 of the notes to our 2002 consolidated financial statements.
(f)	EBITDA represents earnings before interest, income taxes and depreciation and amortization. We believe that certain investors find EBITDA to be a useful tool for measuring a company’s ability to service its debt; however, EBITDA does not represent net cash flows from operating activities, as defined by U.S. GAAP, and should not be considered as a substitute for net income as an indicator of our operating performance or operating cash flows as a measure of liquidity. Our calculation of EBITDA may differ from the calculation of EBITDA by others. The following is a reconciliation of the EBITDA calculation (in thousands):

	Years Ended December 31,					Three Months Ended March 31,
	Historical					Historical
	1998	1999	2000	2001	2002	2002	2003

Net income	$80,379	$57,721	$48,817	$74,271	$125,906	$28,776	$40,423

Add: Interest expense, net of investment income	20,255	44,634	53,164	53,709	53,535	13,378	15,868
Income taxes	55,487	33,950	28,706	45,514	77,145	17,635	24,742
Depreciation and amortization	47,636	69,364	73,973	74,070	45,263	11,691	12,761

EBITDA	$203,757	$205,669	$204,660	$247,564	$301,849	$71,480	$93,794

EBITDA	$203,757	$205,669	$204,660	$247,564	$301,849	$71,480	$93,794
Subtract: Interest expense, net of investment income	(20,255)	(44,634)	(53,164)	(53,709)	(53,535)	(13,378)	(15,868)
Income taxes	(55,487)	(33,950)	(28,706)	(45,514)	(77,145)	(17,635)	(24,742)
Change in assets and liabilities, net of effects from acquisition of businesses	(60,440)	(75,298)	(43,389)	(40,860)	(67,711)	(28,589)	(72,347)
Add: Provision for doubtful accounts	12,405	22,056	26,729	25,490	31,163	6,558	11,045
Deferred tax provision	7,579	23,073	19,767	17,305	15,428	2,042	13,469
Non-cash portion of restructuring charges	1,948	4,198	6,804	2,811	9,060	2,420	—

Net cash flows from operating activities (j)	$89,507	$101,114	$132,701	$153,087	$159,109	$22,898	$5,351

(g)	Primarily represents the purchase of computer equipment and software, machinery and equipment, and furniture, fixtures and leasehold improvements.
(h)	Our ratio of earnings to fixed charges has been computed by dividing earnings before income taxes plus fixed charges (excluding capitalized interest expense) by fixed charges. Fixed charges consist of interest expense on debt (including amortization of debt expense and capitalized interest) and one-third (the proportion deemed representative of the interest portion) of rent expense.
(i)	Our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated above are the same as our ratios of earnings to fixed charges set forth above because we had no shares of preferred stock outstanding during the periods indicated and currently have no shares of preferred stock outstanding.
(j)	The decrease in cash flows from operations during the three months ended March 31, 2003 was driven primarily by a well-publicized and broad-based slowdown of payments to all providers by the Illinois Department of Public Aid (Medicaid Program) during the first quarter of 2003. Growth in earnings during the quarter partially offset this delay in payments, which we estimate at approximately $56 million, from the State of Illinois on behalf of Medicaid beneficiaries we serve. In late April, we began to receive a higher level of payments from Illinois. We do not expect this delay in payments from the State of Illinois to significantly impact our ability to meet our current obligations.
(k)	Our ratio of EBITDA to interest expense has been computed by dividing EBITDA by interest expense. Interest expense represents gross interest expense, rather than interest expense, net of investment income. The following is a summary of gross interest expense for the periods presented (in thousands):

	Years Ended December 31,					Three Months Ended March 31,
	1998	1999	2000	2001	2002	2002	2003
Interest expense	$23,611	$46,166	$55,074	$56,324	$56,811	$14,176	$16,456

(l)	Our ratio of total debt to EBITDA for the historical three months ended March 31, 2002 and 2003 has been computed using EBITDA for the twelve months ended March 31, 2002 and 2003, respectively, in order to facilitate comparability of this measure. The following is a reconciliation of the twelve months ended March 31, 2002 and 2003 EBITDA calculation (in thousands):

	12 Months Ended March 31,
	Historical
	2002	2003
Net income	$85,003	$137,553
Add: Interest expense, net of investment income	53,652	56,025
Income taxes	52,097	84,252
Depreciation and amortization	67,625	46,333

EBITDA	$258,377	$324,163

EBITDA	$258,377	$324,163
Subtract: Interest expense, net of investment income	(53,652)	(56,025)
Income taxes	(52,097)	(84,252)
Changes in assets and liabilities, net of effects from acquisition of businesses	(61,216)	(111,469)
Add: Provision for doubtful accounts	24,829	35,650
Deferred tax provision	22,405	26,855
Non-cash portion of restructuring charges	5,231	6,640

Net cash flows from operating activities	$143,877	$141,562

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share data)

The unaudited pro forma consolidated statement of income data for the year ended December 31, 2002 gives effect to the acquisition of NCS and the offering of these notes hereby together with the concurrent financing transactions as if such transactions had occurred on January 1, 2002. The unaudited pro forma consolidated statement of income data for the three months ended March 31, 2003 gives pro forma effect to this offering together with the concurrent financing transactions as if such transactions had occurred on January 1, 2003. The unaudited pro forma consolidated balance sheet data as of March 31, 2003 gives pro forma effect to this offering together with the concurrent financing transactions as if such transactions had occurred on March 31, 2003. Our historical December 31, 2002 financial information is derived from our audited consolidated financial statements for the year ended December 31, 2002 and historical financial information for NCS is derived from the unaudited financial statements of NCS for the twelve months ended December 31, 2002. Our historical March 31, 2003 financial information is derived from our unaudited consolidated financial statements as of and for the three months ended March 31, 2003.

The unaudited pro forma consolidated financial information should be read in conjunction with (1) our unaudited consolidated financial statements and related notes thereto for the three-month period ended March 31, 2003 and our audited consolidated financial statements and related notes thereto for the year ended December 31, 2002, both included elsewhere in this prospectus supplement and (2) the unaudited condensed consolidated financial statements and related notes thereto of NCS for the six-month period ended December 31, 2002 and the audited consolidated financial statements and related notes thereto of NCS for the year ended June 30, 2002, incorporated by reference into this prospectus supplement. The pro forma information is presented for illustration purposes only and does not purport to be indicative of the combined financial condition or results of operations that actually would have occurred if the acquisition of NCS and this offering and the concurrent financing transactions had been effected at the dates indicated or to project future financial condition or results of operations for any future period. The pro forma information set forth below relating to the NCS acquisition gives effect only to the adjustments included in the accompanying notes and does not reflect any synergies anticipated by our management.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2002

	Historical		Adjustments for the NCS Acquisition		Pro Forma for the NCS Acquisition	Adjustments for this Offering and the Financing Transactions (ab)		Pro Forma for the NCS Acquisition and this Offering and the Financing Transactions
	Omnicare	NCS
Sales	$2,606,450	$655,797	$(15,517	)(a)	$3,246,730	$—		$3,246,730
Reimbursable out-of-pockets	26,304	—	—		26,304	—		26,304

Total net sales	2,632,754	655,797	(15,517)		3,273,034	—		3,273,034

Cost of sales	1,915,397	550,086	(15,517	)(a)	2,449,966	—		2,449,966
Reimbursed out-of-pocket expenses	26,304	—	—		26,304	—		26,304

Total direct costs	1,941,701	550,086	(15,517)		2,476,270	—		2,476,270

Gross profit	691,053	105,711	—		796,764	—		796,764
Selling, general and administrative expenses	411,272	107,663	(720	)(b)	520,965	—		520,965
			2,750	(c)
Restructuring and other related charges	23,195	—	—		23,195	—		23,195

Operating income (loss)	256,586	(1,952)	(2,030)		252,604	—		252,604
Investment income	3,276	—	1,433	(a)	4,709	—		4,709
Interest expense	(56,811)	(24,512)	(10,549	)(d)	(93,305)	28,211	(h)	(83,420)
			(1,433	)(a)		(10,350	)(i)
						(5,029	)(j)
						(2,947	)(k)

Income (loss) before income taxes	203,051	(26,464)	(12,579)		164,008	9,885		173,893
Income taxes	77,145	270	(4,780	)(e)	62,323	3,756	(l)	66,079
			(270	)(f)
			(10,042	)(g)

Net income (loss)	$125,906	$(26,734)	$2,513		$101,685	$6,129		$107,814

Earnings per share:
Basic	$1.34				$1.08			$1.07

Diluted	$1.33				$1.07			$1.07

Weighted average number of common shares outstanding:
Basic	94,168				94,168	6,295	(m)	100,463

Diluted	94,905				94,905	6,295	(m)	101,200

The Notes to Unaudited Pro Forma Consolidated Financial Information are an integral part of these statements.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2003

	Historical	Adjustments for this Offering and the Financing Transactions		Pro Forma for this Offering and the Financing Transactions

ASSETS
Current assets:
Cash and cash equivalents	$128,990	$50,256	(n)	$ 170,621
		(8,625	)(o)
Restricted cash	5,801	—		5,801
Accounts receivable, less allowances	634,236	—		634,236
Unbilled receivables	25,790	—		25,790
Inventories	232,338	—		232,338
Deferred income tax benefits	25,833	—		25,833
Other current assets	107,984	—		107,984

Total current assets	1,160,972	41,631		1,202,603
Properties and equipment, at cost less accumulated depreciation	157,482	—		157,482
Goodwill	1,605,168	—		1,605,168
Other noncurrent assets	104,932	22,714	(p)	123,679
		(3,967	)(j)

Total assets	$3,028,554	$60,378		$3,088,932

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$214,208	$—		$214,208
Current debt	474,407	(474,000	)(q)	25,407
		25,000	(r)
Accrued employee compensation	26,480	—		26,480
Deferred revenue	33,042	—		33,042
Income tax payable	22,268	(4,785	)(s)	17,483
Other current liabilities	82,850	—		82,850

Total current liabilities	853,255	(453,785)		399,470
Long-term debt	411	—		411
5.0% convertible subordinated debentures due 2007	345,000	(345,000	)(t)	—
Term loan due 2007	—	225,000	(r)	225,000
8.125% senior subordinated notes due 2011	375,000	—		375,000
% senior subordinated notes due 2013	—	250,000	(u)	250,000
% convertible debentures due 2033	—	250,000	(v)	250,000
Deferred income tax liabilities	91,678	—		91,678
Other noncurrent liabilities	50,920	—		50,920

Total liabilities	1,716,264	(73,785)		1,642,479

Stockholders’ equity
Preferred stock	—	—		—
Common stock	96,020	5,513	(w)	101,533
Paid-in capital	752,015	136,457	(x)	888,472
Retained earnings (deficit)	537,066	(7,807	)(y)	529,259

	1,385,101	134,163		1,519,264
Treasury stock, at cost	(28,338)	—		(28,338)
Deferred compensation	(41,303)	—		(41,303)
Accumulated other comprehensive income	(3,170)	—		(3,170)

Total stockholders’ equity (deficit)	1,312,290	134,163		1,446,453

Total liabilities and stockholders’ equity	$3,028,554	$60,378		$3,088,932

The Notes to Unaudited Pro Forma Consolidated Financial Information are an integral part of these statements.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

THREE MONTHS ENDED MARCH 31, 2003

	Historical	Adjustments for this Offering and the Financing Transactions (ab)		Pro Forma for this Offering and the Financing Transactions

Sales	$797,753	$—		$797,753
Reimbursable out-of-pockets	8,108	—		8,108

Total net sales	805,861	—		805,861

Cost of sales	589,792	—		589,792
Reimbursed out-of-pocket expenses	8,108	—		8,108

Total direct costs	597,900	—		597,900

Gross profit	207,961	—		207,961
Selling, general and administrative expenses	126,928	—		126,928

Operating income (loss)	81,033	—		81,033
Investment income	588	—		588
Interest expense	(16,456)	723	(h)	(29,274)
		(8,625	)(i)
		(4,179	)(j)
		(737	)(k)

Income (loss) before income taxes	65,165	(12,818)		52,347
Income taxes	24,742	(4,871	)(l)	19,871

Net income (loss)	$40,423	$(7,947)		$32,476

Earnings per share:
Basic	$0.43			$0.33

Diluted	$0.42			$0.32

Weighted average number of common shares outstanding:
Basic	94,386	5,513	(z)	99,899

Diluted	104,029	(3,199	)(aa)	100,830

The Notes to Unaudited Pro Forma Consolidated Financial Information are an integral part of these statements.

(a)	To reclassify historical NCS balances to conform with our presentation.

(b)	To eliminate NCS historical amortization of debt issuance costs, included in selling, general and administrative expenses.

(c)	To record amortization expense relating to the estimated $11,000 of identifiable intangible assets resulting from the acquisition of NCS, based preliminarily on the average estimated useful life of four years.

(d)	To adjust interest expense to:

		Year Ended December 31, 2002
(i)	eliminate historical interest expense on the NCS debt repaid at closing	$(22,359)
(ii)	eliminate commitment fees on our line of credit facility, assuming drawn at a $493,000 level beginning January 1, 2002	(1,602)
(iii)	record interest expense at 7% (the estimated average long-term rate on the borrowings) on the $493,000 of cash consideration and transaction costs financed by us through a drawdown on our $500,000 existing credit facility, and assumed to be outstanding at January 1, 2002 (annual interest expense would change by approximately $616 for each 1/8% change in the interest rate)	34,510

		$10,549

(e)	Tax effect of all pretax pro forma adjustments at our effective tax rate of 38%, which is not materially different than the combined federal and state statutory rates.

(f)	To eliminate NCS historical tax provision.

(g)	To establish NCS tax provision at our 38% effective tax rate level.

(h)	To record the decrease (increase) in interest expense for the following, relating to this and our other financing transactions:

		Year Ended December 31, 2002	Three Months Ended March 31, 2003
(i)

For the year ended December 31, 2002, eliminate historical interest expense on (a) the paydown of our line of credit borrowings at the pro forma rate of 7%, (b) our 5% convertible subordinated debentures, (c) the commitment fee on our existing credit facility and (d) related amortization of debt issuance costs. For the three months ended March 31, 2003, eliminate historical interest expense for actual interest incurred related to our existing credit facility, our 5% convertible subordinated debentures, the commitment fee on our existing credit facility and related amortization of debt issuance costs

		$57,509	$7,708
(ii)	Record interest expense on the % senior subordinated notes due 2013, using an assumed coupon rate of 6.375%. The interest calculated herein is at 3.5%, based on the swap agreement, to be entered into in connection with the financing transactions	(8,750)	(2,188)
(iii)	Record interest expense on the % convertible debentures due 2033 at an assumed rate of 4.25%.	(10,625)	(2,656)

(iv)	Record interest expense on the term loan under the new credit facility due 2007, at an assumed rate of 3.219% for the year ended December 31, 2002 and 2.675% for the three months ended March 31, 2003 (calculated as LIBOR + 1.375%)	(8,048)	(1,672)
(v)	Record interest expense for the commitment fee on the new credit facility at an assumed rate of 0.375%	(1,875)	(469)

	Total	$28,211	$723

Concurrent with the transaction, we are entering into an interest rate swap contract to exchange the fixed interest rate on the newly issued     % senior subordinated notes due 2013 (here assumed to be 6.375%) to a variable rate (assumed to be 3.5% for this pro forma presentation).

(i)	To increase interest expense for the call premium on the redemption of the 5% convertible subordinated debentures due 2007. The call premium at the time of the redemption would have been 3.0% at January 1, 2002 and 2.5% at January 1, 2003.

(j)	To write off the deferred debt issuance costs associated with our $345,000 5% convertible subordinated debentures due 2007, the net book value of which totalled $5,029, $4,179 and $3,967 at January 1, 2002, January 1, 2003 and March 31, 2003, respectively.

(k)	To record amortization of new debt issuance costs.

(l)	To tax effect the pro forma adjustments at our historical effective tax rate of 38%.

(m)	To increase the average number of shares outstanding for the issuance of $150,000 of common stock, assuming a stock price of $23.83 at December 31, 2002.

(n)	To record the net increase in cash for the following, relating to this and our other financing transactions:

		March 31, 2003
(i)	Decrease in cash for the payoff of borrowings under our existing credit facility of $474,000 as of March 31, 2003 and our $345,000 5% convertible subordinated debentures due 2007	$(819,000)
(ii)	Increase in cash for the net proceeds of the issuance of common stock	141,970
(iii)	Increase in cash for the net proceeds of the % senior subordinated notes due 2013	243,658
(iv)	Increase in cash for the net proceeds of the % convertible debentures due 2033	241,783
(v)	Increase in cash for the net proceeds of the term loan under the new credit facility due 2007	241,845

		$50,256

(o)	To decrease cash for the payment of the 2.5% call premium on the redemption of our 5% convertible subordinated debentures due 2007.

(p)	To increase other non-current assets for the estimated costs of our debt-related financing transactions.

(q)	To record the payoff of our $474,000 current debt with proceeds from the refinancing transactions.

(r)	To record the draw down of the $250,000 term loan portion of the new $750,000 credit facility due 2007, at an assumed rate of 2.675%.

(s)	To record the tax effect of the payment of the 2.5% call premium and write-off of unamortized debt issuance costs related to the redemption of our 5% convertible subordinated debentures due 2007 at our effective tax rate of 38%.

(t)	To record the redemption of our $345,000 5% convertible subordinated debentures due 2007 with proceeds from the offering of common stock and the net proceeds from the offering of the trust PIERS.

(u)	To record the proceeds from the issuance of $250,000 of % senior subordinated notes due 2013, at an assumed rate of 6.375%.

(v)	To record the proceeds from the issuance of $250,000 of % convertible debentures due 2033, at an assumed rate of 4.25%.

(w)	To record the issuance of $150,000 of common stock, $1 par value, assuming a stock price of $27.21 at March 31, 2003.

(x)	To record an increase in additional paid-in capital for the excess of gross proceeds from the issuance of common stock, less issuance costs, over the $1 par value common stock issued.

(y)	To decrease retained earnings for the aftertax effect of the payment of the 2.5% call premium on the redemption of our 5% convertible subordinated debentures due 2007 and the write-off of the related unamortized debt issuance costs.

(z)	To increase the average number of shares outstanding for the issuance of $150,000 of common stock, assuming a stock price of $27.21 at March 31, 2003.

(aa)	To reflect the net decrease in the average number of diluted shares outstanding (increase for the issuance of $150,000 of common stock assuming a stock price of $27.21 at March 31, 2003 or 5,513 shares and a decrease of 8,712 shares for the dilutive effect of our 5% convertible subordinated debentures due 2007 that will be redeemed as part of the refinancing transactions).

(ab)	Interest expense included in the adjustments for this offering and the financing transactions would change for each 1/8% movement in the interest rate as follows:

	Year Ended December 31, 2002	Three Months Ended March 31, 2003
Term loan due 2007	$313	$78
% senior subordinated notes due 2013	313	78
% convertible debentures due 2033	313	78

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements, related notes and other financial information appearing elsewhere or incorporated by reference in this prospectus supplement and accompanying prospectus.

Results of Operations

The following table presents our net sales and results of operations for each of the years ended December 31, 2000, 2001 and 2002, and for the three months ended March 31, 2002 and 2003 (in thousands, except per share data). In accordance with the Securities and Exchange Commission’s recent release entitled “Conditions for Use of Non-GAAP Financial Measures,” we have disclosed, with the exception of earnings before interest, income taxes, depreciation and amortization, or EBITDA, (as discussed below), only those measures that are in accordance with United States generally accepted accounting principles, or U.S. GAAP.

	For Years Ended December 31,			For Three Months Ended March 31,
	2000	2001	2002	2002	2003
Total net sales	$1,987,839	$2,183,036	$2,632,754	$638,314	$805,861

Net income	$48,817	$74,271	$125,906	$28,776	$40,423

Earnings per share:
Basic	$0.53	$0.80	$1.34	$0.31	$0.43

Diluted	$0.53	$0.79	$1.33	$0.30	$0.42

EBITDA(a)	$204,660	$247,564	$301,849	$71,480	$93,794

(a)	See “Selected Historical Consolidated Financial Information” for a reconciliation of EBITDA to net cash flows from operating activities.

We believe that certain investors find EBITDA to be a useful tool for measuring a company’s ability to service its debt; however, EBITDA does not represent net cash flows from operating activities, as defined by U.S. GAAP, and should not be considered as a substitute for net income as an indicator of our operating performance or operating cash flows as a measure of liquidity. Our calculation of EBITDA may differ from the calculation of EBITDA by others.

We adopted Emerging Issues Task Force Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred,” or EITF No. 01-14, which requires that, in cases where a company acts as a principal, reimbursements received for “out-of-pocket” expenses incurred be characterized as revenue and the associated costs be included as expenses in our income statement. As a result of this accounting pronouncement, which affects only our CRO business, CRO revenues and direct costs may fluctuate significantly based on the timing of when reimbursable expenses are incurred. EITF No. 01-14 had the effect of increasing both sales and costs of sales by $16.5 million, $23.9 million and $26.3 million pretax for the years ended December 31, 2000, 2001 and 2002, respectively, and by $6.3 million and $8.1 million for the three months ended March 31, 2002 and 2003, respectively. Accordingly, it had no impact on operating or net income.

Effective January 1, 2002, in accordance with U.S. GAAP, we adopted Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, No. 142, “Goodwill and Other Intangible Assets,” eliminating the amortization of goodwill related to acquisitions. Accordingly, no goodwill amortization was recorded during the 2002 year. This accounting standard would have had the effect of adding approximately $32.7 million pretax ($20.6 million aftertax, or $0.22 per diluted share) and $33.2 million pretax

($20.6 million aftertax, or $0.22 per diluted share) to net income for the years ended December 31, 2000 and 2001, respectively.

Quarter Ended March 31, 2003 Compared to Quarter Ended March 31, 2002

Consolidated

Total net sales for the three months ended March 31, 2003 increased to $805.9 million from $638.3 million in the comparable prior year period. Diluted earnings per share for the three months ended March 31, 2003 were $0.42 versus $0.30 in the same prior year period. Net income for the 2003 first quarter was $40.4 million versus $28.8 million earned in the comparable 2002 period. EBITDA for the three months ended March 31, 2003 totaled $93.8 million in comparison with $71.5 million for the same period of 2002.

Included in the 2002 first quarter was a charge of $4.8 million pretax ($3.0 million aftertax, or $0.03 per diluted share), relating to the Phase II productivity and consolidation program described hereafter under “Restructuring and Other Related Charges.”

Pharmacy Services Segment

Our pharmacy services segment recorded sales of $763.2 million for the first quarter of 2003, exceeding the 2002 amount of $596.3 million by $166.9 million. At March 31, 2003, we served long-term care facilities comprising approximately 935,000 beds as compared with approximately 729,500 beds served at March 31, 2002. The increase in revenues and in beds served was primarily a result of the acquisition of NCS, as discussed below. Additionally, pharmacy services sales increased due to the continued implementation and expansion of our clinical and other service programs, drug price inflation, and the increased market penetration of newer branded drugs targeted at the diseases of the elderly, which often carry higher prices but are significantly more effective in reducing overall healthcare costs than those they replace. Lower government reimbursement formulas in some states and the increasing number and usage of generic drugs partially offset the increase in pharmacy sales.

Operating income of the pharmacy services segment was $85.4 million in the first quarter of 2003, an $18.3 million improvement as compared with the $67.1 million earned in the comparable period of 2002. The improved operating income was primarily the result of increased sales, as discussed above, a lower operating cost structure reflecting principally the impact of the productivity and consolidation initiative started in the third quarter of 2001 and completed in the third quarter of 2002, or the Phase II Program, the completion of the integration of American Pharmaceutical Services, Inc. and related entities, collectively referred to as APS, as discussed below, and the $1.1 million pretax impact of a restructuring charge in the first quarter of 2002. However, as a percentage of sales, the pharmacy services operating income margin was slightly lower than the prior year period due to the initial impact of the addition of lower-margin NCS business.

Certain payment increases provided under the Medicare, Medicaid and SCHIP Balanced Budget Refinement Act of 1999, or BBRA, and the Medicare, Medicaid and SCHIP Benefits Improvement and Protection Act of 2000, or BIPA, acts expired on October 1, 2002 with no further action taken by Congress to date. The impact of these expirations on our customers did not result in a significant impact to us in the first quarter of 2003. Congress may consider these funding issues in 2003; however, if no additional legislation is enacted, the loss of revenues associated with this occurrence could have an adverse effect on the financial condition of our skilled nursing facility clients which could, in turn, adversely affect the timing or level of their payments to us. More recently, the Centers for Medicare & Medicaid Services, or CMS, announced on May 8, 2003 that it is proposing a 2.9% increase in Medicare payment rates to skilled nursing facilities for federal fiscal year 2004 (beginning October 1, 2003). In addition, CMS is not proposing refinements to the current patient classification system in fiscal year 2004. If the final rule leaves the current classification system in place, it will result in continuation of the temporary add-on payment established by the BBRA. CMS estimates that these temporary payments would equal approximately $1 billion in fiscal year 2004. Other healthcare funding issues remain, including pressures on federal and state Medicaid budgets due to the economic downturn, which has led to decreasing reimbursement rates in certain states. While we have managed to adjust to these pricing pressures to date, such pressures are likely to continue or escalate if economic recovery does not emerge and there can be no assurance that such occurrence will not have an adverse impact on our business.

In January 2002, we completed the acquisition of the assets comprising the pharmaceutical business of APS. The acquisition, accounted for as a purchase business combination, included cash consideration and transaction costs, which aggregated approximately $120 million (including an adjustment based on the closing balance sheet review and a $6.0 million deferred payment made in the first quarter of 2003). Up to an additional $12.0 million in deferred payments may become payable in annual increments of up to $6.0 million each, contingent upon future performance, as evaluated in the first quarter of each of the next two years.

On January 15, 2003, we closed our $5.50 per share cash tender offer for all of the issued and outstanding shares of Class A common stock and Class B common stock of NCS. We accepted, on January 15, 2003, all validly tendered shares for payment (totaling 17,510,126 shares of Class A common stock, representing approximately 94% of the then-outstanding Class A common stock and 5,038,996 shares of Class B common stock, representing 100% of the then-outstanding Class B common stock). We subsequently acquired the remaining shares of Class A common stock of NCS.

The acquisition of NCS, accounted for as a purchase business combination, included cash consideration and transaction costs of approximately $493 million. The cash consideration included the payoff of certain NCS debt totaling approximately $325.5 million, which was retired by us immediately following the acquisition. We financed the acquisition with available cash, working capital and borrowings under our three-year, $500.0 million existing credit facility. We have engaged an independent valuation firm to assist with the purchase price allocation, including the identification of goodwill and other intangible assets.

At the time of the acquisition, NCS provided professional pharmacy and related services to long-term care facilities, including skilled nursing centers and assisted living facilities in 33 states and managed hospital pharmacies in 10 states. NCS added approximately 182,000 beds served in the first quarter of 2003. We expect to achieve certain economies of scale and operational efficiencies from the acquisition, while broadening our geographical reach. The net assets and operating results of NCS have been included from the date of acquisition in our financial statements beginning in the first quarter of 2003.

CRO Services Segment

Our CRO services segment recorded revenues of $42.7 million for the first quarter of 2003 compared with the $42.0 million recorded in the same prior year period. In accordance with EITF Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred,” we included $8.1 million and $6.3 million of reimbursable out-of-pockets in our CRO services segment reported revenue and direct cost amounts for the three months ended March 31, 2003 and 2002, respectively. Under EITF No. 01-14, in cases where a company acts as a principal, reimbursements received for “out-of-pocket” expenses incurred are required to be characterized as revenue and the associated costs are required to be included as expenses in our income statement. As a result of this accounting pronouncement, which affects only the CRO business, CRO revenues and direct costs may fluctuate significantly based on the timing of when reimbursable expenses are incurred. Excluding the impact of the reimbursable out-of-pocket expenses, revenues for the quarter ended March 31, 2003 were marginally lower than the prior-year first quarter revenues.

Operating income in the CRO services segment was $4.7 million in the first quarter of 2003 compared with $1.2 million in the same 2002 period. The improvement in operating performance was attributable to the year-over-year realization of benefits from our initiatives to integrate and streamline the organization and the impact of restructuring charges associated with the Phase II productivity and consolidation program, which totaled

$3.7 million pretax in the 2002 first quarter. Backlog at March 31, 2003 was $180.4 million, representing a decrease of $16.6 million from the March 31, 2002 backlog of $197.0 million and $1.2 million from the December 31, 2002 backlog of $181.6 million due to projects moving out of backlog, as well as the cancellation of certain projects in late 2002 and early 2003.

Consolidated

Our consolidated gross profit of $208.0 million increased $43.8 million during the first quarter of 2003 from the same prior-year period amount of $164.2 million. Gross profit as a percentage of total net sales of 25.8% in the three months ended March 31, 2003, was slightly higher than the 25.7% experienced during the same period of 2002. Positively impacting overall gross profit was our increased use of generic drugs, purchasing leverage associated with the procurement of pharmaceuticals due, in part, to the completion of the integration of the APS business and benefits realized from our formulary compliance program, as well as the leveraging of fixed and variable overhead costs at our pharmacies as a result of the reduced cost structure brought about by the Phase II Program. These favorable factors were offset primarily by the initial impact of the lower-margin NCS business and, to a lesser extent, by the previously mentioned shift in mix toward newer, branded drugs targeted at the diseases of the elderly that typically produce higher gross profit but lower gross profit margins, and the effects of lower government reimbursement formulas in some states.

Our selling, general and administrative, or “operating” expenses for the quarter ended March 31, 2003 of $126.9 million were higher than the comparable prior year amount of $99.6 million by $27.3 million, due to the overall growth of the business, including the acquisition of NCS. Operating expenses as a percentage of total net sales totaled 15.8% in first quarter 2003, representing a slight increase from the 15.6% experienced in the comparable prior year period. This slight increase is due to the initial impact of the NCS acquisition. Partially offsetting this increase was the year-over-year favorable impact of the Phase II Program completed in the third quarter of 2002 and the leveraging of fixed and variable overhead costs over a larger sales base in 2003 than that which existed in 2002.

Investment income for the three months ended March 31, 2003 was $0.6 million, a decline of $0.2 million from the same period of 2002. The impact of lower interest rates in 2003 versus 2002 was the primary driver of the decrease in investment income.

Interest expense for the three months ended March 31, 2003 was $16.5 million compared with $14.2 million in the comparable prior-year period. The increase related to the previously mentioned financing of the NCS acquisition in January 2003 through borrowings on the existing credit facility of $499.0 million, partially offset by a $25.0 million repayment in the 2003 first quarter.

The effective income tax rate was 38% in 2003, consistent with the prior year. The effective tax rates in 2003 and 2002 are higher than the federal statutory rate largely as a result of the combined impact of state and local income taxes, various nondeductible expenses and tax-accrual adjustments.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Consolidated

Total net sales for 2002 increased to $2,632.8 million from $2,183.0 million in 2001. Diluted earnings per share were $1.33 for the year ended December 31, 2002 versus $0.79 in 2001. Net income for 2002 was $125.9 million versus $74.3 million in 2001. EBITDA for 2002 totaled $301.8 million in comparison with $247.6 million for 2001.

Included in 2002 and 2001 were aggregate charges of $23.2 million and $18.3 million pretax, respectively ($14.4 million and $11.4 million aftertax, or $0.15 and $0.12 per diluted share, respectively), relating to the

Phase II productivity and consolidation program described hereafter under “Restructuring and Other Related Charges.” The charges were primarily comprised of employee severance pay, employment agreement buy-out costs, lease termination costs, the write-off of leasehold improvements and other assets, and professional fees and other facility exit costs.

Included in the 2001 results are other expense items totaling $4.8 million pretax ($3.0 million aftertax, or $0.03 per diluted share). Specifically, in early 2001, we recorded a $1.8 million pretax special charge representing a repayment to the Medicare program of overpayments made to one of our pharmacy units during the period from January 1997 through April 1998. As part of our corporate compliance program, we learned of the overpayments, which related to Medicare Part B claims that contained documentation errors, and notified the Health Care Financing Administration (now known as CMS) for review and determination of the amount of overpayment. Further, we recorded a $3.0 million pretax special charge in mid-2001, representing a settlement in June 2001 of certain contractual issues with a customer, which issues and amount relate to prior year periods.

Pharmacy Services Segment

Our pharmacy services segment recorded sales of $2,467.2 million for the year ended December 31, 2002, exceeding the 2001 amount of $2,033.8 million by $433.4 million, or 21.3%. At December 31, 2002, we served long-term care facilities comprising approximately 754,000 beds as compared with approximately 662,000 beds served at December 31, 2001. The increase in beds served was a result of the acquisition of APS, as discussed below, and the efforts of our National Sales & Marketing Group and pharmacy staff to develop new contracts with long-term care facilities. The increase in sales relating to the APS acquisition approximated $240 million. Additionally, pharmacy services sales increased due to the continued implementation and expansion of our clinical and other service programs, drug price inflation, and the increased market penetration of newer drugs, which often carry higher prices but are significantly more effective in reducing overall healthcare costs than those they replace. Lower government reimbursement formulas in some states partially offset the increase in pharmacy sales. We estimate that drug price inflation for our highest dollar volume products in 2002 was approximately 5%.

Operating profit of the pharmacy services segment was $288.2 million in 2002, an $87.4 million improvement as compared with the $200.8 million earned in 2001. As a percentage of the segment’s sales, operating profit was 11.7% in 2002, compared with 9.9% in 2001. The improved operating profit was primarily the result of increased sales, as discussed above, a lower operating cost structure reflecting principally the impact of the productivity and consolidation initiative started in the third quarter of 2001, or the Phase II Program, the overall synergies realized from the APS integration (although margins were initially unfavorably impacted early in 2002 by the addition of the lower margin APS business), the exclusion of goodwill amortization in 2002 as previously discussed (an expense that totaled $32.1 million pretax in 2001), the year-to-year $1.7 million favorable impact of restructuring charges (which totaled $6.8 million pretax in 2002 compared with $8.5 million pretax in 2001), and other expense items in 2001 totaling $4.8 million pretax. Improvement in operating performance in 2002 also was attributable to a more stable and gradually improving operating environment in the skilled nursing facility market, a result of enactment of the BBRA and the BIPA. However, certain payment increases provided under these acts expired on October 1, 2002 with no further action taken by Congress to date. The impact of these expirations on our customers did not result in a significant impact to us in 2002. Congress may consider these funding issues in 2003, however, if no additional legislation is enacted, the loss of revenues associated with this occurrence could have an adverse effect on the financial condition of our skilled nursing facility clients which could in turn, adversely affect the timing or level of their payments to us. Other healthcare funding issues remain, including pressures on federal and state Medicaid budgets due to the economic downturn which has led to decreasing reimbursement rates in certain states. While we have managed to adjust to these pricing pressures to date, such pressures are likely to continue or escalate if economic recovery does not emerge and there can be no assurance that such occurrence will not have an adverse impact on our business.

In January 2002, we completed the acquisition of the assets comprising the pharmaceutical business of APS. The acquisition, accounted for as a purchase business combination, included cash consideration and transaction costs which aggregated approximately $114 million (including an adjustment based on the closing balance sheet review). Up to an additional $18.0 million in total deferred payments may become payable in annual increments of up to $6.0 million each, contingent upon future performance, as evaluated in the first quarter of each of the next three years.

At the time of the acquisition, APS provided professional pharmacy and related consulting services to approximately 60,000 residents of skilled nursing and assisted living facilities through its network of 32 pharmacies in 15 states, as well as respiratory and Medicare Part B services for residents of long-term care facilities. The net assets and operating results of APS have been included in our financial statements beginning in the first quarter of 2002.

On January 15, 2003, we closed our $5.50 per share cash tender offer for all of the issued and outstanding shares of Class A common stock and Class B common stock of NCS. We accepted, on January 15, 2003, all validly tendered shares for payment (totaling 17,510,126 shares of Class A common stock, representing approximately 94% of the then-outstanding Class A common stock, and 5,038,996 shares of Class B common stock, representing 100% of the then-outstanding Class B common stock). We subsequently acquired the remaining shares of Class A common stock of NCS.

Our acquisition of NCS, to be accounted for as a purchase business combination, included cash consideration and transaction costs of approximately $493 million. The cash consideration included the payoff of certain NCS debt totaling approximately $325.5 million, which we retired immediately following the acquisition. We financed the acquisition with available cash, working capital and borrowings under our three-year, $500.0 million existing credit facility.

At the time of the acquisition, NCS provided professional pharmacy and related services to long-term care facilities, including skilled nursing centers and assisted living facilities comprising approximately 199,000 beds in 33 states and managed hospital pharmacies in 10 states. We expect to achieve certain economies of scale and operational efficiencies from the acquisition, while broadening our geographical reach. The net assets and operating results of NCS are included from the date of acquisition in our financial statements beginning in the first quarter of 2003.

CRO Services Segment

Our CRO services segment recorded revenues of $165.5 million for the year ended December 31, 2002, which were $16.2 million, or 10.9%, greater than the $149.3 million recorded in 2001. In accordance with EITF No. 01-14, we included $26.3 million and $23.9 million of reimbursable out-of-pockets in our CRO services segment reported revenue and direct cost amounts for the years ended December 31, 2002 and 2001, respectively. Despite volatility in revenues in the latter half of 2002 related to client-driven delays or cancellations of certain projects, the increase in CRO services revenue was achieved due to solid business gains arising from our integrated global selling efforts and relative stability in the overall drug research market. Higher levels of demand were recognized from both major pharmaceutical manufacturers and biotechnology companies, and our expanding presence throughout the world. Operating income in the CRO services segment was $4.6 million in 2002 compared with $2.5 million in 2001. As a percentage of the segment’s revenue, operating profit was 2.8% in 2002 compared with 1.7% in 2001. The improvement in operating performance was attributable to the favorable impact of the aforementioned increase in revenues, the realization of benefits from our initiatives to integrate and streamline the organization, and the exclusion of goodwill amortization in 2002 (which totaled $1.1 million pretax in 2001). Offsetting the improvement in operating performance was the $6.6 million year-to-year impact of restructuring charges associated with the Phase II productivity and consolidation program, which totaled $16.4 million pretax in 2002 compared with $9.8 million in 2001. Backlog at December 31, 2002 was

$181.6 million, representing a decrease of $13.9 million from December 31, 2001 backlog of $195.5 million due to projects moving out of backlog, as well as the cancellation of certain projects in 2002.

Consolidated

Consolidated gross profit of $691.1 million increased $111.7 million in 2002 from the prior year amount of $579.4 million. Gross profit as a percentage of total net sales of 26.2% in the year ended December 31, 2002, was slightly lower than the 26.5% experienced during 2001. Positively impacting overall gross profit was our purchasing leverage associated with the procurement of pharmaceuticals due in part to efforts in integrating the APS business and benefits realized from our formulary compliance program, as well as the leveraging of fixed and variable overhead costs at our pharmacies through the reduced cost structure brought about by the Phase II Program. These favorable factors were offset primarily by the initial impact of the lower-margin APS business and, to a lesser extent, the previously mentioned shift in mix towards newer, branded drugs which typically produce higher gross profit, but lower gross profit margins, and the effects of lower government reimbursement formulas in some states.

Sales mix also impacts gross profit and includes primarily sales of pharmaceuticals and, to a lesser extent, contract research services, infusion therapy products and services, medical supplies, and other miscellaneous products and services. Sales of pharmaceuticals account for the majority of our sales and gross profit. Contract research services and infusion therapy gross profits are typically higher than gross profits associated with sales of pharmaceuticals.

Increased leverage in purchasing favorably impacts gross profit and is primarily derived through discounts from suppliers. Leveraging of fixed and variable overhead costs primarily relates to generating higher sales volumes from pharmacy facilities with no increase in fixed costs (e.g., rent) and minimal increases in variable costs (e.g., utilities), as well as the elimination of pharmacies through our productivity and consolidation initiatives, further discussed below. We believe we will be able to continue to leverage fixed and variable overhead costs through internal and acquired growth. We are generally able to obtain price increases to cover drug price inflation. In order to enhance our gross profit margins, we strategically allocate our resources to those activities that will increase internal sales growth and favorably impact sales mix, or will lower costs. In addition, through the ongoing development of our pharmaceutical purchasing programs, we are able to obtain discounts and thereby manage our pharmaceutical costs.

Operating expenses for the year ended December 31, 2002 of $411.3 million were higher than the 2001 amount of $349.5 million, by $61.8 million, due to the overall growth of the business, including the acquisition of APS. Operating expenses as a percentage of total net sales, however, totaled 15.6% in 2002, representing a decline from the 16.0% experienced in 2001. This decline is due to the year-over-year favorable impact of the Phase II Program and the leveraging of fixed and variable overhead costs over a larger sales base in 2002 than that which existed in 2001.

Investment income for the year ended December 31, 2002 was $3.3 million, an improvement of $0.7 million over the 2001 year. Larger average invested cash balances during 2002 as compared with 2001, partially offset by the impact of lower interest rates in 2002 versus 2001, was the primary driver of the slight increase in investment income.

Interest expense during 2002 of $56.8 million was relatively consistent with the comparable prior year amount of $56.3 million.

The effective income tax rate was 38% in 2002, consistent with the prior year. The effective tax rates in 2002 and 2001 are higher than the federal statutory rate largely as a result of the combined impact of state and local income taxes, various nondeductible expenses and tax-accrual adjustments.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Consolidated

Total net sales for 2001 increased to $2,183.0 million from $1,987.8 million in 2000. Diluted earnings per share were $0.79 for the year ended December 31, 2001 versus $0.53 in 2000. Net income for 2001 was $74.3 million versus $48.8 million in 2000. EBITDA for 2001 was $247.6 million in comparison to $204.7 million for 2000.

Included in 2001 and 2000 were aggregate charges of $18.3 million and $27.2 million pretax ($11.4 million and $17.1 million aftertax, or $0.12 and $0.19 per diluted share, respectively) relating to certain productivity and consolidation programs described hereafter under “Restructuring and Other Related Charges.” Additionally, included in the 2001 period were other expense items totaling $4.8 million pretax ($3.0 million aftertax), described in detail above.

Pharmacy Services Segment

Our pharmacy services segment recorded sales of $2,033.8 million for the year ended December 31, 2001, exceeding the 2000 amount of $1,858.7 million by $175.1 million, or 9.4%. The increase represents the continued internal growth of the pharmacy services business, due primarily to net growth in the number of nursing facility residents serviced, the expansion of clinical programs, and a favorable shift in the mix toward new, higher-priced branded pharmaceuticals. The growth in the number of residents serviced was generated through the efforts of our National Sales & Marketing Group and pharmacy staff in developing new pharmacy contracts with long-term care facilities, net of the elimination of certain high credit risk or uneconomic accounts. At December 31, 2001, we served long-term care facilities comprising approximately 662,000 beds as compared with approximately 636,500 beds served at December 31, 2000, a net increase during 2001 of 25,500 beds, which was nearly five times greater than the net increase experienced during 2000. The increasing market penetration of newer drugs, which often carry higher prices but are more effective in reducing overall healthcare costs than those they replace, also served to increase pharmacy services sales. We estimate that drug price inflation for our highest dollar volume products in 2001 was 5%. The factors favorably impacting sales growth in 2001 were offset in part by a decrease of $6.2 million in infusion therapy sales as compared with 2000, a result of the decrease in the number of higher acuity patients serviced.

Operating profit of the pharmacy services segment was $200.8 million in 2001, a $44.2 million improvement as compared with the $156.6 million in 2000. As a percentage of the segment’s sales, operating profit was 9.9% in 2001, compared to 8.4% in 2000. The improved operating profit was primarily the result of increased sales, as discussed above, the $13.1 million year-to-year favorable impact of restructuring charges associated with the productivity and consolidation programs, which totaled $8.5 million pretax in the 2001 year compared with $21.6 million pretax in 2000, and a lower operating cost structure reflecting principally the full period impact of the productivity and consolidation initiative completed in 2000, referred to as the Phase I Program. Improvement in operating performance in 2001 also was attributable to a more stable and gradually improving operating environment in the skilled nursing facility market, a result of enactment of the BBRA and the BIPA. During 2001, many of our pharmacy services segment customers realized the benefits of higher statutory reimbursement rates in conjunction with the implementation of the BBRA and BIPA. Offsetting the improvement in operating profit were the $4.8 million other expense items, discussed above.

CRO Services Segment

Our CRO services segment recorded revenues of $149.3 million for the year ended December 31, 2001, which were $20.2 million, or 15.6%, greater than the $129.1 million recorded in 2000. In accordance with EITF No. 01-14, we included $23.9 million and $16.5 million of reimbursable out-of-pockets in our CRO services segment reported revenue and direct costs amounts for the years ended December 31, 2001 and 2000, respectively. The increase in CRO services revenue was due to a recovery of the drug research market, as well as the efforts of our integrated global selling efforts. Higher levels of demand were recognized from both major pharmaceutical manufacturers and biotechnology companies, and our growing presence in the Pacific Rim countries contributed to the revenue increase.

Operating profit of the CRO services segment was $2.5 million in 2001 compared with $1.7 million in 2000. As a percentage of the segment’s revenue, operating profit was 1.7% in 2001 compared with 1.3% in 2000. The improvement in operating performance was attributable to the favorable impact of the aforementioned increase in revenues, the overall stabilization of the drug research market following several large pharmaceutical company mergers in 2000, as well as the realization of benefits from our initiatives to integrate and streamline the organization. Offsetting the improvement in operating performance was the $4.2 million impact of restructuring charges associated with the Phase I Program, which totaled $9.8 million pretax in the 2001 year compared with $5.6 million pretax in 2000.

Consolidated

Consolidated gross profit as a percentage of total net sales of 26.5% in the year ended December 31, 2001 improved from the rate of 26.4% experienced during 2000, and represented a year-over-year increase in gross profit of approximately $54.0 million to $579.4 million. Positively impacting overall gross profit were our purchasing leverage associated with the procurement of pharmaceuticals and benefits realized from our formulary compliance program, as well as the leveraging of fixed and variable overhead costs at our pharmacies and the full period impact of the reduced cost structure brought about by the Phase I Program completed in 2000. These favorable factors were offset in part by the previously mentioned shift in mix towards newer, branded drugs which typically produce higher gross profit, but lower gross profit margins.

Operating expenses for the year ended December 31, 2001 of $349.5 million were higher than the 2000 amount of $334.8 million, by $14.7 million, due to the overall growth of the business. Operating expenses as a percentage of total net sales, however, totaled 16.0% in 2001, representing a decline from the 16.8% experienced in 2000. This decline is primarily due to the full period favorable impact of the Phase I Program, which was successfully completed in late 2000, the leveraging of fixed and variable overhead costs over a larger sales base in 2001 than that which existed in 2000, and the integration and streamlining of the CRO business.

Investment income for the year ended December 31, 2001 was $2.6 million, an improvement of $0.7 million over the same period of 2000. Larger average invested cash balances during 2001 as compared to 2000 was the primary driver of the increase in investment income.

Interest expense during 2001 was $56.3 million, an increase of $1.2 million versus the comparable prior year period. This increase was largely due to the impact of an increase in amortization of debt issuance costs classified as interest expense, relating to the first quarter 2001 debt transactions, partially offset by the reduction in outstanding debt, as discussed in the “Financial Condition, Liquidity and Capital Resources” section below. Also unfavorably impacting 2001 interest expense was a marginal increase in the weighted average interest rates paid on outstanding debt brought about by the aforementioned debt transactions. These transactions converted a substantial portion of our outstanding debt under revolving credit facilities, which are subject to variable rates of interest, to senior subordinated notes, which are subject to a higher, fixed rate of interest, but which also have a longer term.

The increase in the effective income tax rate to 38% in 2001 from 37% in the prior year is primarily attributable to the full utilization in 2000 of certain benefits derived from our state tax planning program. While other state tax planning benefits will continue, they will be realized at a different magnitude than was the case in 2000. The effective tax rates in 2001 and 2000 are higher than the federal statutory rate largely as a result of the combined impact of various nondeductible expenses (primarily intangible asset amortization and acquisition costs), state and local income taxes and tax-accrual adjustments.

Restructuring and Other Related Charges

Phase I Program

In 2000, we completed our previously disclosed productivity and consolidation program, or the Phase I Program. The Phase I Program was implemented to allow us to gain maximum benefit from our acquisition program and to respond to changes in the healthcare industry. As part of the Phase I Program, the roster of pharmacies and other operating locations was reconfigured through the consolidation, relocation, closure and opening of sites, resulting in a net reduction of 59 locations. The Phase I Program also resulted in the reduction of our work force by 16%, or approximately 1,800 full- and part-time employees.

Details of the restructuring and other related charges relating to the Phase I productivity and consolidation program follow (in thousands):

	2000 Provision	Utilized during 2000	Balance at December 31, 2000	Utilized during 2001	Balance at December 31, 2001	Utilized during 2002	Balance at December 31, 2002	Utilized during 2003	Balance at March 31, 2003
Restructuring charges:
Employee severance	$3,296	$(8,367)	$3,390	$(2,997)	$393	$(393)	$—	$—	$—
Employment agreement buy-outs	1,048	(3,735)	676	(676)	—	—	—	—	—
Lease terminations	1,881	(3,811)	2,593	(1,775)	818	(246)	572	(15)	557
Other assets and facility exit costs	10,627	(9,737)	2,538	(2,299)	239	(239)	—	—	—

Total restructuring charges	16,852	$(25,650)	$9,197	$(7,747)	$1,450	$(878)	$572	$(15)	$557

Other related charges	10,347

Total restructuring and other related charges	$27,199

In connection with this program, over the 1999 and 2000 periods, we recorded a total of $62.6 million pretax ($39.8 million aftertax) for restructuring and other related charges, of which $27.2 million pretax ($17.1 million aftertax, or $0.19 per diluted share) related to the 2000 year. The restructuring charges included severance pay, the buy-out of employment agreements, the buy-out of lease obligations, the write-off of other assets (representing a project-to-date cumulative amount of $11.0 million of pretax non-cash items, through December 31, 2000) and facility exit costs. The other related charges were primarily comprised of consulting fees and duplicate costs associated with the program, as well as the write-off of certain non-core healthcare investments.

As of March 31, 2003, we had paid approximately $23.3 million of severance and other employee-related costs relating to the reduction of approximately 1,800 employees. The remaining liabilities at March 31, 2003 represent amounts not yet paid relating to actions taken (comprised of remaining lease payments), and will be adjusted as these matters are settled.

Phase II Program

In 2001, we announced the implementation of a second phase of the productivity and consolidation initiative, referred to as the Phase II Program. The Phase II Program, completed on September 30, 2002, further streamlined operations, increased efficiencies and helped enhance our position as a high quality, cost-effective provider of pharmaceutical services. Building on the previous efforts, the Phase II Program included the merging or closing of seven pharmacy locations and the reconfiguration in size and function of an additional ten locations. The Phase II Program also included a reduction in occupied building space in certain locations and the rationalization or reduction of staffing levels in the CRO business in order to better garner the efficiencies of the integration and functional reorganization of that business. The Phase II Program encompassed a net reduction of approximately 460 employees, or about 5% of our total workforce, across both the pharmacy services and CRO services segments.

In connection with the Phase II Program, we expensed a total of $18.3 million pretax ($11.4 million aftertax, or $0.12 per diluted share) for restructuring charges during the year ended December 31, 2001. Further, approximately $23.2 million pretax ($14.4 million aftertax, or $0.15 per diluted share) was recorded during the year ended December 31, 2002, when the amounts were required to be recognized in accordance with U.S. GAAP. Of the total amount recorded during the year ended December 31, 2002, $4.8 million pretax ($3.0 million aftertax, or $0.03 per diluted share) was recorded in the first quarter of 2002. The restructuring charges included severance pay, the buy-out of employment agreements, the buy-out of lease obligations, the write-off of leasehold improvements and other assets, and related fees and facility exit costs.

Details of the year-to-date March 31, 2003 and December 31, 2002 and December 31, 2001 activity relating to the Phase II Program follow (in thousands):

	2001 Provision/ Accrual	Utilized during 2001	Balance at December 31, 2001	2002 Provision/ Accrual	Utilized during 2002	Balance at December 31, 2002	Utilized during 2003	Balance at March 31, 2003
Restructuring charges:
Employee severance	$4,256	$(2,614)	$1,642	$2,177	$(2,655)	$1,164	$(1,123)	$41
Employment agreement buy-outs	2,086	(1,578)	508	—	(214)	294	(21)	273
Lease terminations	2,711	(2,105)	606	5,862	(1,846)	4,622	(384)	4,238
Other assets, fees and facility exit costs	9,291	(6,264)	3,027	15,156	(14,690)	3,493	(180)	3,313

Total restructuring charges	$18,344	$(12,561)	$5,783	$23,195	$(19,405)	$9,573	$(1,708)	$7,865

As of March 31, 2003, we had paid approximately $8.2 million of severance and other employee-related costs relating to the reduction of approximately 460 employees. The remaining liabilities recorded at March 31, 2003 represent amounts not yet paid or settled relating to actions taken, and will be adjusted in future periods as these matters are finalized.

Impact of Inflation

Inflation has not materially affected our profitability inasmuch as price increases have generally been obtained to cover inflationary drug cost increases.

Financial Condition, Liquidity and Capital Resources

Cash and cash equivalents at March 31, 2003 were $134.8 million compared with $141.1 million at December 31, 2002 (including restricted cash amounts of $5.8 million and $3.1 million, respectively). We generated positive net cash flows from operating activities of $5.4 million during the three months ended March 31, 2003, including the impact of the well publicized and broad-based slowdown of payments to all providers by the Illinois Department of Public Aid (Medicaid Program) during the quarter. We estimate this delay in payments, from the State of Illinois on behalf of Medicaid beneficiaries we serve, to be approximately $56 million. In late April 2003, we began to receive a higher level of payments from Illinois. We do not expect this delay in payments from the State of Illinois to significantly impact our ability to meet current obligations. Further, we generated positive cash flows from operating activities of $159.1 million during the year ended December 31, 2002 compared with net cash flows from operating activities of $153.1 million and $132.7 million during the years ended December 31, 2001 and 2000, respectively. These operating cash flows, as well as borrowings under our existing credit facility, were used primarily for acquisition-related payments (further discussed below), capital expenditures, debt repayment and dividends. The increase in cash generated from operations during 2002 was driven primarily by earnings growth, as previously discussed in the “Results of Operations” section.

Net cash used in investing activities was $483.6 million for the three months ended March 31, 2003. Further, net cash used in investing activities was $152.4 million, $46.8 million and $76.1 million for the years ended December 31, 2002, 2001 and 2000, respectively. Acquisition of businesses required cash payments of $477.0 million in the first quarter of 2003, which were primarily funded by borrowings under the existing credit facility. Also included in acquisition of businesses were amounts payable pursuant to acquisition agreements relating to pre-2003 acquisitions, particularly a $6.0 million deferred payment relating to APS. Acquisition of businesses for the years ended December 31, 2002, 2001 and 2000 required $127.8 million, $20.3 million and $41.7 million, respectively, of cash payments (including amounts payable pursuant to acquisition agreements relating to pre-2002, pre-2001 and pre-2000 acquisitions, respectively) which were primarily funded by borrowings under the existing credit facility and operating cash flows. Our capital requirements are primarily comprised of capital expenditures, largely relating to investments in our information technology systems, and ongoing payments originating from our acquisition program. There were no material commitments and contingencies outstanding at March 31, 2003, other than certain acquisition-related payments potentially due in the future, including deferred payments, indemnification payments and payments originating from earnout provisions (including up to an additional $12.0 million relating to APS, contingent upon performance, payable in annual increments of up to $6.0 million each as evaluated in the first quarter of each of the next two years), that may become payable.

Net cash provided by financing activities was $468.6 million for the three months ended March 31, 2003. In connection with the aforementioned NCS acquisition, we borrowed $499.0 million under our existing credit facility. Partially offsetting this borrowing was the payment on the line of credit facility of $25.0 million during the quarter ended March 31, 2003. Further, net cash used for financing activities was $38.0 million, $49.6 million and $41.8 million for the years ended December 31, 2002, 2001 and 2000, respectively. During 2002, we used $120.0 million in cash generated from our operations to fully pay down the outstanding obligations under our existing credit facility, including the $90.0 million drawn down in early 2002 in connection with the aforementioned APS acquisition.

On February 6, 2003, our board of directors declared a quarterly cash dividend of $0.0225 per share for an indicated annual rate of $0.09 per common share for 2003, which is consistent with annual dividends paid per common share for the 2002, 2001 and 2000 years. Dividends of $2.1 million were paid during the three months ended March 31, 2003. Aggregate dividends of $8.5 million paid during the year ended December 31, 2002 were comparable with the $8.5 million and $8.3 million paid for the years ended December 31, 2001 and 2000, respectively.

Our current ratio was 1.4 to 1.0 at March 31, 2003, compared with the 3.4 to 1.0 in existence at December 31, 2002. The decrease in the current ratio is primarily related to the early 2003 borrowings on the existing credit facility, due in March 2004, drawn to finance our acquisition of NCS, as well as the impact of integrating the NCS business, at a lower current ratio level, into our balance sheet. We have classified borrowings on the existing credit facility as current in the 2003 first quarter based on the March 2004 maturity date. However, we are currently pursuing the restructuring of our outstanding borrowings over a longer term through this offering and the concurrent financing transactions.

Disclosures About Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

At March 31, 2003, we did not have any unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which might have been established for the purpose of facilitating off-balance sheet arrangements.

The following summarizes our contractual obligations December 31, 2002, and the effect such obligations are expected to have on our liquidity and cash flows in future periods.

Contractual Obligations (in thousands):

	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-term debt obligations	$720,000	$—	$—	$345,000	$375,000
Capital lease obligations	297	110	187	—	—
Operating lease obligations	114,922	20,544	34,182	37,172	23,024

Total contractual cash obligations	$835,219	$20,654	$34,369	$382,172	$398,024

In January 2003, we borrowed $499.0 million under the existing credit facility to finance our acquisition of NCS (see note 6 of the notes to our first quarter 2003 consolidated financial statements). The outstanding balance on the existing credit facility was $474.0 million at March 31, 2003, and since this contractual obligation is due in less than one year, it has been reflected as current debt in the March 31, 2003 balance sheet.

As of December 31, 2002, we had approximately $7.5 million outstanding relating to standby letters of credit, substantially all of which are subject to automatic annual renewals.

In March 2001, we completed the issuance, at par value, of $375.0 million of 8 1/8% senior subordinated notes due 2011. The senior subordinated notes were subsequently exchanged for replacement notes with identical terms, which were registered with the Securities and Exchange Commission. Concurrent with the issuance of the senior subordinated notes due 2011, we entered into a three-year syndicated $495.0 million revolving line of credit facility, our existing credit facility. Subsequent to the closing of the revolving credit facility, we received commitments from additional financial institutions that allowed us to increase the size of the revolving credit facility to $500.0 million. Net proceeds from the senior subordinated notes due 2011 of approximately $365.0 million and borrowings under the revolving credit facility of approximately $70.0 million were used to repay outstanding indebtedness under our former revolving credit facilities, which totaled $435.0 million at December 31, 2000, and such former facilities were terminated. Borrowings under the existing credit facility bear interest, at our option, at a rate equal to either: (i) London Inter-bank Offerer Rate, or LIBOR, plus a margin that varies depending on certain ratings on our long-term debt; or (ii) the higher of (a) the prime rate or (b) the sum of the federal funds rate plus 0.50%. As of March 31, 2003, the existing credit facility bears an interest rate of LIBOR plus 1.375%, or 2.7%. Additionally, we are charged a commitment fee on the unused portion of the existing credit facility, which also varies depending on certain credit ratings. At March 31, 2003, the commitment fee was 0.375%. We have classified the outstanding borrowings associated with the existing credit facility as current at March 31, 2003, based on its March 2004 maturity date.

In December 1997, we issued $345.0 million of 5.0% convertible subordinated debentures due 2007. The convertible subordinated debentures are convertible into common stock at any time after March 4, 1998 at the option of the holder at a price of $39.60 per share.

The existing credit facility, the convertible subordinated debentures due 2007 and the senior subordinated notes due 2011 contain representations and warranties, covenants and events of default customary for such facilities. Interest rates charged on borrowings outstanding under the existing credit facility are based on prevailing market rates as discussed above.

On January 15, 2003, we closed our $5.50 per share cash tender offer for all of the issued and outstanding shares of Class A common stock and Class B common stock of NCS. We accepted all validly-tendered shares for payment on January 15, 2003. We subsequently acquired the remaining shares of Class A common stock of NCS.

The acquisition of NCS, accounted for as a purchase business combination, included cash consideration and transaction costs of approximately $493 million. The cash consideration included the payoff of certain NCS debt totaling approximately $325.5 million, which was retired by us immediately following the acquisition. We financed the acquisition with available cash, working capital and borrowings under our three-year, $500.0 million existing credit facility.

We believe that net cash flows from operating activities, credit facilities and other short- and long-term debt financings, if any, including the notes offered in this prospectus supplement and our other concurrent financing transactions, will be sufficient to satisfy our future working capital, acquisition contingency commitments, capital expenditures, debt servicing and other financing requirements for the foreseeable future. We are currently pursuing the restructuring of our outstanding borrowings over a longer term through this offering and the concurrent financing transactions. We also may, in the future, refinance our indebtedness, issue additional indebtedness, or issue additional equity as deemed appropriate. We believe that, if needed, these additional external sources of financing are readily available.

Critical Accounting Policies

The preparation of our financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingencies. On an on-going basis, we evaluate the estimates used, including those related to bad debts, contractual allowances, inventory valuation, impairment of goodwill, restructuring accruals, income taxes, pension obligations and other operating allowances and accruals. Management bases its estimates on historical experience, current conditions and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies involve more significant judgments and estimates used in the preparation of the consolidated financial statements.

Revenue Recognition

Pharmacy Services

Revenue is recognized when products or services are delivered or provided to the customer. A significant portion of our revenues from sales of pharmaceutical and medical products is reimbursable from state Medicaid and, to a lesser extent, the federal Medicare programs. We monitor our revenues and receivables from these reimbursement sources, as well as other third-party insurance payors, and record an estimated contractual allowance for certain sales and receivable balances. Accordingly, the total net sales and receivables reported in our financial statements are recorded at the amount ultimately expected to be received from these payors. Contractual allowances are adjusted to actual as cash is received and claims are settled. We evaluate several criteria in developing the estimated contractual allowances on a monthly basis, including historical trends based on actual claims paid, current contract and reimbursement terms and changes in customer base and payor/product mix.

Contract Research Services

A portion of our revenues are earned by performing services under contracts with various pharmaceutical, biotechnology, medical device and diagnostics companies, based on contract terms. Most of the contracts provide for services to be performed on a units of service basis. These contracts specifically identify the units of service and unit pricing. Under these contracts, revenue is generally recognized upon completion of the units of service, unless the units of service are performed over an extended period of time. For extended units of service, revenue is recognized based on labor hours expended as a percentage of total labor hours expected to be expended. For time-and-materials contracts, revenue is recognized at contractual hourly rates, and for fixed-price contracts revenue is recognized using a method similar to that used for extended units of service. Our contracts provide for price renegotiations upon scope of work changes. We recognize revenue related to these scope changes when underlying services are performed and realization is assured. In a number of cases, clients are required to make termination payments in addition to payments for services already rendered. Any anticipated losses resulting from contract performance are charged to earnings in the period identified. Billings and payments are specified in each contract. Revenue recognized in excess of billings is classified as unbilled receivables, while billings in excess of revenue are classified as deferred revenue on the accompanying balance sheets. In accordance with EITF No. 01-14, we have recorded reimbursements received for “out-of-pocket” expenses on a grossed-up basis in the income statement as revenues and expenses, and have adjusted the prior year income statements to reflect the impact of EITF No. 01-14.

Allowance for Doubtful Accounts

We establish the allowance for doubtful accounts based on historical credit losses and specifically identified credit risks. Management reviews this allowance on an on-going basis for appropriateness. Factors considered in determining the adequacy of the allowance include current and expected economic conditions and each customer’s payment history and creditworthiness. Judgment is used to assess the collectibility of account balances, and the creditworthiness of a customer. Given our experience, management believes that the reserves for potential losses are adequate, but if one or more of our larger customers were to default on its obligations, we could be exposed to losses in excess of the provisions established. If economic conditions worsen, impacting our customers’ ability to pay, management may adjust the allowance for doubtful accounts.

Inventories

We maintain inventory at lower of cost or market, with cost determined on the basis of the first-in, first-out method. There are no significant obsolescence reserves recorded since we have not historically experienced (nor do we expect to experience) significant levels of inventory write-offs.

We use a periodic inventory system. Physical inventories are typically performed on a monthly basis at all pharmacy sites, and in all cases at least once a quarter. Cost of goods sold is recorded based on the actual results of the physical inventory counts, and is estimated during those circumstances when a physical inventory is not performed in a particular month. We evaluate various criteria in developing estimated cost of goods sold during non-inventory months, including the historical cost of goods sold trends based on prior physical inventory results; a review of cost of goods sold information reflecting current customer contract terms; and consideration and analysis of changes in customer base, product mix, payor mix, state Medicaid and third-party insurance reimbursement levels or other issues that may impact cost of goods sold. Actual cost of goods sold have not varied significantly from estimated amounts in non-inventory months.

Goodwill

SFAS 142 requires that goodwill and other indefinite lived intangible assets be reviewed for impairment using a fair value based approach upon adoption and at least annually thereafter. SFAS 142 requires us to assess whether there is an indication that goodwill is impaired, and requires goodwill to be tested between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Our assessments to date have indicated that goodwill has not been impaired. Events may occur in the future which could result in an impairment of our goodwill, and any resulting impairment charge could be material to our financial position, results of operations or cash flows.

The assessment of goodwill impairment requires estimates of future cash flows. To the extent the carrying value of the assets exceed their fair value, an impairment loss would be recorded. Changes in these estimates of future cash flows due to unforeseen events could affect the outcome of our impairment analysis.

Restructuring Programs

We have recorded accruals in connection with our restructuring programs, primarily for facility exit costs and involuntary termination benefits. The accruals were established based on management’s best estimate of the costs to be incurred, timing of payments and employee retention rates. Changes in these estimates or actual results could require us to make adjustments to the recorded accruals. Management reviews these accruals on an on-going basis for appropriateness.

Employee Benefit Plans

For certain of our employee benefit plans, we estimate the expected return on plan assets, discount rate, rate of compensation increase and future healthcare costs, among other items, and rely on actuarial estimates, to assess the future potential liability and funding requirements. These estimates, if assessed differently, could have an impact on our consolidated financial position, results of operations or cash flows. However, a 1% change in the discount rate used to calculate our pension obligations would not have a material impact on our operating results.

Income Taxes

We estimate our tax liabilities based on current tax laws in the statutory jurisdictions in which we operate. These estimates include judgments about deferred tax assets and liabilities resulting from temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, as well as about the realization of deferred tax assets. If the provisions for current or deferred taxes are not adequate, if we are unable to realize certain deferred tax assets or if the tax laws change unfavorably, we could experience potential losses. Likewise, if provisions for current and deferred taxes are in excess of those eventually needed, if we are able to realize additional deferred tax assets or if tax laws change favorably, we could experience potential gains.

Recently Issued Accounting Standards

Effective January 1, 2003, we adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” or SFAS 145. The adoption of SFAS 145 did not have a material impact on our consolidated financial position, results of operations or cash flows.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an on-going benefit arrangement or an individual deferred-compensation contract. SFAS 146 supersedes EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” and requires liabilities associated with exit and disposal activities to be expensed as incurred rather than at the date of the commitment to an exit or disposal plan. SFAS 146 is effective for our exit or disposal activities that are initiated after December 31, 2002.

In October 2002, the FASB issued SFAS No. 147, “Acquisition of Certain Financial Institutions,” which is not applicable to us. In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities,” which is not applicable to us.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS 123.” While limited in scope, SFAS 148 provides additional transition guidance for those entities that elect to voluntarily adopt the accounting provisions of SFAS No. 123,

“Accounting for Stock-Based Compensation.” The standard is intended to encourage the adoption of the provisions of SFAS 123 by providing three transitional implementation methodologies. Even for those companies choosing not to adopt the provisions of SFAS 123, SFAS 148 includes new disclosure requirements related to a company’s issuance of stock compensation. The transition and annual disclosure provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002. The new interim disclosure provisions are effective for the first interim period beginning after December 15, 2002. The disclosure provisions of SFAS 148 have been incorporated into the notes to consolidated financial statements and we currently intend to continue accounting for stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, as permitted by U.S. GAAP.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” or FIN 45, which expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires us to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure provisions of FIN 45 have been incorporated into the notes to consolidated financial statements, and its implementation has not had a material impact on our financial position, results of operations or cash flows.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This Statement will be effective for us beginning July 1, 2003. Management does not expect the standard to have a material impact on our consolidated financial position, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) in the statement of financial position. This Statement is effective for us for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for us beginning July 1, 2003. Management does not expect the standard to have a material impact on our consolidated financial position, results of operations or cash flows.

Outlook

We derive approximately one-half of our revenues directly from government sources, principally state Medicaid and to a lesser extent federal Medicare programs, and one-half from the private sector (including individual residents, third-party insurers and skilled nursing facilities).

In recent years, Congress has passed a number of federal laws that have effected major changes in the healthcare system. The Balanced Budget Act of 1997, or BBA, sought to achieve a balanced federal budget by, among other things, changing the reimbursement policies applicable to various healthcare providers. In a significant change for the skilled nursing facility industry, the BBA provided for the introduction in 1998 of the prospective payment system for Medicare-eligible residents of skilled nursing facilities. Prior to the prospective payment system, skilled nursing facilities under Medicare received cost-based reimbursement. Under the prospective payment system, Medicare pays skilled nursing facilities a fixed fee per patient per day based upon the acuity level of the resident, covering substantially all items and services furnished during a Medicare-covered stay, including pharmacy services. The prospective payment system resulted in a significant reduction of reimbursement to skilled nursing facilities. Admissions of Medicare residents, particularly those requiring complex care, declined in many skilled nursing facilities due to concerns relating to the adequacy of reimbursement under the prospective payment system. This caused a weakness in Medicare census leading to a significant reduction of overall occupancy in the skilled nursing facilities we serve. This decline in occupancy and acuity levels adversely impacted our results beginning in 1999, as we experienced lower utilization of our services, coupled with the prospective payment system-related pricing pressure from our skilled nursing facility customers. In 1999 and 2000, Congress sought to restore some of the reductions in reimbursement resulting from the prospective payment system. A BBRA provision (subsequently modified by BIPA) gave skilled nursing facilities a temporary rate increase for certain specific high-acuity patients beginning April 1, 2000, and ending when CMS implements a refined patient classification system under the prospective payment system. CMS did not implement such refinements in fiscal year 2003, and CMS indicated in its May 8, 2003 proposed annual update to the skilled nursing facility prospective payment system rates that the refinements also will not be implemented in fiscal year 2004, thus continuing the additional rate increases currently in place for certain high-acuity patients. CMS estimates that these temporary payments would equal approximately $1 billion in fiscal year 2004. BBRA also included an overall 4% across the board increase in payments otherwise determined under the BBA for all patients for federal fiscal years 2001 and 2002. In 2000, BIPA further increased reimbursement by means of a temporary 16.66% across the board increase in the nursing component of the federal rate for all patients for services furnished before October 1, 2002, and for fiscal year 2001, a 3.16% rate increase for all patients. These provisions of the BBRA and BIPA helped to improve the financial condition of skilled nursing facilities, motivated them to increase admissions, particularly of higher acuity residents, and stabilized the unfavorable operating trends attributable to the prospective payment system. However, as noted, certain of the increases in Medicare reimbursement for skilled nursing facilities provided for under the BBRA and the BIPA expired on October 1, 2002 with no further action taken by Congress. In accordance with the annual update to the skilled nursing facility prospective payment system, on May 8, 2003, CMS announced that it is proposing a 2.9% increase in Medicare payment rates to skilled nursing facilities for federal fiscal year 2004 (beginning October 1, 2003). The final rule is expected in July 2003. Congress also may consider these additional funding issues in 2003. If no legislation is enacted, the loss of revenues associated with the expiration of the BBRA and BIPA increases could have an adverse effect on the financial condition of our skilled nursing facility customers which, in turn, could adversely affect the timing or level of their payments to us.

Looking beyond the stabilization of Medicare funding for skilled nursing facilities, other key healthcare funding issues remain, including the pressures on federal and state Medicaid budgets arising from the economic downturn which has led to decreasing reimbursement rates in certain states. While we have managed to adjust to these pricing pressures to date, such pressures are likely to continue or escalate if economic recovery does not emerge and there can be no assurance that such occurrence will not have an adverse impact on our business. On May 28, 2003, President Bush signed into law legislation providing $20 billion in temporary assistance to the states, $10 billion of which is earmarked for state Medicaid programs. In the longer term, funding for federal and state healthcare programs must consider the aging of the population and the growth in enrollees as eligibility is expanded; the escalation in drug costs owing to higher drug utilization among seniors and the introduction of new, more efficacious but also more expensive medications; the implementation of a Medicare drug benefit for seniors; and the long-term financing of the entire Medicare program. Given competing national priorities, it remains difficult to predict the outcome and impact on us of any changes in healthcare policy relating to the future funding of the Medicare and Medicaid programs.

Demographic trends indicate that demand for long-term care will increase well into the middle of this century as the elderly population grows significantly. Moreover, those over 65 consume a disproportionately high level of healthcare services when compared with the under 65 population. There is widespread consensus that appropriate pharmaceutical care is generally considered the most cost-effective form of treatment for the chronic ailments afflicting the elderly and also one which is able to improve the quality of life. Further, the pace and quality of new drug development is yielding many promising new drugs targeted at the diseases of the elderly. These new drugs may be more expensive than older, less effective drug therapies due to rising research costs. However, they are significantly more effective in curing or ameliorating illness and in lowering overall healthcare costs by reducing among other things, hospitalizations, physician visits, nursing time and lab tests.

These trends not only support long-term growth for the geriatric pharmaceutical industry but also containment of healthcare costs and the well being of the nation’s growing elderly population.

In order to fund this growing demand, we anticipate that the government and the private sector will continue to review, assess and possibly alter healthcare delivery systems and payment methodologies. While it is not possible to predict the effect of any further initiatives on our business, management believes that our expertise in geriatric pharmaceutical care and pharmaceutical cost management positions Omnicare to help meet the challenges of today’s healthcare environment. Further, while volatility can occur from time to time in the contract research business owing to factors such as the success or failure of its clients’ compounds, the timing or budgeting constraints of its clients, or consolidation in the pharmaceutical industry, new drug discovery remains an important priority of pharmaceutical manufacturers that will be enhanced by the advances in science such as the mapping of the human genome. Pharmaceutical manufacturers, in order to optimize their research and development efforts, will continue to turn to CROs to assist them in accelerating drug research development and commercialization.

Quantitative and Qualitative Disclosures About Market Risk

Our primary market risk exposure relates to interest rate risk exposure through our borrowings. Our debt obligations at March 31, 2003 include $474.0 million outstanding under our March 2001 three-year, $500 million variable-rate existing credit facility at an interest rate of LIBOR plus 1.375%, or 2.7%, at March 31, 2003 (a one-hundred basis point change in the interest rate would impact pretax interest expense by approximately $4.7 million per year); $345.0 million outstanding under our 5.0% fixed rate convertible subordinated debentures due 2007; and $375.0 million outstanding under our 8 1/8% fixed rate senior subordinated notes due 2011. At March 31, 2003, the approximate fair value of our 5% convertible subordinated debentures due 2007 and 8 1/8% senior subordinated notes due 2011 was $344.6 million and $403.1 million, respectively.

We have operations and revenue that occur outside of the U.S. and transactions that are settled in currencies other than the U.S. dollar, exposing us to market risk related to changes in foreign currency exchange rates. However, the substantial portion of our operations and revenues and the substantial portion of our cash settlements are exchanged in U.S. dollars. Therefore, changes in foreign currency exchange rates do not represent a substantial market risk exposure to us.

Historically we have not had any financial instruments held for trading purposes, and have not hedged any of our market risks with derivative instruments.

BUSINESS

We are the nation’s largest independent provider of pharmaceuticals and related pharmacy services to long-term care institutions such as skilled nursing facilities, assisted living facilities, retirement centers, hospitals and other institutional healthcare facilities. We also provide comprehensive clinical research for the pharmaceutical and biotechnology industries.

Our pharmacy services segment provides distribution of pharmaceuticals, related pharmacy consulting, data management services and medical supplies to long-term care facilities throughout the United States. Pharmacy services purchases, repackages and dispenses pharmaceuticals, both prescription and non-prescription, and provides computerized medical record-keeping and third-party billing for residents in these facilities. We also provide consultant pharmacist services, including evaluating residents’ drug therapy, monitoring the control, distribution and administration of drugs within the nursing facility, assisting in compliance with state and federal regulations and providing proprietary clinical and health management programs. In addition, our pharmacy services segment provides ancillary services, such as infusion therapy, dialysis and respiratory services, distributes medical supplies and offers clinical and financial software information systems to long-term care facilities. We provided our pharmacy services to long-term care facilities comprising approximately 935,000 beds in 47 states at March 31, 2003. We also provide pharmaceutical case management services for those over 55 who have drug benefits under corporate-sponsored retirement programs. In addition, we provide operational software and support systems to long-term care pharmacy providers across the United States. Our CRO services business is a leading international provider of comprehensive product development and research services to client companies in the pharmaceutical, biotechnology, medical device and diagnostics industries. Our CRO services segment provides support for the design of regulatory strategy and clinical development of pharmaceuticals by offering comprehensive and fully integrated clinical, quality assurance, data management, medical writing and regulatory support for our client’s drug development programs. As of March 31, 2003, our CRO services segment operated in 29 countries around the world. Sales of the pharmacy services and CRO services segments for the year ended December 31, 2002 were $2,467 million and $166 million, respectively.

Pharmacy Services

We purchase, repackage and dispense prescription and non-prescription medication in accordance with physician orders and deliver such prescriptions to the nursing facility for administration to individual residents by the facility’s nursing staff. We typically service nursing homes within a 150-mile radius of our pharmacy locations. We maintain a 24-hour, seven-day per week, on-call pharmacist service for emergency dispensing and delivery or for consultation with the facility’s staff or the resident’s attending physician.

Upon receipt of a prescription, the relevant resident information is entered into our computerized dispensing and billing systems. At that time, the dispensing system checks the prescription for any potentially adverse drug interactions or resident sensitivity. When required and/or specifically requested by the physician or patient, branded drugs are dispensed and generic drugs are substituted in accordance with applicable state and federal laws and as requested by the physician or resident. Subject to physician approval, and in accordance with our pharmaceutical care guidelines, we also provide for the substitution of more efficacious and/or safer drugs for those presently being prescribed.

We utilize a “unit dose” distribution system. This means that our prescriptions are packaged for dispensing in individual doses. This differs from prescriptions filled by retail pharmacies, which typically are dispensed in vials or other bulk packaging requiring measurement of each dose by or for the patient. We believe the unit dose system improves control over drugs in the nursing facility and improves resident compliance with drug therapy by increasing the accuracy and timeliness of drug administration.

Integral to our drug distribution system is our computerized medical records and documentation system. We provide to the facility computerized medication administration records and physician’s order sheets and treatment records for each resident. Data extracted from these computerized records also is formulated into monthly management reports on resident care and quality assurance. We believe the computerized documentation system, in combination with the unit dose drug delivery system, results in greater efficiency in nursing time, improved control, reduced drug waste in the facility and lower error rates in both dispensing and administration. We believe these benefits improve drug efficacy and result in fewer drug-related hospitalizations.

Consultant Pharmacist Services

Federal and state regulations mandate that long-term care facilities, in addition to providing a source of pharmaceuticals, retain consultant pharmacist services to monitor and report on prescription drug therapy in order to maintain and improve the quality of resident care. The Omnibus Budget Reconciliation Act, or OBRA, implemented in 1990 seeks to further upgrade and standardize care by setting forth more stringent standards relating to planning, monitoring and reporting on the progress of prescription drug therapy as well as facility-wide drug usage. We provide consultant pharmacist services which help clients comply with the federal and state regulations applicable to nursing homes. The services offered by our consultant pharmacists include:

•	comprehensive, monthly drug regimen reviews for each resident in the facility to assess the appropriateness and efficacy of drug therapies, including a review of the resident’s medical records, monitoring drug reactions to other drugs or food, monitoring lab results and recommending alternate therapies or discontinuing unnecessary drugs;

•	participation on the pharmacy and therapeutics, quality assurance and other committees of client facilities as well as periodic involvement in staff meetings;

•	monitoring and monthly reporting on facility-wide drug usage;

•	development and maintenance of pharmaceutical policy and procedures manuals; and

•	assistance to the nursing facility in complying with state and federal regulations as they pertain to patient care.

We also have developed a proprietary software system for the use of our consultant pharmacists. The system, called OSC2OR (Omnicare System of Clinical and Cost Outcomes Retrieval), enables our pharmacists not only to perform their above described functions efficiently but also provides the platform for consistent data retrieval for outcomes research and management.

Additionally, we offer a specialized line of consulting services which help long-term care facilities to enhance care and reduce and contain costs as well as to comply with state and federal regulations. Under this service line, we provide:

•	data required for OBRA and other regulatory purposes, including reports on usage of chemical restraints known as psychotropic drugs, antibiotic usage (infection control) and other drug usage;

•	plan of care programs which assess each patient’s state of health upon admission and monitor progress and outcomes using data on drug usage as well as dietary, physical therapy and social service inputs;

•	counseling related to appropriate drug usage and implementation of drug protocols;

•	on-site educational seminars for the nursing facility staff on topics such as drug information relating to clinical indications, adverse drug reactions, drug protocols and special geriatric considerations in drug therapy, and information and training on intravenous drug therapy and updates on OBRA and other regulatory compliance issues;

•	mock regulatory reviews for nursing staffs; and

•	nurse consultant services and consulting for dietary, social services and medical records.

The Omnicare Guidelines

In June 1994, to enhance the pharmaceutical care management services that we offer, we introduced to our client facilities and their attending physicians the Omnicare Guidelines. We believe the Omnicare Guidelines is the first drug formulary ranking drugs according to their clinical effectiveness as well as cost and which is specifically designed for the elderly residing in long-term care institutions. The Omnicare Guidelines ranks specific drugs in therapeutic classes as preferred, acceptable or unacceptable based solely on their disease-specific clinical effectiveness in treating the elderly. The formulary takes into account such factors as pharmacology, safety and toxicity, efficacy, drug administration, quality of life and other considerations specific to the frail elderly population residing in facilities and for those living independently. The clinical evaluations and rankings were developed exclusively for us by the University of the Sciences in Philadelphia (formerly the Philadelphia College of Pharmacy), an academic institution recognized for its expertise in geriatric long-term care. In addition, the Omnicare Guidelines provides relative cost information comparing the prices of the drugs to patients, their insurers or other payors of the pharmacy bill.

As the Omnicare Guidelines focuses on health benefits, rather than solely on cost, in assigning rankings, we believe that use of the Omnicare Guidelines assists physicians in making the best clinical choices of drug therapy for the patient at the lowest cost to the payor of the pharmacy bill. Accordingly, we believe that the development of and compliance with the Omnicare Guidelines is important in lowering costs for skilled nursing facilities operating under the prospective payment system as well as state Medicaid programs, managed care and other payors, including residents or their families.

Health and Outcomes Management

We have expanded upon the data in the Omnicare Guidelines to develop health and outcomes management programs targeted at major categories of disease commonly found in the elderly, such as congestive heart failure, osteoporosis and atrial fibrillation. These programs seek to identify patients who may be candidates for more clinically efficacious drug therapy and to work with physicians to optimize pharmaceutical care for these geriatric patients. We believe these programs can enhance the quality of care of elderly patients while reducing costs to the healthcare system which arise from the adverse outcomes of sub-optimal or inappropriate drug therapy.

Outcomes-based Algorithm Technology

Combining data provided by our proprietary systems, the Omnicare Guidelines and health management programs, our pharmacists seek to determine the best clinical and most cost-effective drug therapies and make recommendations for the most appropriate pharmaceutical treatment. Since late 1997, we have augmented their efforts with the development of proprietary, computerized, data-base driven technology that electronically screens and identifies patients at risk for particular diseases and assists in determining treatment protocols. This system combines pharmaceutical, clinical, care planning and research data, and screens the data utilizing approximately 4,000 diseased-based formulas, known as algorithms, derived from medical best practice standards allowing our pharmacists to make recommendations to improve the effectiveness of drug therapy in seniors, including identifying potentially underdiagnosed and undertreated conditions.

Pharmaceutical Case Management

Combining our clinical resources, including the Omnicare Guidelines, health and outcomes management programs and our comprehensive database of medical and pharmacy data, we have begun to provide pharmaceutical case management services to seniors living independently who receive drug benefits under employer-sponsored retirement programs. Because seniors living independently are often under the care of multiple practitioners with no coordination of prescribing, this population is highly susceptible to drug-related problems. We address this need through Omnicare Senior Health Outcomes, which provides programs designed to reduce unnecessary and inappropriate drug use, to optimize therapy for certain at-risk groups and to make therapeutic interventions in accordance with the Omnicare Guidelines and health management programs. These services are provided on behalf of large corporate employers sponsoring post-retirement health care benefits that seek to protect the safety and quality of healthcare for their retirees while containing or reducing their costs.

Ancillary Services

We provide the following ancillary products and services to long-term care facilities:

Infusion Therapy Products and Services.

With cost containment pressures in healthcare, skilled nursing facilities and nursing facilities are increasingly called upon to treat patients requiring a high degree of medical care and who would otherwise be treated in the more costly hospital environment. We provide intravenous, or infusion, therapy products and services for these client facilities and, to a lesser extent, hospice and home care patients. Infusion therapy consists of the product (a nutrient, antibiotic, chemotherapy or other drugs in solution) and the intravenous administration of the product.

We prepare the product to be administered using proper equipment in a sterile environment and then deliver the product to the nursing home for administration by the nursing staff. Proper administration of intravenous drug therapy requires a highly trained nursing staff. Our consultant pharmacists and nurse consultants operate an education and certification program on intravenous therapy to assure proper staff training and compliance with regulatory requirements in client facilities offering an intravenous therapy program.

By providing an infusion therapy program, we enable our client skilled nursing facilities and nursing facilities to admit and retain patients who otherwise would need to be cared for in a hospital or another type of acute-care facility. The most common infusion therapies we provide are total parenteral nutrition, which provides nutrients intravenously to patients with chronic digestive or gastro-intestinal problems, antibiotic therapy, pain management and hydration.

Wholesale Medical Supplies/Medicare Part B Billing.

We distribute disposable medical supplies, including urological, ostomy, nutritional support and wound care products and other disposables needed in the nursing home environment. In addition, we provide direct Medicare billing services for several of these product lines for patients eligible under the Medicare Part B program. As part of this service, we determine patient eligibility, obtain certifications, order products and maintain inventory on behalf of the nursing facility. We also contract to act as billing agent for certain nursing homes that supply these products directly to the patient.

Other Services.

We provide clinical care plan and financial information systems to long-term care facilities to assist them in determining appropriate care as well as in predicting and tracking costs. We also offer respiratory therapy products and durable medical equipment. We provide comprehensive dialysis services on site in certain client long-term care facilities for residents with kidney failure or end-stage renal disease. Such services eliminate the need for transport of residents to off-site clinics for treatment, reducing trauma for the resident and costs for our client facilities. We continue to review the expansion of these as well as other products and services that may further enhance the ability of our client skilled nursing facilities and nursing facilities to care for their patients in a cost-effective manner.

Contract Research Organization

Our CRO segment provides comprehensive product development services globally to client companies in the pharmaceutical, biotechnology, medical devices and diagnostics industries. Our CRO provides support for the design of regulatory strategy and clinical development (phases I through IV) of pharmaceuticals by offering comprehensive and fully integrated clinical monitoring, quality assurance, data management, statistical analysis, medical writing and regulatory support for our clients’ drug development programs. Our CRO also provides pharmaceutics services, in parallel with the stages described above. This process involves product dose form development clinical manufacturing and process development for commercial manufacturing, the development of analytical methodology, execution of a high number of analytical tests, as well as stability testing, clinical packaging, storage, labeling and distribution. As of March 31, 2003, including the conduct of business in the United States, our CRO segment operated in 29 countries.

We believe that our involvement in the CRO business is a logical adjunct to our core institutional pharmacy business and will serve to leverage our assets and strengths, including our access to a large geriatric population and our ability to collect data for health and outcomes management. We believe such assets and strengths will be of significant value in developing new drugs targeted at diseases of the elderly and in meeting the Food and Drug Administration’s, or FDA’s, geriatric dosing and labeling requirements for all prescription drugs provided to the elderly, as well as in documenting health outcomes to payors and plan sponsors in a managed care environment.

Government Regulation

Institutional pharmacies, as well as the long-term care facilities they serve, are subject to extensive federal, state and local regulation. These regulations cover required qualifications, day-to-day operations, reimbursement and the documentation of activities. In addition, our CRO services are subject to substantial regulation, both domestically and abroad. We continuously monitor the effects of regulatory activity on our operations.

Licensure, Certification and Regulation.

States generally require that companies operating a pharmacy within the state be licensed by the state board of pharmacy. At March 31, 2003, we had pharmacy licenses for each pharmacy we operate. In addition, at March 31, 2003, we delivered prescription products from our licensed pharmacies to one state in which we did not operate a pharmacy. This state regulates out-of-state pharmacies, however, as a condition to the delivery of prescription products to patients in this state. Our pharmacies hold the requisite license applicable in this state. In addition, our pharmacies are registered with the appropriate state and federal authorities pursuant to statutes governing the regulation of controlled substances.

Client long-term care facilities also are separately required to be licensed in the states in which they operate and, if serving Medicare or Medicaid patients, must be certified to be in compliance with applicable program participation requirements. Client facilities also are subject to the nursing home reforms of the Omnibus Budget Reconciliation Act of 1987, which imposed strict compliance standards relating to quality of care for nursing home operations, including vastly increased documentation and reporting requirements. In addition, pharmacists, nurses and other healthcare professionals who provide services on our behalf are in most cases required to obtain and maintain professional licenses and are subject to state regulation regarding professional standards of conduct.

Federal and State Laws Affecting the Repackaging, Labeling, and Interstate Shipping of Drugs.

Federal and state laws impose repackaging, labeling, and package insert requirements on pharmacies that repackage drugs for distribution beyond the regular practice of dispensing or selling drugs directly to patients at retail outlets. A drug repackager must register with the FDA as a manufacturing establishment, and is subject to FDA inspection for compliance with relevant good manufacturing practices. We hold all required registrations and licenses, and we believe our repackaging operations are in compliance with applicable state and federal good manufacturing practices requirements. In addition, we believe we comply with all relevant requirements of the Prescription Drug Marketing Act for the transfer and shipment of pharmaceuticals.

State Laws Affecting Access to Services.

Some states have enacted “freedom of choice” or “any willing provider” requirements as part of their state Medicaid programs or in separate legislation. These laws and regulations may prohibit a third-party payor from restricting the pharmacies from which their participants may purchase pharmaceuticals. Similarly, these laws may preclude a nursing facility from requiring their patients to purchase pharmacy or other ancillary medical services or supplies from particular providers that deal with the nursing home. Limitations such as these may increase the competition which we face in providing services to nursing facility residents.

Medicare and Medicaid.

The nursing home pharmacy business has long operated under regulatory and cost containment pressures from state and federal legislation primarily affecting Medicaid and, to a lesser extent, Medicare.

As is the case for nursing home services generally, we receive reimbursement from the Medicaid and Medicare programs, directly from individual residents, long-term care facilities, and from other payors such as third-party insurers. We believe that our reimbursement mix is in line with nursing home expenditures nationally. The table below represents our approximated payor mix for the last three years:

	2000	2001	2002
Private pay and long-term care facilities(1)	46%	44%	44%
Medicaid	43%	44%	46%
Medicare(2)	3%	3%	2%
Other private sources(3)	8%	9%	8%

Totals	100%	100%	100%

(1)	Includes payments from skilled nursing facilities on behalf of their federal Medicare program-eligible residents.
(2)	Includes direct billing for medical supplies.
(3)	Includes our CRO revenues.

For those patients who are not covered by government-sponsored programs or private insurance, we generally directly bill the patient or the patient’s responsible party on a monthly basis. Depending upon local market practices, we may alternatively bill private patients through the nursing facility. Pricing for private pay patients is based on prevailing regional market rates or “usual and customary” charges.

The Medicaid program is a cooperative federal-state program designed to enable states to provide medical assistance to aged, blind, or disabled individuals, or members of families with dependent children whose income and resources are insufficient to meet the costs of necessary medical services. State participation in the Medicaid program is voluntary. To become eligible to receive federal funds, a state must submit a Medicaid “state plan” to the Secretary of the Department of Health and Human Services for approval. The federal Medicaid statute specifies a variety of requirements which the state plan must meet, including requirements relating to eligibility, coverage of services, payment and administration.

Federal law and regulations contain a variety of requirements relating to the furnishing of prescription drugs under Medicaid. First, states are given authority, subject to standards, to limit or specify conditions for the coverage of particular drugs. Second, federal Medicaid law establishes standards affecting pharmacy practice. These standards include general requirements relating to patient counseling and drug utilization review and more specific standards for skilled nursing facilities and nursing facilities relating to drug regimen reviews for Medicaid patients in these facilities. Regulations clarify that, under federal law, a pharmacy is not required to meet the general requirements for drugs dispensed to nursing facility residents if the nursing facility complies with the drug regimen review standards. However, the regulations indicate that states may nevertheless require pharmacies to comply with the general requirements, regardless of whether the nursing facility satisfies the drug regimen review requirement, and the states in which we operate currently do require our pharmacies to comply with these general standards. Third, federal regulations impose requirements relating to reimbursement for prescription drugs furnished to Medicaid patients. Among other things, regulations establish “upper limits” on payment levels. In addition to requirements imposed by federal law, states have substantial discretion to determine administrative, coverage, eligibility and payment policies under their state Medicaid programs that may affect our operations.

The Medicare program is a federally funded and administered health insurance program for individuals age 65 and over or who are disabled. The Medicare program consists of three parts: Part A, which covers, among other things, inpatient hospital, skilled nursing facility, home healthcare and other types of healthcare services; Medicare Part B, which covers physicians’ services, outpatient services, items and services provided by medical suppliers, and a limited number of specifically designated prescription drugs; and Medicare Part C, established by the BBA, which generally allows beneficiaries to enroll in additional types of managed care programs beyond the traditional Medicare fee for service program. Part C is generally referred to as “Medicare+ Choice.” Many Medicare beneficiaries are being served through Medicare+ Choice organizations. In addition to the limited Medicare coverage for specified products described above, some Medicare+ Choice organizations providing healthcare benefits to Medicare beneficiaries offer expanded drug coverage. The Medicare program establishes requirements for participation of providers and suppliers in the Medicare program. Pharmacies are not subject to these certification requirements. Skilled nursing facilities and suppliers of medical equipment and supplies, however, are subject to specified standards. Failure to comply with these requirements and standards may adversely affect an entity’s ability to participate in the Medicare program and receive reimbursement for services provided to Medicare beneficiaries.

Medicare and Medicaid providers and suppliers are subject to inquiries or audits to evaluate their compliance with requirements and standards set forth under these government-sponsored programs. These audits and inquiries, as well as our own internal compliance programs, from time to time have identified overpayment and other billing errors resulting in repayment or self-reporting. We believe that our billing practices materially comply with applicable state and federal requirements. However, the requirements may be interpreted in the future in a manner inconsistent with our interpretation and application.

The Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings, executive orders and freezes and funding reductions, all of which may adversely affect our business. Payments for pharmaceutical supplies and services under the Medicare and Medicaid programs may not continue to be based on current methodologies or remain comparable to present levels. In this regard, we may be subject to rate reductions as a result of federal budgetary or other legislation related to the Medicare and Medicaid programs. In addition, various state Medicaid programs periodically experience budgetary shortfalls which may result in Medicaid payment reductions and delays in payment to us.

In addition, the failure, even if inadvertent, of our and/or our client institutions to comply with applicable reimbursement regulations could adversely affect our business. Additionally, changes in reimbursement programs or in regulations related thereto, such as reductions in the allowable reimbursement levels, modifications in the timing or processing of payments and other changes intended to limit or decrease the growth of Medicaid and Medicare expenditures, could adversely affect our business.

Referral Restrictions.

We are subject to federal and state laws which govern financial and other arrangements between healthcare providers. These laws include the federal anti-kickback statute, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration directly or indirectly in return for or to induce the referral of an individual to a person for the furnishing of any item or service for which payment may be made in whole or in part under federal healthcare programs. We are also subject to the federal physician self-referral statute, which prohibits physicians from referring Medicare and Medicaid patients for certain “designated health services,” including outpatient prescription drugs, durable medical equipment, and enteral supplies and equipment to an entity if the referring physician (or a member of the physician’s immediate family) has a “financial relationship,” through ownership or compensation with the entity. Many states have enacted similar statutes which are not necessarily limited to items and services for which payment is made by federal healthcare programs. Violations of these laws may result in fines, imprisonment, denial of payment for services and exclusion from the federal programs or other state-funded programs.

Other provisions in the Social Security Act and in other federal and state laws authorize the imposition of penalties, including criminal and civil fines and exclusions from participation in Medicare and Medicaid, for false claims, improper billing and other offenses.

In addition, a number of states have undertaken enforcement actions against pharmaceutical manufacturers involving pharmaceutical marketing programs, including programs containing incentives to pharmacists to dispense one particular product rather than another. These enforcement actions arose under state consumer protection laws which generally prohibit false advertising, deceptive trade practices, and the like.

We believe our contract arrangements with other healthcare providers, our pharmaceutical suppliers and our pharmacy practices are in compliance with applicable federal and state laws. These laws may, however, be interpreted in the future in a manner inconsistent with our interpretation and application.

Health Care Reform and Federal Budget Legislation.

In recent years, federal legislation has resulted in major changes in the health care system, and included other provisions which significantly affected healthcare providers, either nationally or at the state level. The BBA signed into law on August 5, 1997, sought to achieve a balanced federal budget by, among other things, reducing federal spending on the Medicare and Medicaid programs. With respect to Medicare, the law mandated establishment of the prospective payment system for skilled nursing facilities under which facilities are paid a federal per diem rate for virtually all covered skilled nursing facility services, including ancillary services such as pharmacy. Payment is determined by one of 44 resource utilization group categories. The prospective payment system was implemented for cost reporting periods beginning on or after July 1, 1998. The BBA also imposed numerous other cost saving measures affecting Medicare skilled nursing facilities.

The BBRA and BIPA sought to mitigate the impact of reimbursement cuts resulting from the BBA. While certain of the payment increases mandated by these two laws expired October 1, 2002, skilled nursing facilities continue to benefit from a BBRA provision (subsequently modified by BIPA) that temporarily increases the prospective payment system per diem rates for certain high-acuity patients, including medically-complex patients with generally higher pharmacy costs, pending revisions to the prospective payment system. The increases will continue until CMS implements a refined Resource Utilization Group system that better accounts for medically- complex patients. The Secretary of the Department of Health and Human Services did not implement such refinements in fiscal year 2003, and CMS has indicated in its May 8, 2003 proposed annual update to the skilled nursing facility prospective payment system rates that such refinements will not be implemented in fiscal year 2004. CMS estimates that continuation of these temporary payments would equal approximately $1 billion in fiscal year 2004. The revised rates may be more or less than the temporary statutory increases. The BBRA also provided for a 4% increase in payments otherwise determined under the BBA for all patient acuity categories for fiscal years 2001 and 2002. In addition, the BIPA increased payment for the nursing component of each Resource Utilization Group category by 16.66% for services furnished between April 1, 2001 and October 1, 2002, and increased payment rates by 3.16% for all patients for fiscal year 2001. In accordance with the annual update to the skilled nursing facility prospective payment system, on May 8, 2003, CMS announced that it is proposing a 2.9% increase in Medicare payment rates to skilled nursing facilities for federal fiscal year 2004 (beginning

October 1, 2003). The final rule is expected in July 2003. We believe these changes have improved the financial condition of skilled nursing facilities and provide incentives to increase occupancy and Medicare admissions, particularly among the more acutely ill.

Moreover, the BIPA further refined the consolidated billing requirements enacted under the BBA. Specifically, effective January 1, 2001, the law limits consolidated billing requirements to items and services furnished to skilled nursing facility residents in a Medicare Part A covered stay and to therapy services covered under Part B. In other words, for residents not covered under a Part A stay, skilled nursing facilities may choose to bill for non-therapy Part B services and supplies, or they may elect to have suppliers continue to bill Medicare directly for these services.

As noted, certain of the increases in Medicare reimbursement for skilled nursing facilities provided under the BBRA and BIPA expired on October 1, 2002 with no further action taken by Congress to date. Congress may consider these funding issues in 2003. If no additional legislation is enacted, the loss of revenues associated with the elimination of these increases could have an adverse effect on the financial condition of our skilled nursing facility customers which, in turn, could adversely impact the timing or level of their payments to us. While it is hoped that Congress will restore some or all of these reimbursement amounts, no assurances can be given as to whether Congress will take action, the timing of any action or the form of such action, if any, that may be enacted.

Moreover, for several years, the federal government has examined the appropriateness of the “average wholesale price,” or AWP, as a basis for reimbursement of outpatient prescription drugs under Part B of the Medicare program and certain state Medicaid programs. AWP is an industry term that typically is understood to represent a suggested resale price for wholesale sales to pharmacies. Our revenues for drugs dispensed under Medicare Part B are not significant in comparison to total revenues. Discounted AWP plus a dispensing fee is also the basis for many state Medicaid programs’ reimbursement of drugs to pharmacy providers for Medicaid beneficiaries generally as well as under certain private reimbursement programs. If government or private health insurance programs discontinue or modify the use of AWP or otherwise implement payment methods that reduce the reimbursement for drugs and biologicals, it could adversely affect our reimbursement.

With respect to Medicaid, the BBA repealed the “Boren Amendment” federal payment standard for Medicaid payments to Medicaid nursing facilities effective October 1, 1997, giving states greater latitude in setting payment rates for these facilities. The law also granted states greater flexibility to establish Medicaid managed care programs without the need to obtain a federal waiver. Although these waiver programs generally exempt institutional care, including Medicaid nursing facilities and institutional pharmacy services, some states do use managed care principles in their long-term care programs. Moreover, no assurance can be given that additional Medicaid programs ultimately will not change the reimbursement system for long-term care, including pharmacy services, from fee-for-service to managed care negotiated or capitated rates. Our operations have not been adversely affected in states with managed care programs in effect. Many states, however, are facing significant budget shortfalls, and most states are taking steps to implement cost controls within their Medicaid programs. On May 28, 2003, President Bush signed into law legislation providing $20 billion in temporary assistance to the states, $10 billion of which is earmarked for state Medicaid programs. Nonetheless, there can be no assurance that future changes in Medicaid payments to pharmacies, nursing facilities or managed care systems will not have an adverse impact on our business.

It is uncertain at this time what additional healthcare reform initiatives, including an expanded Medicare prescription drug benefit, if any, will be implemented, or whether there will be other changes in the administration of governmental healthcare programs or interpretation of governmental policies or other changes affecting the healthcare system. There can be no assurance that future healthcare or budget legislation or other changes will not have an adverse effect on our business.

Contract Research Organization Service.

The preclinical, clinical, manufacturing, analytical and clinical trial supply services performed by our CRO services are subject to various regulatory requirements designed to ensure the quality and integrity of the data or products made as a result of these services.

The industry standard for conducting clinical testing is embodied in the good clinical practice and investigational new drugs regulations administered by the FDA. Research conducted at institutions supported by funds from the National Institutes of Health must also comply with multiple project assurance agreements and guidelines administered by the National Institute of Health and the Health and Human Services Office of Research Protection. The requirements for facilities engaging in pharmaceutical, analytical, manufacturing, clinical trial, supply preparation, labeling and distribution are set forth in the good manufacturing practice regulations and in good clinical practice guidelines. The U.S. and European Union also recognize the guidelines for good clinical practice adopted by the International Conference on Harmonisation. Good clinical practice, investigational new drugs, good manufacturing practice regulations and International Conference on Harmonisation guidelines have been mandated by the FDA and the European Medicines Evaluation Agency and have been adopted by similar regulatory authorities in other countries. These guidelines stipulate requirements for facilities, equipment, supplies and personnel engaged in the conduct of studies to which these regulations apply. They also require that written standard operating procedures are followed during the conduct of studies and for the recording, reporting and retention of study data and records. To help assure compliance, our CRO services has a worldwide staff of experienced quality assurance professionals which monitor ongoing compliance with these regulations and guidelines by auditing study data and conducting regular inspections of testing procedures and facilities. The FDA and other regulatory authorities require that study results and data submitted to such authorities are based on studies conducted in accordance with good clinical practice and investigational new drugs provisions. These provisions include:

•	complying with specific regulations governing the selection of qualified investigators;

•	obtaining specific written commitments from the investigators;

•	disclosure of financial conflicts of interest;

•	verifying that patient informed consent is obtained;

•	instructing investigators to maintain records and reports;

•	verifying drug or device accountability; and

•	permitting appropriate governmental authorities access to data and study sites for their review and inspection.

Records for clinical studies must be maintained for specific periods for inspection by the FDA, European Union or other authorities during audits. Non-compliance with good clinical practice or investigational new drugs requirements can result in the disqualification of data collected during the clinical trial and may lead to debarment of an investigator or CRO if fraud is detected.

CRO Services’ standard operating procedures related to clinical studies are written in accordance with regulations and guidelines appropriate to a global standard with regional variations in the regions where they will be used, thus helping to ensure compliance with good clinical practice. CRO Services also generally complies with a reasonable interpretation of the International Congress of Harmonisation guidelines for good clinical practice, European Union good clinical practice regulations and U.S. good clinical practice regulations for North America.

Manufacturing, analytical and other laboratories in the U.S. are subject to licensing and regulation under federal, state and local laws relating to maintenance of appropriate processes and procedures under the Clinical Laboratories Improvement Act, hazard communication and employee right-to-know regulations, the handling and disposal of medical specimens and hazardous waste and radioactive materials, as well as the safety and health of laboratory employees. All of our laboratories are operated in material compliance with applicable federal and state laws and regulations relating to maintenance of trained personnel, proper equipment processes and procedures required by Clinical Laboratories Improvement Act regulations of the Department of Health and Human Services, and the storage and disposal of all laboratory specimens including the regulations of the Environmental Protection Agency and the Occupational Safety and Health Administration. Certain of our facilities are engaged in drug development activities involving controlled substances. The use of, and accountability for, controlled substances is regulated by the United States Drug Enforcement Administration. Our relevant employees receive initial and periodic training to ensure compliance with applicable hazardous material regulations and health and safety guidelines.

Although we believe that we are currently in compliance in all material respects with federal, state and local laws, failure to comply could subject us to denial of the right to conduct business, fines, criminal penalties and other enforcement actions.

Health Information Practices.

We, along with the health care industry in general, are impacted by the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which mandates, among other things, the adoption of standards, for the exchange of electronic health information in an effort to enhance the efficiency and simplify the administration of the healthcare system. In addition, the HIPAA requires the Department of Health and Human Services to adopt standards for electronic transactions and code sets; unique identifiers for providers, employers, health plans and individuals; security and electronic signatures; privacy; and enforcement. While the HIPAA ultimately is designed to reduce administrative expenses within the healthcare system, the law likely will initially require significant, and possibly costly, changes for the industry. The Electronic Healthcare Transactions and Code Sets have gone into effect, but entities have until October 16, 2003 to comply with them, as long as they filed for a compliance extension. We filed for such an extension. Most entities, including us, were required to comply with the HIPAA privacy standards by April 14, 2003. On February 20, 2003, the Department of Health and Human Services published standards for the security of electronic health information. We must comply with the requirements of the security standards by April 21, 2005. Based on current information, we believe we will be able to fully comply with the HIPAA requirements; however, we cannot at this time estimate the cost of compliance or if implementation of the HIPAA standards will result in an adverse effect on our operations or profitability, or that of our customers.

Compliance Program and Corporate Integrity Agreement.

The Office of Inspector General has issued guidance to various sectors of the healthcare industry to help providers design effective voluntary compliance programs to prevent fraud, waste and abuse in healthcare programs, including Medicare and Medicaid. In 1998, Omnicare voluntarily adopted a compliance program to assist us in complying with applicable government regulations. In addition, in April 1998, Home Pharmacy Services, Inc., one of our wholly-owned subsidiaries, entered into a settlement agreement with the U.S. Department of Justice and the State of Illinois regarding practices involving refunds for returned drugs. Under the Settlement Agreement, Home Pharmacy Services, Inc. paid $5.3 million in fines and restitution to the United States and Illinois, and Omnicare and Home Pharmacy Services, Inc. agreed to a corporate integrity program for four years, which includes annual reporting obligations. The terms of the corporate integrity agreement expired in April 2002. Neither Omnicare nor any of its other operating units were implicated in the government investigation. We are continuing to maintain the compliance program.

MANAGEMENT

Directors and Executive Officers

The directors and executive officers of Omnicare, Inc. and their respective ages and positions are as follows:

Name	Age	Position with Omnicare
Edward L. Hutton	84	Chairman of the Board, Director
Joel F. Gemunder	63	President and Chief Executive Officer, Director
Patrick E. Keefe	57	Executive Vice President—Operations, Director
Timothy E. Bien	52	Senior Vice President—Professional Services and Purchasing
Jack M. Clark, Jr.	52	Senior Vice President—Sales and Marketing
David W. Froesel, Jr.	51	Senior Vice President and Chief Financial Officer, Director
Cheryl D. Hodges	51	Senior Vice President and Secretary, Director
Peter Laterza	45	Vice President and General Counsel
Charles H. Erhart, Jr.	77	Director
Sandra E. Laney	59	Director
Andrea R. Lindell, DNSc, RN	59	Director
Sheldon Margen, M.D.	84	Director
John H. Timoney	69	Director

Mr. E.L. Hutton has been Chairman or Chairman of the Board of Omnicare since May 1981. Additionally, he is Chairman and a director of Roto-Rooter, Inc. (formerly known as Chemed Corporation), Cincinnati, Ohio (a diversified public corporation with interests in plumbing and drain cleaning services, as well as major appliance and heating and ventilation and air conditioning repair services) and has held these positions since November 1993 and April 1970, respectively. Previously, he was President and Chief Executive Officer of Roto-Rooter, positions he had held from April 1970 to November 1993, and was Chairman and Chief Executive Officer of Roto-Rooter from November 1993 until May 2001.

Mr. Gemunder is President and Chief Executive Officer of Omnicare and has held these positions since May 1981 and May 2001, respectively. From January 1981 until July 1981, he served as Chief Executive Officer of the partnership organized as a predecessor to Omnicare for the purpose of owning and operating certain healthcare businesses of Roto-Rooter and Daylin, Inc., each then a subsidiary of W.R. Grace & Co. Mr. Gemunder was an Executive Vice President of Roto-Rooter and Group Executive of its Health Care Group from May 1981 through July 1981 and a Vice President of Roto-Rooter from 1977 until May 1981. Mr. Gemunder is a director of Roto-Rooter and Ultratech Stepper, Inc. (a manufacturer of photo-lithography equipment for the computer industry).

Mr. Keefe is Executive Vice President—Operations of Omnicare and has held this position since February 1997. Previously he was Senior Vice President—Operations since February 1994. From April 1993 to February 1994, he was Vice President—Operations of Omnicare. From April 1992 to April 1993, he served as Vice President—Pharmacy Management Programs of Diagnostek, Inc., Albuquerque, New Mexico (mail-service pharmacy and healthcare services). From September 1990 to April 1992, Mr. Keefe served as President of HPI Healthcare Services, Inc., a subsidiary of Diagnostek, which was acquired from Omnicare in August 1989. From August 1984 to September 1990, he served as Executive Vice President of HPI.

Mr. Bien is Senior Vice President—Professional Services and Purchasing of Omnicare, a position he has held since May 1996. From May 1992 until May 1996, he served as Vice President of Professional Services and Purchasing of Omnicare. Prior to that, he was Vice President and a former owner of Home Care Pharmacy, a wholly-owned subsidiary that Omnicare acquired in December 1988.

Mr. Clark is Senior Vice President—Sales and Marketing of Omnicare. He has held this position since joining Omnicare in September 2002. Mr. Clark was Vice President—Field Sales at Fisher Scientific International Inc. from August 2001 to August 2002. Prior to that, Mr. Clark was Senior Vice President—Sales and Marketing and later Group Vice President of Owens & Minor Inc. from November 1997 to November 2000, and November 2000 to August 2001, respectively. Mr. Clark’s preceding experience includes sales and marketing positions with The Coca-Cola Company and the Procter & Gamble Company.

Mr. Froesel is Senior Vice President and Chief Financial Officer of Omnicare. He has held these positions since joining Omnicare in March 1996. Mr. Froesel was Vice President of Finance and Administration at Mallinckrodt Veterinary, Inc., a subsidiary of Mallinckrodt, Inc., from May 1993 to February 1996. From July 1989 to April 1993, he was worldwide Corporate Controller of Mallinckrodt Medical Inc., a subsidiary of Mallinckrodt, Inc.

Ms. Hodges is Senior Vice President and Secretary of Omnicare and has held these positions since February 1994. From August 1986 to February 1994, she was Vice President and Secretary of Omnicare. From August 1982 to August 1986, she served as Vice President—Corporate and Investor Relations.

Mr. Laterza is Vice President and General Counsel of Omnicare. He has held these positions since joining Omnicare in July 1998. Mr. Laterza was Assistant General Counsel of The Pittston Company from October 1993 to June 1998. From January 1992 until September 1993 he was associated with the law firm of Gibson, Dunn & Crutcher, and from October 1985 until December 1991 he was associated with the law firm of Cravath, Swaine & Moore.

Mr. Erhart retired as President of W.R. Grace & Co., Columbia, Maryland (international specialty chemicals, construction and packaging) in August 1990. He had held this position since July 1989. From November 1986 to July 1989, he was Chairman of the Executive Committee of Grace. From May 1981 to November 1986, he served as Vice Chairman and Chief Administrative Officer of Grace. Mr. Erhart is a director of Roto-Rooter.

Ms. Laney is Chairman and Chief Executive Officer of Cadre Computer Resources Co., Cincinnati, Ohio (network security services), positions she has held since September 2001. Previously, she served as Executive Vice President and Chief Administrative Officer of Roto-Rooter from May 2001 and May 1991, respectively, until March 2003. From November 1993 until May 2001, she held the position of Senior Vice President of Roto-Rooter. From May 1984 to November 1993, she was a Vice President of Roto-Rooter. Ms. Laney is a director of Roto-Rooter.

Dr. Lindell is Dean and Professor in the College of Nursing at the University of Cincinnati, a position she has held since December 1990. Dr. Lindell is also Associate Senior Vice President and Vice-Provost for the Medical Center at the University of Cincinnati, positions she has held since July 1998 and May 2002, respectively. From September 1994 to June 2002, she also held an additional position as Interim Dean of the College of Allied Health Sciences at the University of Cincinnati. From August 1981 to August 1990, Dr. Lindell served as Dean and a Professor in the School of Nursing at Oakland University, Rochester, Michigan. In addition, from September 1977 until August 1981, Dr. Lindell also held the position of Chair, Department of Nursing with the University of New Hampshire, Durham, New Hampshire.

Dr. Margen is a Professor Emeritus in the School of Public Health, University of California, Berkeley, a position he has held since May 1989. He had served as a Professor of Public Health at the University of California, Berkeley, since 1979.

Mr. Timoney is a retired executive of Applied Bioscience International Inc. (research organization serving the pharmaceutical and biotechnology industries), at which he held a number of positions from 1986 through

1996. From December 1995 through September 1996, he was Chief Executive Officer of Clinix International, Inc., a wholly owned subsidiary of Applied Bioscience. From June 1992 to September 1996, Mr. Timoney was Senior Vice President of Applied Bioscience. From September 1986 through June 1992, he was Vice President, Chief Financial Officer, Secretary and Treasurer of Applied Bioscience. In addition, from September 1986 through June 1995, he was a director of Applied Bioscience. Mr. Timoney has also held financial and executive positions with IMS Health Incorporated (market research firm serving the pharmaceutical and healthcare industries), Roto-Rooter and Grace.

DESCRIPTION OF CONCURRENT FINANCING TRANSACTIONS

New Credit Facility

Concurrently with the closing of this offering, we will enter into a new credit facility with a four-year final maturity, consisting of a $500 million revolving credit facility (including a $25 million letter of credit subfacility) and a $250 million term facility. The new credit facility will be guaranteed by subsidiaries that, together with Omnicare, Inc., in the aggregate account for at least 90% of our consolidated assets and revenues. Loans under the new credit facility will bear interest, at our option, at a rate equal to either (i) the higher of (a) SunTrust Bank’s prime rate or (b) the federal funds rate plus 0.50% or (ii) (a) the quotient of (A) the interest rate in the London interbank market for loans of the same general interest period duration, divided by (B) one minus the maximum aggregate reserves imposed on Eurocurrency liabilities, plus (b) between one and one-quarter percent and two and one-half percent (depending on certain senior long-term debt ratings).

The new credit facility will require us to meet certain financial tests and will limit, among other things, our ability to incur contingent obligations, to make investments, to make additional acquisitions or merge with another entity, to sell or to create or incur liens on assets, to repay other indebtedness prior to its stated maturity and to amend documents governing our other indebtedness. In addition to customary conditions precedent, the initial borrowing under the term facility will be contingent on our receiving gross proceeds of at least $250 million (prior to underwriters’ discount) from this offering and gross proceeds of at least $150 million (prior to underwriters’ discount) from the common stock offering. The initial borrowing under the revolving credit facility will also be contingent on the closing of the trust PIERS offering and on receiving gross proceeds of at least $250 million (prior to underwriters’ discount) from such offering. Failure by us to receive gross proceeds from the trust PIERS of at least $250 million (prior to underwriters’ discount) within 48 hours of the closing of the new credit facility and the failure to deliver a notice of redemption for our outstanding 5% convertible debentures due 2007 promptly following the issuance of the trust PIERS will constitute events of default under the new credit facility. We will be able to reborrow amounts repaid under the revolving credit facility prior to maturity with no penalty.

The closing of this offering is conditioned on the concurrent closing of the new credit facility. At closing, we expect to draw down the entire $250 million term loan and use those proceeds, together with the proceeds of this offering, to repay all outstanding borrowings under our existing credit facility and for general corporate purposes.

Offering of Common Stock

Concurrently with this offering, we are offering 5,625,000 shares of our common stock. The closing of this offering is conditioned upon the closing of the common stock offering. A portion of the net proceeds from the common stock offering, together with the net proceeds from the offering of trust PIERS by Omnicare Capital Trust I, will be used to redeem our existing 5% convertible subordinated debentures due 2007 and the remainder for general corporate purposes.

Offering of Trust PIERS

Concurrently with this offering, Omnicare Capital Trust I is offering $250 million aggregate principal amount of its             % trust PIERS due 2033. Omnicare Capital Trust I is a wholly-owned statutory trust of Omnicare. The sole asset of the trust will be its investment in our newly issued convertible subordinated debentures due 2033. The convertible debentures will be unsecured and subordinated to all of our senior indebtedness, as defined in the indenture governing the convertible debentures, including without limitation our 8 1/8% senior subordinated notes due 2011 and the notes offered hereby. We will guarantee payment of distributions on the trust PIERS to the extent that we have made the required interest and contingent interest payments on the convertible debentures. We also have agreed to pay all of the expenses of the trust. In addition, we own all of the common securities of the trust. Distributions on the trust PIERS are payable quarterly to the extent that we make corresponding interest payments on the convertible debentures. During any quarterly period from                      to                 ,                      to                 ,                      to                 or                      to                 , commencing with the quarterly period beginning                     , 2009, the trust will also pay contingent distributions of 0.125% of the average trading price of the trust PIERS if the average of such trading prices over a specified period equals 120% or more of the stated liquidation amount of the trust PIERS. We will pay contingent interest on the convertible debentures at the same rate under the same circumstances. We may defer payment of distributions (other than contingent distributions) for periods of up to 20 consecutive quarters, subject to our agreement not to make certain restricted payments, including, without limitation, dividend payments, during any deferral period. Holders may convert their trust PIERS into              shares of Omnicare common stock per trust PIERS (equivalent to a conversion price of approximately              per share) (1) if the closing sale price of Omnicare common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of any calendar quarter beginning with the quarter ending             , 2003 is more than 130% of the then-applicable conversion price, (2) during any 5-trading-day period following any 10-trading-day period in which the average trading price for a trust PIERS is less than 105% of the conversion value during any such period before                        , 2028 and less than 98% for any such period after that date. (3) if the trust PIERS are called for redemption, or (4) if specified corporate transactions have occurred. We may redeem the convertible debentures upon the occurrence of an “investment company event” or “tax event” as described in the indenture governing the convertible debentures. We may not otherwise redeem the convertible debentures prior to         , 2009. On or after             , 2009, we may redeem the convertible debentures, in whole or in part, at our option at any time. If we redeem the convertible debentures, the trust must redeem the equivalent amount of the trust PIERS. The trust also must redeem the trust PIERS upon the repayment of the convertible debentures at their stated maturity of             , 2033. If we experience a change of control (as defined in the instruments governing the trust PIERS), holders of the trust PIERS will have the right to exchange their trust PIERS for convertible debentures and require us to repurchase the debentures at a price of 100% of principal amount plus accrued and unpaid interest (including contingent interest), if any, to the date of repurchase. This offering is not conditioned upon the closing of the offering of trust PIERS by the trust. Net proceeds from the trust PIERS offering, together with a portion of the net proceeds from the offering of our common stock, will be used to redeem our existing 5% convertible subordinated debentures due 2007.

Redemption of Convertible Subordinated Debentures

We intend to use the net proceeds from the offering of trust PIERS and a portion of the proceeds from the offering of common stock to redeem the entire outstanding aggregate principal amount of our 5% convertible subordinated debentures due 2007 at a redemption price of 102.5% of the principal amount plus accrued and unpaid interest, as set forth in the indenture under which these convertible debentures were issued. At March 31, 2003, we had outstanding $345 million aggregate principal amount of these convertible debentures. We expect to send out a notice of redemption to holders of these convertible subordinated debentures on or about the closing date of this offering, and the debentures will be redeemed after a requisite 30-day period following the notice.

Interest Rate Swap

In addition, concurrently with the completion of this offering, we expect to enter into an interest rate swap contract to exchange the fixed interest rate on the notes offered hereby into variable interest rate debt.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Omnicare” refers only to Omnicare, Inc. and not to any of its subsidiaries.

Omnicare will issue the notes under an indenture and a supplemental indenture, to be dated the Issue Date, among itself, the Guarantors and SunTrust Bank, as trustee (together, the “indenture”). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the material provisions of the indenture. It does not restate those agreements in their entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under “—Concerning the Trustee.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The Notes

The notes:

•	are general unsecured obligations of Omnicare;

•	are subordinated in right of payment to all existing and future Senior Debt of Omnicare;

•	are pari passu in right of payment with our 8 1/8% Notes;

•	are pari passu in right of payment with any future senior subordinated Indebtedness of Omnicare;

•	are unconditionally guaranteed by the Guarantors;

•	are senior to our 5% Convertible Subordinated Debentures due 2007; and

•	are senior to our % Convertible Subordinated Debentures due 2033.

The Guarantees

The notes are guaranteed by all of Omnicare’s Domestic Subsidiaries except the Excluded Subsidiaries.

Each guarantee of the notes:

•	is a general unsecured obligation of the Guarantor;

•	is subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

•	is pari passu in right of payment with all existing and future senior subordinated Indebtedness of that Guarantor.

Assuming we had completed this offering of notes and the Concurrent Financing Transactions described under “Use of Proceeds” and applied the net proceeds from this offering and these other financing transactions described under “Use of Proceeds,” as of March 31, 2003, Omnicare and the Guarantors would have had total Senior Debt of approximately $250 million on a consolidated basis. An additional $499 million would have been available to Omnicare for borrowing under the Credit Agreement. As indicated above and as discussed in detail below under the caption “—Subordination,” payments on the notes and under these guarantees will be subordinated to the payment of Senior Debt. The indenture will permit us and the Guarantors to incur additional Senior Debt.

As of the Issue Date, all our Subsidiaries will be Restricted Subsidiaries, except for certain Subsidiaries which will be designated as Unrestricted Subsidiaries. These Unrestricted Subsidiaries held approximately 2.4% of our total consolidated assets as of March 31, 2003 and accounted for approximately 1% of our total consolidated revenues for the three months ended March 31, 2003. In addition, under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be able to designate other subsidiaries as Unrestricted Subsidiaries. Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

On the Issue Date, Omnicare is issuing notes in an aggregate principal amount of $250.0 million. Omnicare may issue additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Omnicare will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on         , 2013.

Interest on the notes will accrue at the rate of             % per annum and will be payable semi-annually in arrears on              and             , commencing on             , 2003. Omnicare will make each interest payment to the Holders of record on the immediately preceding              and                    .

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to Omnicare and the trustee, all principal, interest and premium on that Holder’s notes will be paid in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar unless Omnicare elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Omnicare may change the paying agent or registrar without prior notice to the Holders of the notes, and Omnicare or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Omnicare is not required to transfer or exchange any note selected for redemption. Also, Omnicare is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

The notes will be guaranteed by each of Omnicare’s current and future Domestic Subsidiaries except the Excluded Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Your ability to enforce the guarantees of the notes may be limited.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Omnicare or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	subject to the provisions of the following paragraph, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the trustee.

The Subsidiary Guarantee of a Guarantor will be released, and any Person acquiring assets (including by way of merger or consolidation) or Capital Stock of a Guarantor shall not be required to assume the obligations of any such Guarantor:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, if the sale complies with the “Asset Sale” provisions of the indenture;

(3)	if Omnicare designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary or an Excluded Subsidiary in accordance with the requirements of the indenture;

(4)	if any Guarantor is otherwise no longer obligated to provide a Subsidiary Guarantee pursuant to the indenture; or

(5)	if such Guarantor’s guarantee of any obligations under the Credit Agreement, or if the Credit Agreement is no longer outstanding, any other Indebtedness of the Company, is fully and unconditionally released, except that such Guarantor shall subsequently be required to become a Guarantor by executing a supplemental indenture and providing the Trustee with an officers’ certificate and opinion of counsel at such time as it guarantees any obligations under the Credit Agreement, or if the Credit Agreement is no longer outstanding, any other Indebtedness of the Company.

Subordination

The payment of principal, interest and premium on the notes will be subordinated to the prior payment in full of all Senior Debt of Omnicare, including Senior Debt incurred after the Issue Date.

The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest accruing after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt, whether or not allowable as a claim in such proceeding) before the Holders of notes will be entitled to receive any payment with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under “—Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of Omnicare:

(1)	in a liquidation or dissolution of Omnicare;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Omnicare or its property;

(3)	in an assignment for the benefit of creditors; or

(4)	in any marshaling of Omnicare’s assets and liabilities.

Omnicare also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance”) if:

(1)	a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2)	any other default occurs and is continuing on Designated Senior Debt that permits holders of that Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from Omnicare or the holders of any Designated Senior Debt.

Payments on the notes may and will be resumed:

(1)	in the case of a payment default, upon the date on which such default is cured or waived or such Designated Senior Debt is discharged or paid in full; and

(2)	in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or such Designated Senior Debt is discharged or paid in full or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1)	360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2)	all scheduled payments of principal, interest and premium on the notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance”) when the payment is prohibited by these subordination provisions, the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

Omnicare must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Omnicare, Holders of notes may recover less ratably than creditors of Omnicare who are holders of Senior Debt. See “Risk Factors—The notes and the subsidiary guarantees are subordinated to senior indebtedness.”

Failure by Omnicare to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a payment blockage period, will result in an Event of Default under the indenture and, thereafter, Holders of the notes will have the right to accelerate the maturity thereof.

Optional Redemption

At any time prior to                , 2006, Omnicare may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of             % of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Omnicare and its Subsidiaries); and

(2)	the redemption occurs within 60 days of the date of the closing of such Equity Offering.

At any time prior to                 , 2008, Omnicare may redeem all but not part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof, plus the Applicable Redemption Premium and accrued and unpaid interest to the redemption date.

Except pursuant to the preceding two paragraphs, the notes will not be redeemable at Omnicare’s option prior to            , 2008. On or after            , 2008, Omnicare may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on            of the years indicated below:

Year	Percentage
2008	%
2009	%
2010	%
2011 and thereafter	100.00%

Mandatory Redemption

Except as set forth below under “—Repurchase at the Option of Holders,” Omnicare is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require Omnicare to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Omnicare will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, Omnicare will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Omnicare will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the

“Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Omnicare will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, Omnicare will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Omnicare.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Omnicare will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. Omnicare will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Omnicare to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Omnicare repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Omnicare will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Omnicare and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Omnicare and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Omnicare to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Omnicare and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Omnicare will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Omnicare (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	the fair market value is determined by Omnicare’s Board of Directors and evidenced by a resolution of the Board of Directors; and

(3)	at least 70% of the consideration received in the Asset Sale by Omnicare or such Restricted Subsidiary is in the form of cash, Cash Equivalents and/or Replacement Assets. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Omnicare’s or such Restricted Subsidiary’s most recent balance sheet, of Omnicare or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets and from which Omnicare or such Restricted Subsidiary is released from further liability; and

(b)	any securities, notes or other obligations received by Omnicare or any such Restricted Subsidiary from such transferee that are converted by Omnicare or such Restricted Subsidiary into cash within 60 days of receipt, to the extent of the cash received in that conversion.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Omnicare may apply those Net Proceeds at its option:

(1)	to repay Senior Debt;

(2)	to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3)	to make a capital expenditure;

(4)	to acquire Replacement Assets; or

(5)	to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, Omnicare may temporarily invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, Omnicare will make an offer (an “Asset Sale Offer”) to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Omnicare may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Omnicare will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Omnicare will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Certain agreements governing Omnicare’s outstanding Senior Debt generally prohibit Omnicare from purchasing notes, and also provide that certain transactions constituting a Change of Control or Asset Sale event with respect to Omnicare would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Omnicare becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Omnicare is prohibited from purchasing notes, Omnicare could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Omnicare does not obtain such a consent or repay such borrowings, Omnicare will remain prohibited from purchasing notes. In such case, Omnicare’s failure to purchase notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Covenant Removal

From and after the first date on which both (a) the notes are rated Investment Grade by each of Moody’s Investor Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) and (b) there shall not exist a Default or Event of Default under the indenture (a “Rating Event”), Omnicare and the Restricted Subsidiaries will no longer be subject to the covenants described under “—Restricted Payments,” “—Incurrence of Indebtedness and Issuance of Preferred Stock,” “—Dividend and Other Payment Restrictions Affecting Subsidiaries,” “—Transactions with Affiliates,” “—Additional Subsidiary Guarantees,” clause (4) of the first paragraph under “—Merger, Consolidation or Sale of Assets” and “—Repurchase at the Option of Holders—

Asset Sales.” Upon the occurrence of a Rating Event, the Subsidiary Guarantees of each of the Guarantors will be automatically released.

There can be no assurance that a Rating Event will occur or, if one occurs, that the notes will continue to maintain an Investment Grade rating. In addition, at no time after a Rating Event will the provisions and covenants contained in the indenture at the time of issuance of the notes that cease to be applicable after the Rating Event be reinstated.

In the event Moody’s or S&P is no longer in existence or issuing ratings, such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by Omnicare with notice to the trustee and the foregoing provisions will apply to the rating issued by the replacement rating agency.

Restricted Payments

Omnicare will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of Omnicare’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Omnicare or any of its Restricted Subsidiaries) or to the direct or indirect holders of Omnicare’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Omnicare or to Omnicare or a Restricted Subsidiary);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Omnicare) any Equity Interests of Omnicare or any direct or indirect parent of Omnicare;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2)	Omnicare would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Omnicare and its Restricted Subsidiaries after March 20, 2001 (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9), (10), (11), (12) and (13) of the next succeeding paragraph) is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of Omnicare for the period (taken as one accounting period) from January 1, 2001 to the end of Omnicare’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of the aggregate net cash proceeds received by Omnicare since March 20, 2001 as a contribution to its common equity capital or from the issue or sale of Equity Interests of Omnicare (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into or exchanged for such Equity Interests of Omnicare (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary), plus

(c)	to the extent that any Restricted Investment that was made after March 20, 2001 is sold for cash or Cash Equivalents (or a combination thereof) or otherwise liquidated or repaid for cash or Cash Equivalents (or a combination thereof), the lesser of (i) the return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d)	an amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries resulting from cash dividends, repayments of loans or advances or other transfers of assets, in each case to Omnicare or any Restricted Subsidiary from Unrestricted Subsidiaries, plus (y) the portion (proportionate to Omnicare’s equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, in each case since March 20, 2001 (provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made since March 20, 2001 by Omnicare or any Restricted Subsidiary that were treated as Restricted Payments, and provided, further, that no amount will be included under this clause (d) to the extent it is already included in clauses (a), (b) or (c) above).

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Omnicare or any Restricted Subsidiary or of any Equity Interests of Omnicare in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Omnicare (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3)	the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Omnicare or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Omnicare or any Restricted Subsidiary held by any officer, director or employee of Omnicare or any Subsidiary of Omnicare in connection with any management equity subscription agreement, any compensation, retirement, disability, severance or benefit plan or agreement, any stock option or incentive plan or agreement, any employment agreement or any other similar plans or agreements; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $30.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding years);

(6)	the payment of dividends by Omnicare on its common stock in an aggregate annual amount of up to $50.0 million;

(7)	the repurchase of any class of Capital Stock of a Restricted Subsidiary (other than Disqualified Stock) if such repurchase is made pro rata among all holders of such class of Capital Stock;

(8)	the payment of any scheduled dividend or similar distribution, and any scheduled repayment of the stated amount, liquidation preference or any similar amount at final maturity or on any scheduled redemption or repurchase date, in respect of any series of preferred stock or similar securities of Omnicare or any Restricted Subsidiary (including Disqualified Stock), provided that (a) such series of preferred stock or similar securities was issued in compliance with the “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant and (b) such payments were scheduled to be paid in the original documentation governing such series of preferred stock or other securities (it being understood that the foregoing provisions of this clause (8) shall not be deemed to permit the payment of any dividend or similar distribution, or the payment of the stated amount, liquidation preference or any similar amount, prior to the date originally scheduled for the payment thereof);

(9)	payments in lieu of fractional shares;

(10)	the redemption of the 5% Convertible Subordinated Debentures due 2007;

(11)	interest payments on the % Convertible Subordinated Debentures due 2033 and the corresponding distributions paid to holders of the Trust PIERS;

(12)	the distribution of % Convertible Subordinated Debentures due 2033 to holders of the Trust PIERS in connection with the liquidation of the related trust; and

(13)	additional Restricted Payments pursuant to this clause (13) in an aggregate amount not to exceed 5.0% of Consolidated Assets of Omnicare as of the end of Omnicare’s most recently completed fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (with each such Restricted Payment being valued as of the date made and without regard to subsequent changes in value).

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Omnicare or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Omnicare in good faith, whose determination with respect thereto will be conclusive.

Incurrence of Indebtedness and Issuance of Preferred Stock

Omnicare will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and

Omnicare will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Omnicare and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and Omnicare may issue Disqualified Stock and any Restricted Subsidiary may issue preferred stock (including Disqualified Stock) if the Fixed Charge Coverage Ratio for Omnicare’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the following (collectively, “Permitted Debt”):

(1)	the incurrence by Omnicare and its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Omnicare and its Restricted Subsidiaries thereunder) not to exceed $1.25 billion;

(2)	Existing Indebtedness;

(3)	the incurrence by Omnicare and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the Issue Date;

(4)	the incurrence by Omnicare or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Omnicare or such Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $40.0 million at any time outstanding;

(5)	the incurrence by Omnicare or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (10), (13), (14) or this clause (5) of this paragraph;

(6)	the incurrence by Omnicare or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Omnicare and any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Omnicare or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Omnicare or a Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Omnicare or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by Omnicare or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (a) interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding or (b) exchange rate risk with respect to obligations under any agreement or Indebtedness, or with respect to any asset, of such Person that is payable or denominated in a currency other than U.S. Dollars;

(8)	the guarantee by Omnicare or any of the Restricted Subsidiaries of Indebtedness of Omnicare or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(9)	the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on preferred stock (including Disqualified Stock) in the form of additional shares of the same class of preferred stock (including Disqualified Stock) will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock (including Disqualified Stock) for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Omnicare as accrued;

(10)	the issuance of Convertible Subordinated Debentures and/or the issuance of Convertible Preferred Stock in an aggregate principal amount (with the liquidation value of the Convertible Preferred Stock being treated as its principal amount for this purpose) not to exceed $500.0 million at any one time outstanding pursuant to this clause (10), plus the issuance of any related securities issued by a subsidiary trust or similar financing vehicle in connection therewith;

(11)	Indebtedness of Omnicare or any Restricted Subsidiary consisting of guarantees, indemnities, hold backs or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries, or contingent payment obligations incurred in connection with the acquisition or disposition of assets which are contingent on the performance of the assets acquired or disposed of;

(12)	Indebtedness represented by (a) letters of credit for the account of Omnicare or any Restricted Subsidiary or (b) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements, to the extent that such letters of credit and other obligations, as the case may be, are intended to provide security for workers’ compensation claims, payment obligations in connection with self-insurance, in connection with participation in government reimbursement or other programs or other similar requirements in the ordinary course of business;

(13)	the incurrence by Omnicare or any Restricted Subsidiary of Indebtedness to the extent the proceeds thereof are used to purchase notes pursuant to a Change of Control Offer; and

(14)	the incurrence by Omnicare or any of its Restricted Subsidiaries of additional Indebtedness (which may include, but is not limited to, Indebtedness of the types referred to in the foregoing clauses (1) through (13)) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $100.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Omnicare will be permitted to classify and reclassify such item of Indebtedness in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

No Senior Subordinated Debt

Omnicare will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Omnicare and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s Subsidiary Guarantee.

Liens

Omnicare will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing pari passu or subordinated Indebtedness, or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless (i) in the case of any Lien securing pari passu Indebtedness, the notes are secured by a Lien that is senior in priority to or pari passu with such Lien and (ii) in the case of any Lien securing subordinated Indebtedness, the notes are secured by a Lien that is senior in priority to such Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Omnicare will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Omnicare or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Omnicare or any of its Restricted Subsidiaries;

(2)	make loans or advances to Omnicare or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to Omnicare or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date or in the Credit Agreement;

(2)	the indenture, the notes and the Subsidiary Guarantees;

(3)	applicable law;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by Omnicare or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in leases entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary or any assets thereof that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8)	Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11)

restrictions imposed in connection with a financing transaction involving a sale or other disposition of accounts receivable and related assets (including, without limitation, in connection with a securitization or similar financing) or in connection with a financing involving a subsidiary trust or similar financing vehicle that is permitted by the “—Incurrence of Indebtedness and Issuance of Preferred Stock”

covenant, provided, that such restrictions do not materially adversely affect Omnicare’s ability to pay interest and principal on the notes when due; and

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or imposed by governmental agencies or authorities.

Merger, Consolidation or Sale of Assets

Omnicare may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Omnicare is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Omnicare and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)	either: (a) Omnicare is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Omnicare) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Omnicare) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Omnicare under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, on a pro forma basis giving effect to such transaction or series of transactions (and treating any obligation of Omnicare or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default exists; and

(4)	Omnicare or the Person formed by or surviving any such consolidation or merger (if other than Omnicare), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the second paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, Omnicare may not, directly or indirectly, lease all or substantially all of the properties or assets of Omnicare and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Omnicare and any of the Guarantors.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance, transfer or other disposition of all or substantially all of the properties or assets of Omnicare and its Restricted Subsidiaries, taken as a whole, in accordance with the foregoing provisions, the successor Person formed by such consolidation or into which Omnicare is merged or to which such sale, assignment, transfer, conveyance or other disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, Omnicare under the indenture with the same effect as if such successor had been named as Omnicare therein. When a successor assumes all the obligations of its predecessor under the indenture and the notes following a consolidation or merger, or any sale, assignment, transfer, conveyance, transfer or other disposition of 90% or more of the assets of the predecessor in accordance with the foregoing provisions, the predecessor shall be released from those obligations.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Omnicare may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Omnicare and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or Permitted Investments, as determined by Omnicare. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Omnicare may re-designate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default. As of the Issue Date, Anderson Medical Services, Inc., Atlantic Medical Group, Bach’s Pharmacy Services East, Inc., Dixon Pharmacy, Howard’s Pharmacy, Inc., Konsult Inc., OCR Services Corporation, Omnicare Air Transport Services, Inc. and Omnicare.com, Inc. are designated as Unrestricted Subsidiaries.

Transactions with Affiliates

Omnicare will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to Omnicare or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Omnicare or such Restricted Subsidiary with an unrelated Person; and

(2)	Omnicare delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of Omnicare’s Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of Omnicare’s Board of Directors; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in the United States.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation, retirement, disability, severance or employee benefit arrangements and incentive arrangements with, and loans and advances to, any officer, director or employee in the ordinary course of business,

(2)	performance of all agreements in existence on the Issue Date and any modification thereto or any transaction contemplated thereby in any replacement agreement therefor so long as such modification or replacement is not materially more disadvantageous to Omnicare or any of its Restricted Subsidiaries than the original agreement in effect on the Issue Date;

(3)

transactions in connection with a financing transaction involving a sale or other disposition of accounts receivable and related assets (including, without limitation, in connection with a securitization or similar financing) or in connection with a financing involving a subsidiary trust or similar financing vehicle that is permitted by the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(4)	transactions in the ordinary course of business with any joint venture that is otherwise permitted by the indenture; provided, that such joint venture is between or among Omnicare and/or any of its Subsidiaries on the one hand and third parties that are not otherwise Affiliates of Omnicare on the other hand;

(5)	transactions between or among Omnicare and/or its Restricted Subsidiaries;

(6)	transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of Omnicare solely because Omnicare or a Restricted Subsidiary owns an Equity Interest in, or controls, such Person;

(7)	sales of Equity Interests (other than Disqualified Stock) to Affiliates of Omnicare; and

(8)	Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments.”

Additional Subsidiary Guarantees

If Omnicare or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the Issue Date, then that newly acquired or created Domestic Subsidiary (other than an Excluded Subsidiary) will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days after the end of the fiscal quarter in which it was acquired or created.

Reports

Whether or not required by the Commission, so long as any notes are outstanding, Omnicare will furnish to the Holders of notes, within the time periods specified in the Commission’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Omnicare were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Omnicare’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if Omnicare were required to file such reports.

In addition, whether or not required by the Commission, Omnicare will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on the notes whether or not prohibited by the subordination provisions of the indenture;

(2)	default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

(3)	failure by Omnicare or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)	failure by Omnicare or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Omnicare or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Omnicare or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $35.0 million or more;

(6)	failure by Omnicare or any of its Restricted Subsidiaries to pay final, non-appealable judgments aggregating in excess of $35.0 million that are not covered by insurance or as to which an insurer has not acknowledged coverage in writing, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	except as permitted by the indenture, any Subsidiary Guarantee shall be held in any final, non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (unless such Guarantor could be designated as an Excluded Subsidiary); and

(8)	certain events of bankruptcy or insolvency described in the indenture with respect to Omnicare or any of its Restricted Subsidiaries that is a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Omnicare, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the notes.

Omnicare is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Omnicare is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Omnicare or any Guarantor, as such, will have any liability for any obligations of Omnicare or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Omnicare may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on, such notes when such payments are due from the trust referred to below;

(2)	Omnicare’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and Omnicare’s and the Guarantor’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, Omnicare may, at its option and at any time, elect to have the obligations of Omnicare and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Omnicare must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium on, the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Omnicare must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, Omnicare has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Omnicare has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)

in the case of Covenant Defeasance, Omnicare has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Omnicare or any of its Subsidiaries is a party or by which Omnicare or any of its Subsidiaries is bound;

(6)	Omnicare must deliver to the trustee an officers’ certificate stating that the deposit was not made by Omnicare with the intent of preferring the Holders of notes over the other creditors of Omnicare with the intent of defeating, hindering, delaying or defrauding creditors of Omnicare or others; and

(7)	Omnicare must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with or waived.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)	reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders” and other than notice provisions with respect to any optional redemption by Omnicare);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium on, the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of notes then outstanding.

Notwithstanding the preceding, without the consent of any Holder of notes, Omnicare, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Omnicare’s or a Guarantor’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Omnicare’s or a Guarantor’s assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

(5)	to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(6)	to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Omnicare, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Omnicare or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Omnicare or any Guarantor is a party or by which Omnicare or any Guarantor is bound;

(3)	Omnicare or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	Omnicare has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Omnicare must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied or waived.

Concerning the Trustee

If the trustee becomes a creditor of Omnicare or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to Omnicare, Inc., 100 East RiverCenter Boulevard, Covington, KY, 41011, Attention: General Counsel.

Book-Entry, Delivery and Form

Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The Notes initially will be represented by one or more notes in registered, global form without interest coupons ( the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Omnicare takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Omnicare that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Omnicare that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Omnicare and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Omnicare, the trustee nor any agent of Omnicare or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Omnicare that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Omnicare. Neither Omnicare nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Omnicare and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Omnicare that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Omnicare nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1)	DTC (a) notifies Omnicare that it is unwilling or unable to continue as depositary for the Global Notes and Omnicare fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2)	Omnicare, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

Omnicare will make payments in respect of the notes represented by the Global Notes (including principal, premium and if any, interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Omnicare will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Omnicare expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Omnicare that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“    % Convertible Subordinated Debentures due 2033” means the $250.0 million in aggregate principal amount of     % Convertible Subordinated Debentures due 2033 issued by Omnicare on the Issue Date.

“5% Convertible Subordinated Debentures due 2007” means the $345.0 million in aggregate principal amount of 5% Convertible Subordinated Debentures due 2007 issued by Omnicare on December 10, 1997.

“8 1/8% Notes” means $375 million aggregate principal amount of Omnicare’s 8 1/8% of Senior Subordinated Notes due 2011 originally issued on March 20, 2001, including registered notes issued in exchange for such notes.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person (limited to the maximum amount of liability of the specified Person with respect to such Lien).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Redemption Premium” means, with respect to any note on any redemption date, the excess of

(1)	the present value at such redemption date of the redemption price of such note if such note were redeemed on , 2008, plus all required interest payments due on such note through , 2008, computed using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points, over

(2)	the then-outstanding principal amount of the note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition by Omnicare or any of its Restricted Subsidiaries of any assets, other than sales of products and services in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Omnicare and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any Restricted Subsidiary or the sale of Equity Interests in any Restricted Subsidiary.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets having a fair market value of less than $10.0 million;

(2)	a transfer of assets between or among Omnicare and one or more Restricted Subsidiaries,

(3)	an issuance of Equity Interests by a Restricted Subsidiary to Omnicare or to another Restricted Subsidiary;

(4)	the sale, lease or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(7)	the sale and leaseback of any assets within 90 days of the acquisition of such assets;

(8)	a sale or other disposition of accounts receivable and related assets in connection with a financing transaction involving such assets (including, without limitation, in connection with a securitization or similar financing);

(9)	any disposition of property in the ordinary course of business by Omnicare or any Restricted Subsidiary that, in the good faith judgment of management of Omnicare, has become obsolete, worn out, damaged or no longer useful in the conduct of the business of Omnicare or the Restricted Subsidiaries;

(10)	any Asset Swap;

(11)	any sale of securities constituting Equity Interests that are issued by a subsidiary trust or similar financing vehicle in a transaction permitted under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(12)	any loans or other transfers of equipment to customers of Omnicare or any Restricted Subsidiary in the ordinary course of business for use with the products or services of Omnicare or any Restricted Subsidiary; and

(13)	the sale or issuance of a minimal number of Equity Interests in a Restricted Subsidiary that is a foreign entity to a foreign national to the extent required by local law or in a jurisdiction outside of the United States.

“Asset Sale Offer” has the meaning set forth under “—Repurchase at the Option of Holders—Asset Sales.”

“Asset Swap” means an exchange by Omnicare or any Restricted Subsidiary of property or assets for property or assets of another Person; provided that (i) Omnicare or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such exchange at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as evidenced by a resolution of Omnicare’s Board of Directors), and (ii) at least 70% of the consideration received in such exchange constitutes assets or other property of a kind usable by Omnicare and its Restricted Subsidiaries in a Permitted Business; provided, further that any cash and Cash Equivalents received by Omnicare or any of its Restricted Subsidiaries in connection with such an exchange shall constitute Net Proceeds subject to the provisions under “—Asset Sales.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation (or any duly authorized committee thereof);

(2)	with respect to a partnership, the Board of Directors (or any duly authorized committee thereof) of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities constituting direct obligations of the United States or any agency or instrumentality of the United States, the payment or guarantee of which constitutes a full faith and credit obligation of the United States, maturing in three years or less from the date of acquisition thereof;

(3)	securities constituting direct obligations of any State or municipality within the United States maturing in three years or less from the date of acquisition thereof which, in any such case, at the time of acquisition by Omnicare or any Restricted Subsidiary, is accorded one of the two highest long-term or short-term, as applicable, debt ratings by S&P or Moody’s or any other United States nationally recognized credit rating agency of similar standing;

(4)	certificates of deposit with a maturity of one year or less or bankers’ acceptances issued by a bank or trust company having capital, surplus and undivided profits aggregating at least $500.0 million and having a short-term unsecured debt rating of at least “P-1” by Moody’s or “A-1” by S&P;

(5)	eurodollar time deposits with maturities of one year or less and overnight bank deposits with any bank or trust company having capital, surplus and undivided profits aggregating at least $500.0 million and having a short-term unsecured debt rating of at least “P-1” by Moody’s or “A-1” by S&P;

(6)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3), (4) and (5) above entered into with any financial institution meeting the qualifications specified in such clauses above;

(7)	commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by Omnicare or any Restricted Subsidiary, is accorded a rating of “A2” or better by S&P or “P2” or better by Moody’s or any other United States nationally recognized credit rating agency of similar standing; and

(8)	any fund or other pooling arrangement at least 95% of the assets of which constitute Investments described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Omnicare and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of Omnicare;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than one or more Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 45% of the Voting Stock of Omnicare, measured by voting power rather than number of shares; or

(4)	the first day on which a majority of the members of the Board of Directors of Omnicare are not Continuing Directors.

“Concurrent Financing Transactions” means the offering of notes hereby together with the concurrent offerings of 5,625,000 shares of common stock by Omnicare,     % Convertible Subordinated Debentures due 2033 by Omnicare, and the Trust PIERS by Omnicare Capital Trust I, the refinancing of Omnicare’s existing credit facility with a new $750.0 million credit facility, and the use of proceeds therefrom as described under “Use of Proceeds.”

“Consolidated Assets” of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries on a consolidated basis at such date, as determined in accordance with GAAP.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	an amount equal to any extraordinary, unusual or non-recurring loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary will be added to Consolidated Net Income to compute Consolidated Cash Flow of Omnicare only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Omnicare by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	for purposes of the “—Restricted Payments” covenant above, the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

(4)	the cumulative effect of a change in accounting principles will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Omnicare who:

(1)	was a member of such Board of Directors on the Issue Date; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Convertible Preferred Stock” means any convertible preferred stock or similar securities of Omnicare or any subsidiary trust (or similar financing vehicle) that are convertible at the option of the holder thereof into common stock of Omnicare.

“Convertible Subordinated Indebtedness” means any Indebtedness of Omnicare that is subordinated to the notes and that is convertible at the option of the holder thereof into common stock of Omnicare (including, without limitation, any Indebtedness incurred in connection with a transaction involving the sale by Omnicare of purchase contracts to acquire Omnicare common stock at a future date), and, if applicable, any related securities issued by a subsidiary trust or similar financing vehicle in connection therewith.

“Credit Agreement” means the Credit Agreement, dated as of the Issue Date, by and among Omnicare, the lenders parties thereto, SunTrust Bank, as administrative agent, SunTrust Capital Markets, Inc., as joint lead arranger and joint book runner, J.P. Morgan Securities Inc., as joint lead arranger and joint book runner, JPMorgan Chase Bank, as joint syndication agent, Wachovia Securities, LLC, as joint lead arranger, Wachovia Bank, National Association, as joint documentation agent, Lehman Commercial Paper Inc., as joint syndication agent, UBS Warburg LLC, as joint documentation agent, and CIBC Inc., providing for up to $500 million of revolving credit borrowings and up to $250 million of term loans, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including, without limitation, as to principal amount), modified, renewed, refunded, replaced or refinanced from time to time (whether or not with the original agents or lenders and whether or not contemplated under the original agreement relating thereto).

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended (including, without limitation, as to principal amount), restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (whether or not with the original agents or lenders and whether or not contemplated under the original agreement relating thereto).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Debt” means:

(1)	any Indebtedness outstanding under the Credit Agreement; and

(2)	after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the indenture the principal amount of which is $35.0 million or more and that has been designated by Omnicare as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature.

Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Omnicare to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Omnicare may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary organized under the laws of the United States or any state of the United States or the District of Columbia.

“Excess Proceeds” has the meaning set forth under “—Repurchase at the Option of Holders—Asset Sales.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale by Omnicare for cash (in an amount resulting in gross proceeds of not less than $25.0 million) of its common stock or preferred stock (excluding Disqualified Stock).

“Excluded Subsidiaries” means those Domestic Subsidiaries that are designated by Omnicare as Domestic Subsidiaries that will not be Guarantors; provided, however, that in no event will the Excluded Subsidiaries, either individually or collectively, hold more than 10% of the consolidated assets of Omnicare and its Domestic Subsidiaries as of the end of any fiscal quarter or account for more than 10% of the consolidated revenue of Omnicare and its Domestic Subsidiaries during the most recent four-quarter period (in each case determined as of the most recent fiscal quarter for which Omnicare has internal financial statements available); provided, further, that any Domestic Subsidiary that guarantees other Indebtedness of Omnicare may not be designated as or continue to be an Excluded Subsidiary. In the event any Domestic Subsidiaries previously designated as Excluded Subsidiaries cease to meet the requirements of the previous sentence, Omnicare will promptly cause one or more of such Domestic Subsidiaries to become Guarantors so that the requirements of the previous sentence are complied with.

“Existing Indebtedness” means Indebtedness of Omnicare and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid, including, without limitation, all Indebtedness incurred by Omnicare and its Restricted Subsidiaries in connection with the Concurrent Financing Transactions (other than Indebtedness under the Credit Agreement).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, to the extent such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Omnicare (other than Disqualified Stock) or to Omnicare or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio, pro forma effect will be given to:

(1)	acquisitions of any operations or businesses or assets (other than assets acquired in the ordinary course of business) that have been made by the specified Person or any of its Restricted Subsidiaries, including through purchases or through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, as if they had occurred on the first day of the four-quarter reference period; and

(2)	the discontinuance of operations or businesses and dispositions of operations or businesses or assets (other than assets disposed of in the ordinary course of business) during the four quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, as if they had occurred on the first day of the four quarter reference period.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of determination.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means each of:

(1)	the Domestic Subsidiaries of Omnicare as of the indenture date other than Excluded Subsidiaries; and

(2)	any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person, in each case limited to the maximum amount of liability of the specified Person with respect to such Lien or Guarantee on the date in question. Notwithstanding anything in the foregoing to the contrary, Indebtedness shall not include trade payables or accrued expenses for property or services incurred in the ordinary course of business.

The amount of any Indebtedness issued with original issue discount will be the accreted value of such Indebtedness.

“Investment Grade” means (1) with respect to S&P, any of the rating categories from and including AAA to and including BBB- and (2) with respect to Moody’s, any of the rating categories from and including Aaa to and including Baa3.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Omnicare or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, Omnicare will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments”; provided that Omnicare shall not have been deemed to have made an Investment pursuant to the foregoing if Omnicare shall have previously or concurrently therewith been deemed to have made an Investment in connection with such Equity Interests. The acquisition by Omnicare or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by Omnicare or such Restricted

Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments”; provided, Omnicare or such Restricted Subsidiary shall not have been deemed to have made an Investment pursuant to the foregoing if Omnicare or any Restricted Subsidiary shall have previously or concurrently therewith been deemed to have made an Investment in connection with such acquisition. “Investments” shall exclude extensions of trade credit.

“Issue Date” means the original issue date for the first issuance of notes offered hereby under the indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary, unusual or non-recurring gain, charge, expense or loss, together with any related provision for taxes on such extraordinary, unusual or non-recurring gain, charge, expense or loss.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by Omnicare or its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, any relocation expenses incurred as a result of the Asset Sale, any taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness, all distributions and other payments required to be made to non-majority interest holders in subsidiaries or joint ventures as a result of such Asset Sale and appropriate amounts to be provided by Omnicare or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by Omnicare or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means the business or businesses conducted by Omnicare and its Restricted Subsidiaries as of the Issue Date and any business ancillary or complementary thereto.

“Permitted Debt” has the meaning set forth under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Investments” means:

(1)	any Investment in Omnicare or in a Restricted Subsidiary;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Omnicare or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Omnicare or a Restricted Subsidiary;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)	any Investment received to the extent the consideration therefor was the issuance of Equity Interests (other than Disqualified Stock) of Omnicare;

(6)	Hedging Obligations;

(7)	intercompany Indebtedness to the extent permitted under the “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(8)	Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business and Investments to secure participation in government reimbursement programs;

(9)	loans and advances to officers, directors and employees made in the ordinary course of business;

(10)	Investments represented by accounts and notes receivable created or acquired in the ordinary course of business;

(11)	Investments existing on the Issue Date and any renewal or replacement thereof on terms and conditions not materially less favorable than that being renewed or replaced;

(12)	Investments by any qualified or nonqualified benefit plan established by Omnicare or its Restricted Subsidiaries made in accordance with the terms of such plan, or any Investments made by Omnicare or any Restricted Subsidiary in connection with the funding thereof;

(13)	Investments received in settlement of debts owed to Omnicare or any Restricted Subsidiary, including, without limitation, as a result of foreclosure, perfection or enforcement of any Lien or indebtedness or in connection with any bankruptcy, liquidation, receivership or insolvency proceeding;

(14)	Investments as of the Issue Date in Unrestricted Subsidiaries so designated as of the Issue Date;

(15)	Investments in any Subsidiary that constitutes a special purpose entity formed for the primary purpose of financing receivables or for the primary purpose of issuing trust preferred or similar securities in a transaction permitted by the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant; and

(16)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other outstanding Investments made pursuant to this clause (16), not to exceed 20.0% of Consolidated Assets in the aggregate at any one time outstanding.

“Permitted Junior Securities” means:

(1)	Equity Interests in Omnicare or any Guarantor; or

(2)	debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

“Permitted Liens” means:

(1)	Liens securing Senior Debt;

(2)	Liens in favor of Omnicare or its Restricted Subsidiaries;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Omnicare or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Omnicare or the Restricted Subsidiary;

(4)	Liens on property existing at the time of acquisition of the property by Omnicare or any Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5)	Liens to secure Indebtedness (including, without limitation, Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(6)	Liens existing on the Issue Date;

(7)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8)	Liens securing any Hedging Obligations of Omnicare or any Restricted Subsidiary;

(9)	Liens securing any Indebtedness otherwise permitted to be incurred under the indenture, the proceeds of which are used to refinance Indebtedness of Omnicare or any Restricted Subsidiary, provided that such Liens extend to or cover only the assets secured by the Indebtedness being refinanced;

(10)	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary, provided that such Liens were not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

(11)	statutory Liens and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if Omnicare or any applicable Restricted Subsidiaries shall have made any reserves or other appropriate provision required by GAAP;

(12)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance, return-of-money bonds, participation in government reimbursement programs and other similar obligations;

(13)	judgment Liens not giving rise to an Event of Default, so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(14)	easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the conduct of the business of Omnicare or any of its Restricted Subsidiaries;

(15)	any interest or title of a lessor in assets or property subject to Capitalized Lease Obligations or an operating lease of Omnicare or any Restricted Subsidiary;

(16)	Liens incurred in connection with a financing involving the sale or other disposition of accounts receivable and related assets (including, without limitation, in connection with a securitization or similar financing);

(17)	leases or subleases granted to others not interfering with the ordinary conduct of the business of Omnicare or any of the Restricted Subsidiaries;

(18)	bankers’ liens with respect to the right of set-off arising in the ordinary course of business against amounts maintained in bank accounts or certificates of deposit in the name of Omnicare or any Restricted Subsidiary;

(19)	the interest of any issuer of a letter of credit in any cash or Cash Equivalents deposited with or for the benefit of such issuer as collateral for such letter of credit; provided that the Indebtedness so collateralized is permitted to be incurred by the terms of the indenture;

(20)	any Lien consisting of a right of first refusal or option to purchase an ownership interest in any Restricted Subsidiary or to purchase assets of Omnicare or any Restricted Subsidiary, which right of first refusal or option is entered into in the ordinary course of business or is otherwise permitted under the indenture;

(21)	any Lien granted to the Trustee pursuant to the terms of the indenture and any substantially equivalent Lien granted to the respective trustees under the indentures for other debt securities of Omnicare; and

(22)	Liens incurred in the ordinary course of business of Omnicare or any Restricted Subsidiary with respect to obligations that do not exceed $50.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of Omnicare or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Omnicare or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith);

(2)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is other than Senior Debt, such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than, the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, except that, in the case of a refinancing, replacement, defeasance or refunding of the % Convertible Subordinated Debentures due 2033, such Permitted Refinancing Indebtedness may have a final maturity date and a Weighted Average Life to Maturity of no earlier than one year after the final maturity date and Weighted Average Life to Maturity of the notes;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms not materially less favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, except that, in the case of a refinancing, replacement, defeasance or refunding of the % Convertible Subordinated Debentures due 2033, such Permitted Refinancing Indebtedness may be subordinate or pari passu in right of payment to the notes; and

(4)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded was incurred by Omnicare, the obligor on the Permitted Refinancing Indebtedness may not be a Restricted Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal” means Joel Gemunder, an entity controlled by Joel Gemunder and/or a trust for his benefit or any employee benefit plan of Omnicare (including plans for the benefit of employees of its Restricted Subsidiaries).

“Rating Event” has the meaning set forth under “Certain Covenants—Covenant Removal.”

“Related Party” means:

(1)	any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2)	any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Replacement Assets” mean properties or assets substantially similar to the assets disposed of in a particular Asset Sale and acquired to replace the properties or assets that were the subject of such Asset Sale or that are otherwise useful in a Permitted Business.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any direct or indirect Subsidiary of Omnicare other than an Unrestricted Subsidiary.

“Senior Debt” means:

(1)	all obligations of Omnicare or any Guarantor related to the Credit Agreement, whether for principal, premium, if any, interest, including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against Omnicare or such Guarantor under applicable bankruptcy laws, whether or not such interest is lawfully allowed as a claim after such filing, and all other amounts payable in connection therewith, including, without limitation, any fees, premiums, penalties, expenses, reimbursements, indemnities, damages and other liabilities; and

(2)	the principal of, premium, if any, and interest on all other Indebtedness of Omnicare or any Guarantor, other than the notes, and all Hedging Obligations, in each case whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness or Hedging Obligation, the instrument creating or evidencing the Indebtedness or Hedging Obligation expressly provides that such Indebtedness or Hedging Obligation shall not be senior in right of payment to the notes.

Notwithstanding the foregoing, “Senior Debt” does not include:

(a)	Indebtedness evidenced by the notes and the Subsidiary Guarantees;

(b)	Indebtedness of Omnicare or any Guarantor that is expressly subordinated in right of payment to any Senior Debt of Omnicare or such Guarantor or the notes or the applicable Subsidiary Guarantee;

(c)	Indebtedness of Omnicare or any Guarantor that by operation of law is subordinate to any general unsecured obligations of Omnicare or such Guarantor;

(d)	Indebtedness of Omnicare or any Guarantor to the extent incurred in violation of any covenant prohibiting the incurrence of Indebtedness under the indenture;

(e)	any liability for federal, state or local taxes or other taxes, owed or owing by Omnicare or any Guarantor;

(f)	accounts payable or other liabilities owed or owing by Omnicare or any Guarantor to trade creditors, including guarantees thereof or instruments evidencing such liabilities;

(g)	amounts owed by Omnicare or any Guarantor for compensation to employees or for services rendered to Omnicare or such Guarantor;

(h)	Indebtedness of Omnicare or any Guarantor to any Restricted Subsidiary or any other Affiliate of Omnicare or such Guarantor;

(i)	Capital Stock of Omnicare or any Guarantor;

(j)	Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the U.S. Code is without recourse to Omnicare or any Restricted Subsidiary;

(k)	the 8 1/8% Notes;

(l)	the 5% Convertible Subordinated Debentures due 2007; and

(m)	the % Convertible Subordinated Debentures due 2033.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person, (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Restricted Subsidiaries or by such Person and one or more of its Restricted Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Treasury Rate” means, at any date of determination, the yield to maturity as of such date (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two business days prior to the date of the redemption notice for which such computation is being made (or if such Statistical Release is no longer published, as reported in any publicly available source of similar market data)), of United States Treasury securities with a constant maturity most nearly equal to the period from the relevant redemption date to             , 2008; provided that, if such period is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if such period is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust PIERS” means the $250.0 million aggregate principal amount     % Trust PIERS due 2033 issued by Omnicare Capital Trust I on the Issue Date.

“Unrestricted Subsidiary” means any Subsidiary of Omnicare that is designated by the Board of Directors of Omnicare as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Indebtedness that is without recourse to Omnicare or its Restricted Subsidiaries;

(2)	is not party to any agreement, contract, arrangement or understanding with Omnicare or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to Omnicare or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Omnicare;

(3)	is a Person with respect to which neither Omnicare nor any of its Restricted Subsidiaries has any (a) continuing direct or indirect obligation to subscribe for additional Equity Interests or (b) direct or indirect obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Omnicare or any of its Restricted Subsidiaries.

In addition, any Subsidiary that constitutes a special purpose entity formed for the primary purpose of financing receivables or for the primary purpose of issuing trust preferred or similar securities in connection with a transaction permitted by the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, shall be an Unrestricted Subsidiary.

Any designation of a Subsidiary of Omnicare as an Unrestricted Subsidiary after the Issue Date will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Omnicare as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” Omnicare will be in default of such covenant. The Board of Directors of Omnicare may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations to a holder with respect to the purchase, ownership and disposition of notes. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis. This discussion does not address U.S. federal estate or gift tax consequences or the tax consequences arising under any state, local or foreign law.

This discussion applies only to initial beneficial owners that purchase notes upon original issuance at the initial offering price shown on the cover page of this prospectus supplement and that hold notes as capital assets (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be important to particular beneficial owners in light of their individual circumstances, or to certain types of beneficial owners. Such beneficial owners may include banks and other financial institutions, insurance companies, tax-exempt entities, dealers in securities, holders subject to the U.S. federal alternative minimum tax, certain former citizens or former long-term residents of the United States, partnerships or other entities classified as partnerships or flow-through entities for U.S. federal income tax purposes, certain trusts, hybrid entities, persons holding the notes as part of a hedging or conversion transaction, or as part of a straddle or other risk reduction transaction for U.S. federal income tax purposes, or “U.S. holders” that have a functional currency other than the U.S. dollar.

As used herein, the term “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, a citizen or resident of the United States, a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State thereof, or the District of Columbia, or an estate or trust that is a United States person as defined in the Code. The term “non-U.S. holder” means a beneficial owner of a note that is not a U.S. holder, and that is not a partnership for U.S. federal income tax purposes.

If a partnership is the beneficial owner of a note, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of notes that is a partnership for U.S. federal income tax purposes and partners in such a partnership should consult their tax advisors about the U.S. federal, state, local, foreign, and other tax consequences of the acquisition, ownership, and disposition of the notes.

Prospective purchasers are urged to consult their own tax advisors as to the particular U.S. federal tax consequences to them of the acquisition, ownership and disposition of the notes as well as any tax consequences under state, local and foreign tax laws, and the possible effects of changes in tax laws.

U.S. Federal Income Taxation of U.S. Holders

Payments of Interest

Interest on a note will be taxable to a U.S. holder as ordinary income at the time it accrues or is actually or constructively received in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. It is expected that the notes will be issued without original issue discount (“OID”) other than possibly OID within a de minimis exception.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange, redemption, retirement at maturity or other taxable disposition of a note, a U.S. holder generally will recognize taxable gain or loss equal to the difference between (1) the sum of cash and the fair market value of other property received on such disposition, except to the extent such cash or property is attributable to accrued but unpaid interest which will be taxable as ordinary income, and (2) such U.S. holder’s adjusted tax basis in the note. Such gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the notes were held for more than one year on the date of disposition. Under recently enacted tax legislation, long-term capital gain realized by individual U.S. holders generally is subject to a maximum tax rate of 15 percent through December 31, 2008.

Backup Withholding and Information Reporting

In general, a U.S. holder will be subject to U.S. federal backup withholding tax at the applicable rate with respect to interest, principal, or premium, if any, paid on a note, and the proceeds from the sale, exchange, redemption, or other disposition of a note, if the U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. In addition, such payments of interest, principal, or premium to, and the proceeds of a sale, redemption, or other disposition by, a U.S. holder that is not an exempt entity will generally be subject to information reporting requirements. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided the required information is furnished to the Internal Revenue Service (the “IRS”).

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest

Payments of interest on notes to a non-U.S. holder generally will not be subject to federal income or withholding tax, except as described below under “—Backup Withholding and Information Reporting,” provided that (a) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Omnicare entitled to vote, (b) the non-U.S. holder is not a controlled foreign corporation that is related to Omnicare, actually or by attribution, through stock ownership, (c) the non-U.S. holder is not a bank described in Section 881(c)(3)(A) of the Code, (d) such payments are not “effectively connected” with a trade or business of the beneficial owner conducted in the United States (or, if a treaty applies, are not attributable to a “permanent establishment” of such beneficial owner in the United States), and (e) either (i) the non-U.S. holder certifies under penalties of perjury on IRS Form W-8BEN or a suitable substitute form that it is not a “U.S. person,” as defined in the Code, and provides its name and address, or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. holder certifies under penalties of perjury that such a statement has been received from the non-U.S. holder and furnishes a copy thereof. A non-U.S. holder may also be entitled to the benefits of an income tax treaty under which interest on notes is subject to a reduced rate of or exemption from withholding tax, provided a properly executed IRS Form W-8BEN is furnished to the withholding agent.

If the interest accrued on a note is “effectively connected” with a trade or business of the beneficial owner conducted in the United States (or, if a treaty applies, is attributable to a “permanent establishment” of such beneficial owner in the United States), non-U.S. holders can obtain an exemption from withholding tax by providing a properly completed IRS Form W-8ECI, or a suitable substitute form, prior to the payment of interest. Payments of interest on a note exempt from the withholding tax as effectively-connected income nevertheless may be subject to a graduated U.S. federal income tax as if such amounts were earned by a U.S. holder. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

A payment to a foreign partnership is treated, with some exceptions, as a payment directly to the partners, so that the partners are required to provide any required certifications. Holders of notes through a partnership or other pass-through entity should consult their tax advisors regarding the application of these rules.

Sale, Exchange or Retirement of the Notes

A non-U.S. holder generally will not be subject to U.S. income or withholding tax, except as described below under “—Backup Withholding and Information Reporting,” on gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a note unless (i) the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of disposition and certain other conditions are met, or (ii) the gain realized on such disposition is “effectively connected” with a trade or business of the beneficial owner conducted in the United States (or, if a treaty applies, is attributable to a “permanent establishment” of such beneficial owner in the United States).

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the amount of interest (including OID, if any) paid to that holder and the tax withheld from those payments of interest. Copies of those information returns may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. A non-U.S. holder may be subject to additional information reporting or to backup withholding at the applicable rate on these payments unless the certifications described in clause (e) under “—Payments of Interest” above are received.

In addition, sales of notes conducted through a broker generally must be reported to the IRS and may be subject to backup withholding unless the broker determines that the seller is exempt or the seller certifies its non-U.S. status (and certain other conditions are met).

The amount of any backup withholding paid to the IRS on behalf of a non-U.S. holder from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability (if any) and may entitle the non-U.S. holder to a refund, provided the required information is furnished to the IRS.

Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

This discussion of material U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, holders should consult their own tax advisors as to the particular tax consequences to them of the acquisition, ownership and disposition of the notes including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

UNDERWRITING

Subject to the conditions specified in the underwriting agreement dated as of             , 2003, each of the underwriters named below, for whom Lehman Brothers Inc., J.P. Morgan Securities Inc. and UBS Warburg LLC are joint book-running managers, has severally agreed to purchase from us, and we have agreed to sell to the underwriters, the principal amount of notes indicated in the following table:

Underwriters	Principal Amount of Notes
Lehman Brothers Inc.	$
J.P. Morgan Securities Inc.
UBS Warburg LLC
SunTrust Capital Markets, Inc.
Wachovia Securities, LLC
CIBC World Markets Corp.

Total		$250,000,000

The underwriting agreement provides that the underwriters are obligated to purchase, subject to certain conditions, all of the notes in this offering if any are purchased. The conditions contained in the underwriting agreement include requirements that:

•	the representations and warranties made by us to the underwriters are true;

•	there has been no material adverse change in our condition or in the financial markets;

•	we deliver the customary closing documents to the underwriters; and

•	the underwriters deliver certain legal opinions by their counsel.

Commission and Expenses

We have been advised by the underwriters that the underwriters propose to offer our notes directly to the public at the price set forth on the cover page of this prospectus supplement and to selected dealers (who may include the underwriters) at the offering price less a selling concession not in excess of             % per note. The underwriters may allow and the selected dealers may reallow a discount from the concession not in excess of             % per note to other dealers. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The following table summarizes the discount that we will pay to the underwriters. The underwriting discount is the difference between the public offering price and the amount the underwriters pay to us to purchase the notes from us.

Underwriters’ Discount
Per note	%
Total	%

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2.0 million.

Liquidity of the Trading Market

The notes are a new issue of securities with no established trading market. The underwriters have advised us that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

Price Stabilization and Short Positions

The representatives may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes, in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the underwriters of the notes in excess of the number of notes the underwriters are obligated to purchase, which creates a syndicate short position. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions and syndicate short covering transactions may cause the price of the notes to be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering, including liabilities under the U.S. securities laws, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stamp Taxes

Purchasers of the notes offered by this prospectus supplement may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus.

Other Relationships

The underwriters and their affiliates have performed certain investment banking, advisory and commercial banking services for us from time to time for which they have received customary fees and expenses. Certain affiliates of the underwriters, including Lehman Commercial Paper Inc., JPMorgan Chase Bank, UBS AG, Cayman Islands Branch, SunTrust Bank, Wachovia Bank, National Association, and CIBC Inc., are agents and/or lenders under our new credit facility, in connection with which they have received or will receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

Certain affiliates of the underwriters, including Lehman Commercial Paper Inc., UBS AG, Stamford Branch and SunTrust Bank are lenders under our existing credit facility. Because affiliates of the underwriters may receive more than 10% of the net proceeds of the offering, the underwriters may be deemed to have a “conflict of interest” under Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers. Accordingly, this offering is being made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules, and J.P. Morgan Securities Inc. has been engaged to act as a “qualified independent underwriter.” In such capacity, J.P. Morgan Securities Inc. has performed due diligence investigations and reviewed and participated in the preparation of the prospectus supplement, and will recommend the maximum price at which the notes may be offered in accordance with the requirements of Rule 2720. J.P. Morgan Securities Inc. will receive no compensation from us for serving in this capacity.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriters, may be allowed to place orders online. The underwriters may agree with us to allocate a specific amount of notes for sale online. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by the underwriters is not part of this prospectus supplement, has not been approved or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the notes, also referred to in this section as the securities, in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the securities are made. Any resale of the securities in Canada must be made under the applicable securities law which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Purchasers

By purchasing the securities in Canada and accepting a purchase confirmation, a purchaser is representing to us and to the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the securities without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent; and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus supplement contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date on which payment is made for the securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the securities as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may be not possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in the securities in their particular circumstances and about the eligibility of the debentures for investment by the purchaser under relevant Canadian legislation.

Relationship with Affiliates of Certain Underwriters

Omnicare is in compliance with the terms of the indebtedness owed by it under the existing credit facility to affiliates of certain of the underwriters, including Lehman Commercial Paper Inc., UBS AG, Stamford Branch, and SunTrust Bank. The decision of these underwriters to distribute the securities offered in this offering was not influenced by their respective affiliates that are lenders under the existing credit facility, and those affiliates had no involvement in determining whether or when to distribute the securities offered hereby or the terms of this offering.

LEGAL MATTERS

Legal matters with respect to the validity of the notes being offered hereby will be passed on for us by Dewey Ballantine LLP, New York, New York. The underwriters have been represented by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, included and incorporated by reference in this prospectus supplement, have been so included and incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of NCS HealthCare, Inc. appearing in NCS HealthCare, Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about NCS HealthCare, Inc.’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information required by the Securities Exchange Act of 1934 with the SEC. You may read and copy any document we file at the following public reference room maintained by the SEC:

450 Fifth Street, N.W.

Judiciary Plaza

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Our filings also are available on the SEC’s website at http://www.sec.gov.

Copies of these reports, proxy statements and other information also can be inspected at the following address:

New York Stock Exchange

20 Broad Street

New York, New York 10005

This prospectus supplement and the accompanying prospectus constitute part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus supplement and the accompanying prospectus omit some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus supplement and the accompanying prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference facilities maintained by the SEC in Washington, D.C.

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT

We have elected to “incorporate by reference” certain information into this prospectus supplement. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for information incorporated by reference that is superseded by information contained in any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus supplement. Likewise, any statement in this prospectus supplement or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. We are incorporating by reference the following documents that we have previously filed with the SEC (other than information in such documents that is deemed not to be filed):

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed March 27, 2003, including the portions of our proxy statement and related supplement incorporated by reference therein;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed May 15, 2003;

(c)	Current Reports on Form 8-K, filed January 30, 2003, as amended on Form 8-K/A filed March 27, 2003, February 14, 2003 and June 3, 2003; and

(d)	Description of our common stock set forth in our Registration Statement on Form 8-A, filed November 25, 1981.

The preceding list supersedes and replaces the documents listed in the accompanying prospectus under the heading “Documents Incorporated by Reference into this Prospectus.” Any further filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the notes made hereby also will be incorporated by reference in this prospectus supplement (other than information in such documents that is deemed not to be filed).

You may request a copy of our filings by writing or telephoning us at the following address:

Omnicare, Inc.

Attention: Peter Laterza—Vice President and General Counsel

100 East RiverCenter Boulevard

Covington, Kentucky 41011

(859) 392-3300

Descriptions in this prospectus supplement or in any document incorporated by reference herein or therein of contracts or other documents are not necessarily complete, and in each instance, reference is made to the copies of these contracts or other documents filed as exhibits to, or incorporated by reference into, the prospectus supplement.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Financial Statements as of and for the three years ended December 31, 2002

Unaudited Interim Financial Statements as of March 31, 2003 and December 31, 2002 and for the three months ended March 31, 2003 and March 31, 2002

Consolidated Statements of Income	F-35

Consolidated Balance Sheets	F-36

Consolidated Statements of Cash Flows	F-37

Notes to Consolidated Financial Statements	F-38

Report of Independent Accountants

To the Stockholders and

Board of Directors of Omnicare, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Omnicare, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP Chicago, Illinois January 31, 2003

CONSOLIDATED STATEMENTS OF INCOME

OMNICARE, INC. AND SUBSIDIARY COMPANIES

	For the years ended December 31,
	2002	2001	2000
	(In thousands, except per share data)
Sales	$2,606,450	$2,159,131	$1,971,348
Reimbursable out-of-pockets	26,304	23,905	16,491

Total net sales	2,632,754	2,183,036	1,987,839

Cost of sales	1,915,397	1,579,732	1,445,955
Reimbursed out-of-pocket expenses	26,304	23,905	16,491

Total direct costs	1,941,701	1,603,637	1,462,446

Gross profit	691,053	579,399	525,393
Selling, general and administrative expenses	411,272	349,545	334,837
Goodwill amortization (Note 5)	—	33,199	32,670
Restructuring and other related charges (Note 13)	23,195	18,344	27,199
Other expense (Note 14)	—	4,817	—

Operating income	256,586	173,494	130,687
Investment income	3,276	2,615	1,910
Interest expense	(56,811)	(56,324)	(55,074)

Income before income taxes	203,051	119,785	77,523
Income taxes	77,145	45,514	28,706

Net income	$125,906	$74,271	$48,817

Earnings per share:
Basic	$1.34	$0.80	$0.53

Diluted	$1.33	$0.79	$0.53

Weighted average number of common shares outstanding:
Basic	94,168	93,124	92,012

Diluted	94,905	93,758	92,012

The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS

OMNICARE, INC. AND SUBSIDIARY COMPANIES

	December 31,
	2002	2001
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$137,936	$168,396
Restricted cash	3,147	2,922
Accounts receivable, less allowances of $68,593 (2001—$45,573)	522,857	478,077
Unbilled receivables	25,062	23,621
Inventories	190,464	149,134
Deferred income tax benefits	18,621	28,147
Other current assets	103,471	77,297

Total current assets	1,001,558	927,594
Properties and equipment, at cost less accumulated depreciation of $177,870 (2001—$160,164)	139,908	155,073
Goodwill	1,188,907	1,123,800
Other noncurrent assets	97,212	83,809

Total assets	$2,427,585	$2,290,276

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$175,648	$140,327
Current debt	110	393
Accrued employee compensation	22,627	25,015
Deferred revenue	25,254	39,338
Income taxes payable	6,837	9,256
Other current liabilities	66,174	54,944

Total current liabilities	296,650	269,273
Long-term debt	187	30,669
5.0% convertible subordinated debentures, due 2007	345,000	345,000
8.125% senior subordinated notes, due 2011	375,000	375,000
Deferred income tax liabilities	84,071	81,495
Other noncurrent liabilities	51,615	39,056

Total liabilities	1,152,523	1,140,493

Stockholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $1 par value, 200,000,000 shares authorized, 95,441,400 shares issued (2001-94,671,800 shares issued)	95,441	94,672
Paid-in capital	737,421	722,701
Retained earnings	498,856	381,441

	1,331,718	1,198,814
Treasury stock, at cost-1,139,900 shares (2001—986,600 shares)	(23,471)	(19,824)
Deferred compensation	(29,018)	(24,273)
Accumulated other comprehensive income	(4,167)	(4,934)

Total stockholders’ equity	1,275,062	1,149,783

Total liabilities and stockholders’ equity	$2,427,585	$2,290,276

The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

OMNICARE, INC. AND SUBSIDIARY COMPANIES

	For the years ended December 31,
	2002	2001	2000
	(In thousands)
Cash flows from operating activities:
Net income	$125,906	$74,271	$48,817
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	33,129	32,164	32,211
Amortization	12,134	41,906	41,762
Provision for doubtful accounts	31,163	25,490	26,729
Deferred tax provision	15,428	17,305	19,767
Non-cash portion of restructuring charges	9,060	2,811	6,804
Changes in assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable and unbilled receivables	(41,788)	(50,774)	(44,314)
Inventories	(28,261)	(12,949)	(8,988)
Current and noncurrent assets	(37,046)	6,292	(10,710)
Accounts payable	34,829	15,130	11,115
Accrued employee compensation	517	(1,993)	(14,436)
Deferred revenue	(14,084)	11,005	4,012
Current and noncurrent liabilities	18,122	(7,571)	19,932

Net cash flows from operating activities	159,109	153,087	132,701

Cash flows from investing activities:
Acquisition of businesses	(127,783)	(20,263)	(41,664)
Capital expenditures	(24,648)	(26,222)	(32,423)
Transfer of cash to trusts for employee health and severance costs, net of payments out of the trust	(225)	(622)	(2,300)
Other	273	305	271

Net cash flows from investing activities	(152,383)	(46,802)	(76,116)

Cash flows from financing activities:
Borrowings on line of credit facilities	90,000	70,000	—
Proceeds from long-term borrowings	—	375,000	—
Payments on line of credit facilities	(120,000)	(475,000)	(30,000)
Principal payments on long-term obligations	(214)	(2,898)	(1,838)
Fees paid for financing arrangements	—	(16,254)	(635)
Proceeds from (payments for) stock awards and exercise of stock options, net of stock tendered in payment	667	8,065	(1,011)
Dividends paid	(8,491)	(8,468)	(8,293)
Other	72	—	—

Net cash flows from financing activities	(37,966)	(49,555)	(41,777)

Effect of exchange rate changes on cash	780	59	(468)

Net increase (decrease) in cash and cash equivalents	(30,460)	56,789	14,340
Cash and cash equivalents at beginning of year—unrestricted	168,396	111,607	97,267

Cash and cash equivalents at end of year—unrestricted	$137,936	$168,396	$111,607

The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

OMNICARE, INC. AND SUBSIDIARY COMPANIES

	Common Stock	Paid-in Capital	Retained Earnings	Treasury Stock
	(In thousands, except per share data)
Balance at January 1, 2000	$91,612	$684,419	$275,114	$(6,950)
Dividends paid ($0.09 per share)	—	—	(8,293)	—
Stock acquired for benefit plans	—	—	—	(88)
Exercise of stock options	173	1,559	—	(1,882)
Stock awards, net of amortization	946	7,161	—	(1,840)
Other	—	(444)	—	(48)

Subtotal	92,731	692,695	266,821	(10,808)

Net income	—	—	48,817	—
Other comprehensive income (loss), net of tax:
Cumulative translation adjustment	—	—	—	—
Unrealized appreciation in fair value of investments	—	—	—	—

Comprehensive income (loss)	—	—	48,817	—

Balance at December 31, 2000	92,731	692,695	315,638	(10,808)
Dividends paid ($0.09 per share)	—	—	(8,468)	—
Stock acquired for benefit plans	—	—	—	(83)
Exercise of stock options	1,430	20,691	—	(6,614)
Stock awards, net of amortization	511	9,747	—	(2,319)
Other	—	(432)	—	—

Subtotal	94,672	722,701	307,170	(19,824)

Net income	—	—	74,271	—
Other comprehensive income (loss), net of tax:
Cumulative translation adjustment	—	—	—	—
Unrealized appreciation in fair value of investments	—	—	—	—
Equity adjustment for minimum pension liability	—	—	—	—

Comprehensive income (loss)	—	—	74,271	—

Balance at December 31, 2001	94,672	722,701	381,441	(19,824)
Dividends paid ($0.09 per share)	—	—	(8,491)	—
Stock acquired for benefit plans	—	—	—	(112)
Exercise of stock options	229	4,055	—	(313)
Stock awards, net of amortization	540	10,807	—	(3,222)
Other	—	(142)	—	—

Subtotal	95,441	737,421	372,950	(23,471)

Net income	—	—	125,906	—
Other comprehensive income (loss), net of tax:
Cumulative translation adjustment	—	—	—	—
Unrealized appreciation in fair value of investments	—	—	—	—
Equity adjustment for minimum pension liability	—	—	—	—

Comprehensive income	—	—	125,906	—

Balance at December 31, 2002	$95,441	$737,421	$498,856	$(23,471)

The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

OMNICARE, INC. AND SUBSIDIARY COMPANIES

	Deferred Compensation	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	(in thousands, except per share data)
Balance at January 1, 2000	$(14,098)	$(1,717)	$1,028,380
Dividends paid ($0.09 per share)	—	—	(8,293)
Stock acquired for benefit plans	—	—	(88)
Exercise of stock options	—	—	(150)
Stock awards, net of amortization	(4,817)	—	1,450
Other	—	—	(492)

Subtotal	(18,915)	(1,717)	1,020,807

Net income	—	—	48,817
Other comprehensive income (loss), net of tax:
Cumulative translation adjustment	—	(1,694)	(1,694)
Unrealized appreciation in fair value of investments	—	493	493

Comprehensive income (loss)	—	(1,201)	47,616

Balance at December 31, 2000	(18,915)	(2,918)	1,068,423
Dividends paid ($0.09 per share)	—	—	(8,468)
Stock acquired for benefit plans	—	—	(83)
Exercise of stock options	—	—	15,507
Stock awards, net of amortization	(5,358)	—	2,581
Other	—	—	(432)

Subtotal	(24,273)	(2,918)	1,077,528

Net income	—	—	74,271
Other comprehensive income (loss), net of tax:
Cumulative translation adjustment	—	59	59
Unrealized appreciation in fair value of investments	—	208	208
Equity adjustment for minimum pension liability	—	(2,283)	(2,283)

Comprehensive income (loss)	—	(2,016)	72,255

Balance at December 31, 2001	(24,273)	(4,934)	1,149,783
Dividends paid ($0.09 per share)	—	—	(8,491)
Stock acquired for benefit plans	—	—	(112)
Exercise of stock options	—	—	3,971
Stock awards, net of amortization	(4,745)	—	3,380
Other	—	—	(142)

Subtotal	(29,018)	(4,934)	1,148,389

Net income	—	—	125,906
Other comprehensive income (loss), net of tax:
Cumulative translation adjustment	—	781	781
Unrealized appreciation in fair value of investments	—	1,274	1,274
Equity adjustment for minimum pension liability	—	(1,288)	(1,288)

Comprehensive income	—	767	126,673

Balance at December 31, 2002	$(29,018)	$(4,167)	$1,275,062

The Notes to Consolidated Financial Statements are an integral part of these statements.

Notes to Consolidated Financial Statements

Note 1—Description of Business and Summary of Significant Accounting Policies

Description of Business

Omnicare, Inc. and its subsidiaries (“Omnicare” or the “Company”) provide geriatric pharmaceutical care and clinical research services. At December 31, 2002, Omnicare served long-term care facilities comprising approximately 754,000 beds in 45 states, making Omnicare the nation’s largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. The Company also provided clinical research services to the pharmaceutical and biotechnology industries in 28 countries worldwide at December 31, 2002.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Translation of Foreign Financial Statements

Assets and liabilities of the Company’s foreign operations are translated at the year-end rate of exchange, and the income statements are translated at the average rate of exchange for the year. Gains or losses from translating foreign currency financial statements are accumulated in a separate component of stockholders’ equity.

Cash Equivalents

Cash equivalents include all investments in highly liquid instruments with original maturities of three months or less.

Restricted Cash

Restricted cash represents cash transferred to separate irrevocable trusts for settlement of employee health and severance costs.

Inventories

Inventories consist primarily of purchased pharmaceuticals and medical supplies held for sale to customers and are stated at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method.

Omnicare uses a periodic inventory system. Physical inventories are typically performed on a monthly basis at all pharmacy sites, and in all cases at least once a quarter. Cost of goods sold is recorded based on the actual results of the physical inventory counts, and is estimated during those circumstances when a physical inventory is not performed in a particular month. The Company evaluates various criteria in developing estimated cost of goods sold during non-inventory months, including the historical cost of goods sold trends based on prior physical inventory results; a review of cost of goods sold information reflecting current customer contract terms; and consideration and analysis of changes in customer base, product mix, payor mix, state Medicaid and third-party insurance reimbursement levels or other issues that may impact cost of goods sold. Actual costs of goods sold have not varied significantly from estimated amounts in non-inventory months.

Properties and Equipment

Properties and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance, repairs, renewals and betterments that do not materially prolong the useful lives of the assets are charged to expense as incurred. Depreciation of properties and equipment is computed using the straight-line method over the estimated useful lives of the assets, which range from five to ten years for computer equipment and software, machinery and equipment, and furniture and fixtures. Buildings and building improvements are depreciated over forty years, and leasehold improvements are amortized over the lesser of the lease terms, or their useful lives. The Company capitalizes certain costs that are directly associated with the development of internally developed software, representing the historical cost of these assets. Once the software is completed and placed into service, such costs are amortized over the estimated useful lives, ranging from five to ten years.

Business Combinations

In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS 141”). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests methods is no longer permitted. SFAS 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. The Company has adopted SFAS 141 for business combinations. The net assets and operating results of acquired businesses have been included in the Company’s financial statements from the date of acquisition.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of interest-bearing cash and cash equivalents and accounts receivable.

The Company is exposed to credit risk in the event of default by the financial institutions or issuers of cash and cash equivalents to the extent recorded on the balance sheet. At any given point in time, the Company has cash on deposit with financial institutions, and cash invested in high quality short-term money market funds and U.S. government-backed repurchase agreements, generally having original maturities of three months or less, in order to minimize its credit risk.

The Company establishes allowances for doubtful accounts based on historical credit losses and specifically identified credit risks. Management reviews this allowance on an ongoing basis for appropriateness, and such losses have been within management’s expectations. For the years ended December 31, 2002, 2001 and 2000, no single customer accounted for 10% or more of revenues. The Company generally does not require collateral.

Approximately one-half of Omnicare’s pharmacy services billings are directly reimbursed by government sponsored programs. These programs include state Medicaid and, to a lesser extent, the federal Medicare programs. The remainder of Omnicare’s billings are paid or reimbursed by individual residents, long-term care facilities and other third party payors, including private insurers. A portion of these revenues also are indirectly dependent on government programs. The table below represents the Company’s approximated payor mix for the last three years:

	2002	2001	2000
State Medicaid programs	46%	44%	43%
Private pay and long-term care facilities(a)	44%	44%	46%
Federal Medicare programs(b)	2%	3%	3%
Other private sources(c)	8%	9%	8%

Totals	100%	100%	100%

(a)	Includes payments from skilled nursing facilities on behalf of their federal Medicare program-eligible residents.
(b)	Includes direct billing for medical supplies.
(c)	Includes the Company’s contract research organization revenues.

Leases

Leases that substantially transfer all of the benefits and risks of ownership of property to Omnicare or otherwise meet the criteria for capitalization under U.S. Generally Accepted Accounting Principles (“GAAP”) are accounted for as capital leases. An asset is recorded at the time a capital lease is entered into together with its related long-term obligation to reflect its purchase and financing. Property and equipment recorded under capital leases are depreciated on the same basis as previously described. Rental payments under operating leases are expensed as incurred.

Goodwill, Intangibles and Other Assets

Intangible assets are comprised primarily of goodwill, noncompete agreements and customer relationship assets, all originating from business combinations accounted for as purchase transactions. Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). In accordance with SFAS 142, goodwill is no longer amortized but instead reviewed for impairment at least annually and upon the occurrence of an event that indicates impairment may have occurred. Intangible assets that will continue to be amortized under SFAS 142 are amortized using the straight-line method over their useful lives of 4.7 to 10.0 years.

Debt issuance costs are included in other assets and are amortized using the effective interest method over the life of the related debt.

Valuation of Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” long-lived assets such as property and equipment, software (acquired and internally-developed) and investments are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss would be recognized when estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No impairment losses have been recognized in the periods presented.

Fair Value of Financial Instruments

For cash and cash equivalents, restricted cash, accounts receivable and unbilled receivables, the carrying value of these items approximates their fair value. The fair value of restricted funds held in trust for settlement of the Company’s pension obligations is based on quoted market prices of the investments held by the trustee. For accounts payable, the carrying value approximates fair value. The fair value of the Company’s line of credit facilities approximates their carrying value, as the effective interest rate fluctuates with changes in market rates. The fair value of the convertible subordinated debentures and the senior subordinated notes, respectively, was $329.0 million and $401.3 million at December 31, 2002, as determined by quoted market rates on that date.

Revenue Recognition

Pharmacy Services

Revenue is recognized when products or services are delivered or provided to the customer. A significant portion of the Company’s revenues from sales of pharmaceutical and medical products is reimbursable from state Medicaid and, to a lesser extent, the federal Medicare programs. The Company monitors its revenues and receivables from these reimbursement sources, as well as other third-party insurance payors, and records an estimated contractual allowance for certain sales and receivable balances. Accordingly, the total net sales and receivables reported in the Company’s financial statements are recorded at the amount ultimately expected to be received from these payors. Contractual allowances are adjusted to actual as cash is received and claims are settled. The Company evaluates several criteria in developing the estimated contractual allowances on a monthly basis, including historical trends based on actual claims paid, current contract and reimbursement terms and changes in customer base and payor/product mix.

Contract Research Services

A portion of the Company’s revenues are earned by performing services under contracts with various pharmaceutical, biotechnology, medical device and diagnostics companies, based on contract terms. Most of the contracts provide for services to be performed on a units of service basis. These contracts specifically identify the units of service and unit pricing. Under these contracts, revenue is generally recognized upon completion of the units of service, unless the units of service are performed over an extended period of time. For extended units of service, revenue is recognized based on labor hours expended as a percentage of total labor hours expected to be expended. For time-and-materials contracts, revenue is recognized at contractual hourly rates, and for fixed-price contracts revenue is recognized using a method similar to that used for extended units of service. The Company’s contracts provide for price renegotiations upon scope of work changes. The Company recognizes revenue related to these scope changes when underlying services are performed and realization is assured. In a number of cases, clients are required to make termination payments in addition to payments for services already rendered. Any anticipated losses resulting from contract performance are charged to earnings in the period identified. Billings and payments are specified in each contract. Revenue recognized in excess of billings is classified as unbilled receivables, while billings in excess of revenue are classified as deferred revenue on the accompanying consolidated balance sheets. In accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred” (“EITF No. 01-14”), the Company has recorded reimbursements received for “out-of-pocket” expenses on a grossed-up basis in the income statement as revenues and expenses, and has adjusted the prior year income statements to reflect the impact of EITF No. 01-14.

Income Taxes

The Company accounts for income taxes using the asset and liability method under which deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates to differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements.

Stock-Based Employee Compensation

At December 31, 2002, the Company has three stock-based employee compensation plans, which are described more fully in Note 8. As permitted per U.S. GAAP, the Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related Interpretations. No stock-based employee compensation cost for stock options is reflected in net income as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), for stock options (in thousands, except per share data):

	For the years ended December 31,
	2002	2001	2000
Net income, as reported	$125,906	$74,271	$48,817
Deduct: Total stock-based employee compensation expense determined under fair value based method for all options, net of related tax effects	(7,835)	(3,528)	(5,635)

Pro forma net income	$118,071	$70,743	$43,182

Earnings per share:
Basic—as reported	$1.34	$0.80	$0.53

Basic—pro forma	$1.25	$0.76	$0.47

Diluted—as reported	$1.33	$0.79	$0.53

Diluted—pro forma	$1.24	$0.75	$0.47

The fair value of each option at the grant date is estimated using the Black-Scholes option-pricing model, with the following weighted average assumptions used for grants in 2002, 2001 and 2000:

	2002	2001	2000
Volatility	63%	64%	61%
Risk-free interest rate	3.1%	3.75%	5.0%
Dividend yield	0.4%	0.4%	0.4%
Expected term of options (in years)	5.5	4.9	4.0
Weighted average fair value per option	$14.80	$10.97	$8.36

The above pro forma information is based on the circumstances and assumptions in effect for each of the respective periods and, therefore, is not necessarily representative of the actual effect of SFAS 123 on net income or earnings per share in future years.

Comprehensive Income

The accumulated aftertax other comprehensive income (loss) adjustments at December 31, 2002 and 2001, net of aggregate tax benefits of $1.0 million and $1.0 million, respectively, by component and in the aggregate, follows (in thousands):

	December 31,
	2002	2001
Cumulative foreign currency translation adjustments	$(2,571)	$(3,352)
Unrealized appreciation in fair value of investments	1,975	701
Equity adjustment for minimum pension liability	(3,571)	(2,283)

Total accumulated other comprehensive loss adjustments, net	$(4,167)	$(4,934)

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods, and amounts reported in the accompanying notes. Significant estimates underlying the accompanying consolidated financial statements include the allowance for doubtful accounts; the net carrying value of inventories; the goodwill impairment assessment; accruals pursuant to the Company’s restructuring initiatives; employee benefit plan assumptions and reserves; current and deferred income tax assets, liabilities and provisions; and various other operating allowances and accruals (including health and property/casualty insurance accruals). Actual results could differ from those estimates depending upon certain risks and uncertainties.

Potential risks and uncertainties, many of which are beyond the control of Omnicare include, but are not necessarily limited to, such factors as overall economic, financial and business conditions; delays in reimbursement by the government and other payors to customers and Omnicare; the overall financial condition of Omnicare’s customers; the effect of new government regulations, executive orders and/or legislative initiatives, including those relating to reimbursement and drug pricing policies and in the interpretation and application of such policies; efforts by payors to control costs; the outcome of litigation; other contingent liabilities; loss or delay of contracts pertaining to the Company’s Contract Research Organization (“CRO” or “CRO Services”) segment for regulatory or other reasons; currency fluctuations between the U.S. dollar and other currencies; changes in tax law and regulation; access to capital and financing; the demand for Omnicare’s products and services; pricing and other competitive factors in the industry; variations in costs or expenses; and changes in accounting rules and standards.

Recently Issued Accounting Standards

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This Statement updates, clarifies and simplifies existing accounting pronouncements. This Statement is effective for the Company beginning January 1, 2003. The adoption of the standard did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 supersedes EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” and requires liabilities associated with exit and disposal activities to be expensed as incurred rather than at the date of the commitment to an exit or disposal plan. SFAS 146 is effective for exit or disposal activities of the Company that are initiated after December 31, 2002.

In October 2002, the FASB issued SFAS No. 147, “Acquisition of Certain Financial Institutions,” which is not applicable to the Company.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS 123” (“SFAS 148”). While limited in scope, SFAS 148 provides additional transition guidance for those entities that elect to voluntarily adopt the accounting provisions of SFAS 123. The standard is intended to encourage the adoption of the provisions of SFAS 123 by providing three transitional implementation methodologies. Even for those companies choosing not to adopt the provisions of SFAS 123, SFAS 148 includes new disclosure requirements related to a company’s issuance of stock compensation. The transition and annual disclosure provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002. The new interim disclosure provisions are effective for the first interim period beginning after December 15, 2002. The disclosure provisions of SFAS 148 have been incorporated into the notes to consolidated financial statements and Omnicare currently intends to continue accounting for stock-based compensation plans in accordance with APB 25 and related Interpretations, as permitted by U.S. GAAP.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”), which expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires Omnicare to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure provisions of FIN 45 have been incorporated into the notes to consolidated financial statements, and its implementation has not had a material impact on the Company’s financial position, results of operations or cash flows.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which is not applicable to the Company.

Reclassifications

Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

Note 2—Acquisitions

Since 1989, the Company has been involved in a program to acquire providers of pharmaceutical products and related pharmacy management services and medical supplies to long-term care facilities and their residents.

The Company’s strategy has included the acquisition of freestanding institutional pharmacy businesses as well as other assets, generally insignificant in size, which have been combined with existing pharmacy operations to augment their internal growth. From time to time, the Company may acquire other businesses such as long-term care software companies, contract research organizations, pharmacy consulting companies and medical supply companies, which complement the Company’s core business. During the year ended December 31, 2002, the Company completed one acquisition, which was an institutional pharmacy business that was accounted for using the purchase method. No acquisitions of businesses were completed during the years ended December 31, 2001 and 2000.

In accordance with accounting rules, all business combinations entered into after July 1, 2001 are accounted for using the purchase method. For acquisitions accounted for as purchases, including insignificant acquisitions, the purchase price paid for each has been allocated to the fair value of the assets acquired and liabilities assumed. Purchase price allocations are subject to final determination within one year after the acquisition date.

In January 2002, Omnicare completed the acquisition of the assets comprising the pharmaceutical business of American Pharmaceutical Services, Inc. and other related entities (collectively, “APS”). The acquisition, accounted for as a purchase business combination, included cash consideration and transaction costs which aggregated approximately $114 million (including an adjustment based on the closing balance sheet review). Up to an additional $18.0 million in total deferred payments may become payable in annual increments of up to $6.0 million each, contingent upon future performance, as evaluated in the first quarter of each of the next three years. The Company has completed its purchase price allocation, including the identification of goodwill and other intangible assets based on an appraisal performed by an independent valuation firm.

At the time of the acquisition, APS provided professional pharmacy and related consulting services to approximately 60,000 residents of skilled nursing and assisted living facilities through its network of 32 pharmacies in 15 states, as well as respiratory and Medicare Part B services for residents of long-term care facilities. With the acquisition, Omnicare has achieved certain economies of scale and cost synergies, as well as expanded its geographic reach. The net assets and operating results of APS have been included in the Company’s financial statements beginning in the first quarter of 2002.

The following table summarizes the estimated fair values of the net assets acquired at the date of the acquisition (in thousands):

Current assets	$40,934
Property and equipment	8,358
Intangible assets	4,400
Goodwill	60,072

Total net assets acquired	$113,764

In connection with the purchase of APS, the Company acquired amortizable intangible assets comprised of non-compete agreements and customer relationship assets totaling $1.3 million and $3.1 million, respectively. Amortization periods for the non-compete agreements and customer relationship assets are 10.0 years and 4.7 years, respectively, and 6.3 years on a weighted-average basis. The Company has also recorded goodwill totaling approximately $60 million (all of which is tax deductible) in connection with the acquisition, although this amount is subject to adjustment based primarily on the potential payment of any deferred consideration discussed above. Further discussion of goodwill and other intangible assets is included in Note 5.

Unaudited pro forma combined results of operations of the Company and APS for the year ended December 31, 2001 are presented below. Such pro forma presentation has been prepared assuming that the APS acquisition had been made as of January 1, 2001. Pro forma information is not presented for the year ended December 31, 2002 as the results of APS are included in those of the Company from the closing date of January 7, 2002, and the difference from the beginning of the period is not significant.

The unaudited pro forma combined financial information follows (in thousands, except per share data):

For the year ended December 31, 2001
Net sales	$2,451,214
Net income	$ 73,461
Earnings per share:
Basic	$ 0.79
Diluted	$ 0.78

Warrants outstanding as of December 31, 2002, issued in prior years in connection with acquisitions, represent the right to purchase 1.8 million shares of Omnicare common stock. These warrants can be exercised at any time through 2006 at prices ranging from $29.70 to $48.00 per share. There were no warrants to purchase shares of common stock exercised in 2002.

The purchase agreements for acquisitions generally include clauses whereby the seller will or may be paid additional consideration at a future date depending on the passage of time and/or whether certain future events occur. The agreements also include provisions containing a number of representations and covenants by the seller and provide that if those representations or covenants are violated or found not to have been true, Omnicare may offset any payments required to be made at a future date against any claims it may have under indemnity provisions in the agreement. There are no significant anticipated future offsets against acquisition-related payables and/or contingencies under indemnity provisions as of December 31, 2002 and 2001. Amounts contingently payable through 2005, primarily payments originating from earnout provisions (including up to an additional $18.0 million relating to APS), total approximately $27.2 million as of December 31, 2002 and, if paid, will be recorded as additional purchase price, serving to increase goodwill in the period in which the contingencies are resolved and payment is made. The amount of cash paid for acquisitions of businesses in the Consolidated Statements of Cash Flows represents acquisition related payments made in each of the years of acquisition, as well as acquisition related payments made during each of the years pursuant to acquisition transactions entered into in prior years.

Note 3—Cash and Cash Equivalents

A summary of cash and cash equivalents follows (in thousands):

	December 31,
	2002	2001
Cash (including restricted cash)	$58,751	$48,226
Money market funds	20,334	9,206
U.S. government-backed repurchase agreements	61,998	113,886

	$141,083	$171,318

Repurchase agreements represent investments in U.S. government-backed securities (government agency issues and treasury issues at December 31, 2002 and 2001, respectively), under agreements to resell the securities to the counterparty. The term of the agreement usually spans overnight, but in no case is longer than 30 days. The Company has a collateralized interest in the underlying securities of repurchase agreements, which are segregated in the accounts of the bank counterparty.

Note 4—Properties and Equipment

A summary of properties and equipment follows (in thousands):

	December 31,
	2002	2001
Land	$1,553	$1,553
Buildings and building improvements	5,256	5,044
Computer equipment and software	172,605	154,532
Machinery and equipment	79,804	89,855
Furniture, fixtures and leasehold improvements	58,560	64,253

	317,778	315,237
Accumulated depreciation	(177,870)	(160,164)

	$139,908	$155,073

Note 5—Goodwill and Other Intangible Assets

In accordance with SFAS 142, the Company discontinued the amortization of goodwill effective January 1, 2002. A reconciliation of the previously reported net income and earnings per share to the amounts adjusted for the exclusion of goodwill amortization, net of tax, follows (in thousands, except per share data):

	For the years ended December 31,
	2002	2001	2000
Net income, as reported	$125,906	$74,271	$48,817
Goodwill amortization, net of tax	—	20,583	20,582

Adjusted net income	$125,906	$94,854	$69,399

Basic earnings per share:
Net income, as reported	$1.34	$0.80	$0.53
Goodwill amortization, net of tax	—	0.22	0.22

Adjusted net income	$1.34	$1.02	$0.75

Diluted earnings per share:
Net income, as reported	$1.33	$0.79	$0.53
Goodwill amortization, net of tax	—	0.22	0.22

Adjusted net income	$1.33	$1.01	$0.75

The Company determined that there was no indication that goodwill was impaired at the date of adoption of SFAS 142. During the third quarter of 2002, the Company completed its annual goodwill impairment assessment based on an evaluation of estimated future cash flows and determined that goodwill was not impaired.

Changes in the carrying amount of goodwill for the year ended December 31, 2002, by business segment, are as follows (in thousands):

	Pharmacy Services	CRO Services	Total
Balance as of January 1, 2002	$1,085,938	$37,862	$1,123,800
Goodwill acquired in the year ended December 31, 2002	61,272	—	61,272
Other	2,729	1,106	3,835

Balance as of December 31, 2002	$1,149,939	$38,968	$1,188,907

The “Other” caption above includes the settlement of acquisition matters relating to pre-2002 acquisitions (including payments pursuant to acquisition agreements such as deferred payments, indemnification payments and payments originating from earnout provisions), as well as the effect of adjustments due to foreign currency translations.

The table below presents the Company’s other intangible assets at December 31, 2002 and 2001, all of which are subject to amortization (in thousands):

	December 31, 2002
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Non-compete agreements	$10,106	$(6,500)	$3,606
Customer relationship assets	3,100	(660)	2,440
Other	373	(230)	143

Total	$13,579	$(7,390)	$6,189

	December 31, 2001
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Non-compete agreements	$8,963	$(5,754)	$3,209
Other	190	(149)	41

Total	$9,153	$(5,903)	$3,250

Pretax amortization expense related to intangible assets was $1.5 million, $1.2 million and $0.7 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Estimated annual amortization expense for intangible assets subject to amortization at December 31, 2002 for the next five fiscal years is as follows (in thousands):

Year Ended December 31,	Amortization Expense
2003	$1,329
2004	1,160
2005	1,095
2006	750
2007	309

Note 6—Leasing Arrangements

The Company has operating leases that cover various operating and administrative facilities, and certain operating equipment. In most cases, the Company expects that these leases will be renewed or replaced by other leases in the normal course of business. There are no significant contingent rentals in the Company’s operating leases.

The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining noncancellable terms in excess of one year as of December 31, 2002 (in thousands):

2003	$20,544
2004	18,267
2005	15,915
2006	14,366
2007	22,806
Later years	23,024

Total minimum payments required	$114,922

Total rent expense under operating leases for the years ended December 31, 2002, 2001 and 2000 were $31.8 million, $27.1 million and $27.9 million, respectively.

Note 7—Long-Term Debt

A summary of long-term debt follows (in thousands):

	December 31,
	2002	2001
Revolving line of credit facilities	$—	$30,000
Convertible subordinated debentures	345,000	345,000
Senior subordinated notes	375,000	375,000
Capitalized lease obligations	297	1,062

	720,297	751,062
Less current portion	(110)	(393)

	$720,187	$750,669

The following is a schedule of required long-term debt payments due during each of the next five years and thereafter, as of December 31, 2002 (in thousands):

2003	$110
2004(a)	180
2005	7
2006	—
2007	345,000
Later years	375,000

$720,297

(a)	In January 2003, the Company borrowed $499.0 million under the Revolving Credit Facility to finance its acquisition of NCS HealthCare, Inc. (“NCS”) (see Note 19).

Total interest payments made for the years ended December 31, 2002, 2001 and 2000 were $51.8 million, $44.1 million and $54.0 million, respectively. As of December 31, 2002, the Company had approximately $7.5 million outstanding relating to standby letters of credit, substantially all of which are subject to automatic annual renewals.

Revolving Credit Facilities

In March 2001, the Company entered into a new three-year syndicated $495.0 million revolving line of credit facility (the “Revolving Credit Facility”), including a $25.0 million letter of credit subfacility, with various lenders. Subsequent to the closing of the Revolving Credit Facility, the Company received commitments from additional financial institutions that allowed the Company to increase the size of the Revolving Credit Facility to $500.0 million.

Borrowings under the Revolving Credit Facility bear interest, at the Company’s option, at a rate equal to either: (i) London Inter-bank Offerer Rate (“LIBOR”) plus a margin that varies depending on certain ratings on the Company’s long-term debt; or (ii) the higher of (a) the prime rate or (b) the sum of the federal funds rate plus 0.50%. The margin was 1.375% at December 31, 2002. Additionally, the Company is charged a commitment fee on the unused portion of the Revolving Credit Facility, which also varies depending on such ratings. At December 31, 2002, the commitment fee was 0.375%. The Revolving Credit Facility agreement contains financial covenants, which include a fixed charge coverage ratio and minimum consolidated net worth levels as well as certain representations and warranties, affirmative and negative covenants, and events of default customary for such a facility. The Company was in compliance with these covenants as of December 31, 2002. The three-year Revolving Credit Facility had no outstanding loans as of December 31, 2002, compared with $30.0 million outstanding at December 31, 2001. In January 2003, the Company borrowed $499.0 million under the Revolving Credit Facility to finance its acquisition of NCS (see Note 19).

Upon the issuance of the Revolving Credit Facility, the Company had deferred debt issuance costs of $6.3 million. During 2002, 2001 and 2000, respectively, the Company amortized approximately $2.0 million, $1.9 million and $1.2 million of deferred debt issuance costs related to its revolving credit facilities.

Convertible Subordinated Debentures

In December 1997, the Company issued $345.0 million of 5.0% convertible subordinated debentures (“Debentures”), due 2007. The Debentures are convertible into common stock at any time after March 4, 1998 at the option of the holder at a price of $39.60 per share. At any time on or after December 6, 2000, the Debentures are redeemable at the Company’s option on at least 30 days’ notice as a whole or, from time to time, in part at prices (expressed as a percentage of the principal amount) ranging from 102.5% at December 1, 2002, scaling downward ratably at 0.5% intervals to 100.0% at December 1, 2007 together with accrued interest to, but excluding, the date fixed for redemption. In connection with the issuance of the Debentures, the Company deferred $8.5 million in debt issuance costs, of which approximately $0.9 million was amortized in each of the three years ended December 31, 2002. The Debentures contain certain covenants and events of default customary for such instruments.

Senior Subordinated Notes

Concurrent with the issuance of the Revolving Credit Facility, the Company completed the issuance, at par value, of $375.0 million of 8.125% senior subordinated notes (the “Senior Notes”), due 2011. In connection with the issuance of the Senior Notes, the Company deferred $11.1 million in debt issuance costs, of which approximately $1.1 million and $0.8 million, were amortized during 2002 and 2001, respectively. The Senior Notes contain certain affirmative and negative covenants and events of default customary for such instruments. The Senior Notes were subsequently exchanged for replacement notes with identical terms, which were registered with the Securities and Exchange Commission.

Note 8—Stock Incentive Plans

At December 31, 2002, the Company has three stock incentive plans under which it may grant stock-based incentives to key employees. Under these plans, stock options generally become exercisable beginning one year following the date of grant and vest in four equal annual installments of 25%, or become exercisable beginning four years following the date of grant and vest in one installment of 100%.

Under the 1992 Long-Term Stock Incentive Plan, the Company may grant stock awards, stock appreciation rights and stock options at not less than the fair market value of the Company’s common stock on the date of grant. As of December 31, 2002, approximately 0.2 million shares were available for grant under this plan.

During 1995, the Company’s Board of Directors and stockholders approved the 1995 Premium-Priced Stock Option Plan, providing options to purchase 2.5 million shares of Company common stock available for grant at an exercise price of 125% of the stock’s fair market value at the date of grant. As of December 31, 2002, an insignificant amount of shares were available for grant under this plan.

During 1998, the Company’s Board of Directors approved the 1998 Long-Term Employee Incentive Plan (the “1998 Plan”), under which the Company was authorized to grant stock-based incentives to a broad base of employees (excluding executive officers and directors of the Company) in an amount initially aggregating up to 1.0 million shares of Company common stock for non-qualified options, stock awards and stock appreciation rights. In March 2000 and November 2002, the Company’s Board of Directors amended the 1998 Plan to increase the shares available for granting to 3.5 million and 6.3 million, respectively. As of December 31, 2002, approximately 3.3 million shares were available for grant under this plan.

The Company also has a Director Stock Plan, which allows for stock options and stock awards to be granted to certain non-employee directors. As of December 31, 2002, approximately 0.1 million shares were available for grant under this plan.

Summary information for stock options is presented below (in thousands, except exercise price data):

	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding, beginning of year	7,913	$19.31	7,796	$18.06	6,692	$18.42
Options granted	2,074	26.38	1,760	19.98	1,675	16.34
Options exercised	(230)	15.30	(1,429)	11.79	(172)	6.30
Options forfeited	(249)	25.47	(214)	22.35	(399)	21.41

Options outstanding, end of year	9,508	$20.78	7,913	$19.31	7,796	$18.06

Options exercisable, end of year	4,518	$20.45	3,082	$21.80	3,035	$19.48

The following summarizes information about stock options outstanding and exercisable as of December 31, 2002 (in thousands, except exercise price and remaining life data):

OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
Range of Exercise Prices	Number Outstanding at December 31, 2002	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2002	Weighted Average Exercise Price
$4.11 - $12.34	1,087	4.9	$11.62	793	$11.53
12.35 - 15.42	2,050	6.5	15.42	1,432	15.42
15.43 - 18.32	1,254	7.4	16.57	533	16.57
18.33 - 24.86	1,972	8.8	20.16	437	20.07
24.87 - 55.08	3,145	7.4	29.52	1,323	32.94

$4.11 - $55.08	9,508	7.2	$20.78	4,518	$20.45

Nonvested stock awards that are granted to key employees at the discretion of the Compensation and Incentive Committee of the Board of Directors are restricted as to the transfer of ownership and generally vest over a seven-year period, with a greater proportion vesting in the latter years. Unrestricted stock awards are granted annually to all members of the Board of Directors, and non-employee directors also receive nonvested stock awards that generally vest on the third anniversary of the date of grant. The fair value of a stock award is equal to the fair market value of a share of Company stock at the grant date.

Summary information relating to stock award grants is presented below:

	For the years ended December 31,
	2002	2001	2000
Nonvested shares	538,529	512,364	947,438
Unrestricted shares	4,800	4,800	5,200
Weighted average grant date fair value	$21.32	$20.35	$9.85

When granted, the cost of nonvested stock awards is deferred and amortized over the vesting period. Unrestricted stock awards are expensed during the year granted. During 2002, 2001 and 2000, the amount of compensation expense related to stock awards was $5.9 million, $3.8 million and $3.9 million, respectively.

Note 9—Related Party Transactions

The Company subleased offices from Chemed Corporation (“Chemed”), a stockholder, in part of 2002 and all of 2001 and 2000. The Company was charged for consulting services pertaining to information systems development in part of 2001 and all of 2000. In 2002, 2001 and 2000, the Company was also charged for the occasional use of Chemed’s corporate aviation department, rent and other incidental expenses based on Chemed’s cost. The Company believes that the method by which such charges were determined was reasonable and that the charges are essentially equal to that which would have been incurred if the Company had operated as an unaffiliated entity. Charges to the Company for these services for the years ended December 31, 2002, 2001 and 2000 were $0.3 million, $1.0 million and $1.4 million, respectively. Net amounts owed by the Company to Chemed were not significant at either December 31, 2002 or 2001.

Note 10—Employee Benefit Plans

The Company has various defined contribution savings plans under which eligible employees can participate by contributing a portion of their salary for investment, at the direction of each employee, in one or more investment funds. Several of the plans were adopted in connection with certain of the Company’s acquisitions. The plans are tax-deferred arrangements pursuant to Internal Revenue Code (“IRC”) Section 401(k) and are subject to the provisions of the Employee Retirement Income Security Act (“ERISA”). The Company matches employee contributions in varying degrees (either in shares of the Company’s common stock or cash, in accordance with the applicable plan provisions) based on the contribution levels of the employees, as specified in the respective plan documents. Expense relating to the Company’s defined contribution plans for the years ended December 31, 2002, 2001 and 2000 was $3.8 million, $3.9 million and $4.0 million, respectively.

The Company has a non-contributory, defined benefit pension plan covering certain corporate headquarters employees and the employees of several companies sold by the Company in 1992, for which benefits ceased accruing upon the sale (the “Qualified Plan”). Benefits accruing under this plan to corporate headquarters employees were fully vested and frozen as of January 1, 1994. Obligations under the plan of $2.4 million were fully funded at December 31, 2002.

The Company also has an excess benefit plan which provides retirement payments to participants in amounts consistent with what they would have received under the Qualified Plan if payments to them under the Qualified Plan were not limited by the IRC and other restrictions. Retirement benefits are based primarily on an employee’s years of service and compensation near retirement and are calculated on a basis consistent with the Qualified Plan. The Company has established rabbi trusts, which are invested primarily in a mutual fund holding U.S. Treasury obligations, to provide for the obligation under the excess benefit plan. The Company’s policy is to fund pension costs in accordance with the funding provisions of ERISA. Expense relating to the Company’s excess benefit plan totaled $4.8 million for the year ended December 31, 2002, and $4.0 million for each of the years ended December 31, 2001 and 2000.

Actuarial assumptions used to calculate the benefit obligations and expenses include a 6.75% interest rate as of December 31, 2002 (7.25% at December 31, 2001 and 7.75% at December 31, 2000, respectively), an expected long-term rate of return on assets of 8% and a 6% rate of increase in compensation levels.

The aggregate assets invested for settlement of the Company’s pension obligations, including rabbi trust assets, (“plan assets”) as of December 31, 2002 and 2001 are greater than the aggregate Accumulated Benefit Obligation (“ABO”) by $3.2 million and $3.1 million, respectively. Since rabbi trust assets do not serve to offset the Company’s pension obligation in accordance with U.S. GAAP, an additional minimum pension liability has been recorded, as a component of other comprehensive income, for the difference between the ABO and the recorded liability for the excess benefit plan. The plan assets as of December 31, 2002 and 2001 are (less)/greater than the aggregate Projected Benefit Obligation (“PBO”) by $(2.3) million and $0.2 million, respectively (collectively referred to as “net PBO”). The decrease in the net PBO from the prior year of $2.5 million primarily relates to an increase in plan assets of $4.9 million, more than offset by an actuarial loss of $4.0 million, interest expense (including the change in the discount rate) of $2.8 million and service costs of $0.6 million. Plan assets amounted to $25.1 million and $20.2 million at December 31, 2002 and 2001, respectively.

In addition, the Company also has supplemental pension plans (“SPPs”) in which certain of its officers participate. Retirement benefits under the SPPs are calculated on the basis of a specified percentage of the officers’ covered compensation, years of credited service and a vesting schedule, as specified in the plan documents. One of the SPPs terminated in 2000, resulting in benefit payments of $2.4 million.

In November 1999, the Company’s Board of Directors adopted the Omnicare StockPlus Program, a non-compensatory employee stock purchase plan (the “ESPP”). Under the ESPP, employees and non-employee directors of the Company who elect to participate may contribute up to 6% of eligible compensation (or an amount not to exceed $20,000 for non-employee directors) to purchase shares of the Company’s common stock. For each share of stock purchased, the participant also receives two options to purchase additional shares of the Company’s stock. The options are subject to a four-year vesting period and are generally subject to forfeiture in the event the related shares are not held by the participant for a minimum of two years. The options have a ten-year life from the date of issuance. Amounts contributed to the ESPP are used by the plan administrator to purchase the Company’s stock on the open market. Options awarded under the ESPP are issued out of the 1992 Long-Term Stock Incentive Plan and the 1998 Long-Term Employee Incentive Plan, and are included in the option activity presented in Note 8 to the Consolidated Financial Statements.

Note 11—Income Taxes

The provision for income taxes is comprised of the following (in thousands):

	For the years ended December 31,
	2002	2001	2000
Current provision:
Federal	$55,898	$26,440	$8,304
State and local	5,145	1,709	575
Foreign	674	60	60

	61,717	28,209	8,939

Deferred provision:
Federal	12,881	16,314	17,967
State	2,547	991	1,800

	15,428	17,305	19,767

Total income tax provision	$77,145	$45,514	$28,706

Tax benefits related to the exercise of stock options and stock awards have been credited to paid-in capital in amounts of $0.6 million and $5.3 million for 2002 and 2001, respectively. These amounts were not significant during 2000.

The difference between the Company’s reported income tax expense and the federal income tax expense computed at the statutory rate of 35% is explained in the following table (in thousands):

	For the years ended December 31,
	2002		2001		2000
Federal income tax at the statutory rate	$71,068	35.0%	$41,925	35.0%	$27,133	35.0%
State and local income taxes, net of federal income tax benefit	4,999	2.5	1,712	1.4	1,123	1.5
Amortization of nondeductible intangible assets	—	—	3,177	2.7	3,037	3.9
Nondeductible pooling-of-interests/merger and acquisition costs	—	—	(401)	(0.3)	(622)	(0.8)
Impact of net operating loss	—	—	—	—	(373)	(0.5)
Other, net (including tax accrual adjustments)	1,078	0.5	(899)	(0.8)	(1,592)	(2.1)

Total income tax provision	$77,145	38.0%	$45,514	38.0%	$28,706	37.0%

Income tax payments (refunds), net, amounted to $64.2 million, $16.0 million and $(6.8) million in 2002, 2001 and 2000, respectively.

A summary of deferred tax assets and liabilities follows (in thousands):

	December 31,
	2002	2001
Accounts receivable reserves	$16,691	$12,517
Accrued liabilities	34,821	33,738
Other	11,879	7,012

Gross deferred tax assets	$63,391	$53,267

Fixed assets and depreciation methods	$7,963	$10,121
Amortization of intangibles	111,384	87,829
Current and noncurrent assets	7,041	6,892
Other	2,453	1,773

Gross deferred tax liabilities	$128,841	$106,615

Note 12—Earnings Per Share Data

Basic earnings per share are computed based on the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share include the dilutive effect of stock options and warrants. The following is a reconciliation of the numerator and denominator of the basic and diluted earnings per share (“EPS”) computations (in thousands, except per share data):

	For the year ended December 31, 2002
	Income (Numerator)	Shares (Denominator)	Per Share Amounts
Basic EPS
Net income	$125,906	94,168	$1.34

Effect of Dilutive Securities
Stock options and stock warrants	—	737

Diluted EPS
Net income plus assumed conversions	$125,906	94,905	$1.33

	For the year ended December 31, 2001
	Income (Numerator)	Shares (Denominator)	Per Share Amounts
Basic EPS
Net income	$74,271	93,124	$0.80

Effect of Dilutive Securities
Stock options and stock warrants	—	634

Diluted EPS
Net income plus assumed conversions	$74,271	93,758	$0.79

	For the year ended December 31, 2000
	Income (Numerator)	Shares (Denominator)	Per Share Amounts
Basic EPS
Net income	$48,817	92,012	$0.53

Effect of Dilutive Securities
Stock options and stock warrants	—	—

Diluted EPS
Net income plus assumed conversions	$48,817	92,012	$0.53

During the years ended December 31, 2002, 2001 and 2000, the anti-dilutive effect associated with selected options and warrants was excluded from the computation of diluted earnings per share, since the exercise price of these options and warrants was greater than the average market price of the Company’s common stock during these periods. The aggregate anti-dilutive stock options and warrants excluded for those years totaled 4.5 million, 3.8 million, and 7.6 million, respectively.

The $345.0 million of Convertible Debentures which are convertible into approximately 8.7 million shares at $39.60 per share were outstanding during 2002, 2001 and 2000, but were not included in the computation of diluted EPS for the years ended December 31, 2002, 2001 and 2000 because the impact during these periods was anti-dilutive.

Note 13—Restructuring and Other Related Charges

Phase I Program

In 2000, the Company completed its previously disclosed productivity and consolidation program (the “Phase I Program”). The Phase I Program was implemented to allow the Company to gain maximum benefit from its acquisition program and to respond to changes in the healthcare industry. As part of the Phase I Program, the roster of pharmacies and other operating locations was reconfigured through the consolidation, relocation, closure and opening of sites, resulting in a net reduction of 59 locations. The Phase I Program also resulted in the reduction of the Company’s work force by 16%, or approximately 1,800 full- and part-time employees.

Details of the restructuring and other related charges relating to the Phase I productivity and consolidation program follow (in thousands):

	2000 Provision	Utilized during 2000	Balance at December 31, 2000	Utilized during 2001	Balance at December 31, 2001	Utilized during 2002	Balance at December 31, 2002
Restructuring charges:
Employee severance	$3,296	$(8,367)	$3,390	$(2,997)	$393	$(393)	$—
Employment agreement buy-outs	1,048	(3,735)	676	(676)	—	—	—
Lease terminations	1,881	(3,811)	2,593	(1,775)	818	(246)	572
Other assets and facility exit costs	10,627	(9,737)	2,538	(2,299)	239	(239)	—

Total restructuring charges	16,852	$(25,650)	$9,197	$(7,747)	$1,450	$(878)	$572

Other related charges	10,347

Total restructuring and other related charges	$27,199

In connection with this program, over the 1999 and 2000 periods, Omnicare recorded a total of $62.6 million pretax ($39.8 million after taxes) for restructuring and other related charges, of which $27.2 million pretax ($17.1 million after taxes, or $0.19 per diluted share) related to the 2000 year. The restructuring charges included severance pay, the buy-out of employment agreements, the buy-out of lease obligations, the write-off of other assets (representing a project-to-date cumulative amount of $11.0 million of pretax non-cash items, through December 31, 2000) and facility exit costs. The other related charges were primarily comprised of consulting fees and duplicate costs associated with the program, as well as the write-off of certain non-core healthcare investments.

As of December 31, 2002, the Company had paid approximately $23.3 million of severance and other employee-related costs relating to the reduction of approximately 1,800 employees. The remaining liabilities at December 31, 2002 represent amounts not yet paid relating to actions taken (comprised of remaining lease payments), and will be adjusted as these matters are settled.

Phase II Program

In 2001, the Company announced the implementation of a second phase of the productivity and consolidation initiative (the “Phase II Program”). The Phase II Program, completed on September 30, 2002, further streamlined operations, increased efficiencies and helped enhance the Company’s position as a high quality, cost-effective provider of pharmaceutical services. Building on the previous efforts, the Phase II Program included the merging or closing of seven pharmacy locations and the reconfiguration in size and function of an additional ten locations. The Phase II Program also included a reduction in occupied building space in certain locations and the rationalization or reduction of staffing levels in the CRO business in order to better garner the efficiencies of the integration and functional reorganization of that business. The Phase II Program encompassed a net reduction of approximately 460 employees, or about 5% of the Company’s total workforce, across both the Pharmacy Services and CRO Services segments.

In connection with the Phase II Program, the Company expensed a total of $18.3 million pretax ($11.4 million aftertax, or $0.12 per diluted share) for restructuring charges during the year ended December 31, 2001. Further, approximately $23.2 million pretax ($14.4 million aftertax, or $0.15 per diluted share) was recorded during the year ended December 31, 2002, when the amounts were required to be recognized in accordance with

U.S. GAAP. The restructuring charges included severance pay, the buy-out of employment agreements, the buy-out of lease obligations, the write-off of leasehold improvements and other assets, and related fees and facility exit costs.

Details of the pretax restructuring charges relating to the Phase II Program follow (in thousands):

	2001 Provision/ Accrual	Utilized during 2001	Balance at December 31, 2001	2002 Provision/ Accrual	Utilized during 2002	Balance at December 31, 2002
Restructuring charges:
Employee severance	$4,256	$(2,614)	$1,642	$2,177	$(2,655)	$1,164
Employment agreement buy-outs	2,086	(1,578)	508	—	(214)	294
Lease terminations	2,711	(2,105)	606	5,862	(1,846)	4,622
Other assets, fees and facility exit costs	9,291	(6,264)	3,027	15,156	(14,690)	3,493

Total restructuring charges	$18,344	$(12,561)	$5,783	$23,195	$(19,405)	$9,573

As of December 31, 2002, the Company had paid approximately $7.1 million of severance and other employee-related costs relating to the reduction of approximately 460 employees. The remaining liabilities recorded at December 31, 2002 represent amounts not yet paid or settled relating to actions taken, and will be adjusted in future periods as these matters are finalized.

Note 14—Other Expense

Included in the 2001 results are other expense items totaling $1.8 million pretax ($1.1 million aftertax, or $0.01 per diluted share) and $3.0 million pretax ($1.9 million aftertax, or $0.02 per diluted share). The $1.8 million special charge recorded in the first quarter of 2001 represents a repayment to the Medicare program of overpayments made to one of the Company’s pharmacy units during the period from January 1997 through April 1998. As part of its corporate compliance program, the Company learned of the overpayments, which related to Medicare Part B claims that contained documentation errors, and notified the Health Care Financing Administration (now known as the Centers for Medicare & Medicaid Services) for review and determination of the amount of overpayment. The $3.0 million special charge recorded in the second quarter of 2001 represents a settlement during June 2001 of certain contractual issues with a customer, which issues and amount relate to prior year periods.

Note 15—Shareholders’ Rights Plan

In May 1999, the Company’s Board of Directors declared a dividend, payable on June 2, 1999, of one preferred share purchase right (a “Right”) for each outstanding share of the Company’s $1.00 per share par value common stock, that, when exercisable, entitles the registered holder to purchase from the Company one ten-thousandth of a share of Series A Junior Participating Preferred Stock of the Company, without par value (the “Preferred Shares”), at a price of $135 per one ten-thousandth of a share, subject to adjustment. Upon certain events relating to the acquisition of, commencement or announcement of, or announcement of an intention to make a tender offer or exchange offer that would result in the beneficial ownership of 15% or more of the Company’s outstanding common stock by an individual or group of individuals (the “Distribution Date”), the Rights not owned by the 15% stockholder will entitle its holder to purchase, at the Right’s then current exercise price, common shares having a market value of twice such exercise price. Additionally, if after any person has become a 15% stockholder, the Company is involved in a merger or other business combination with any other person, each Right will entitle its holder (other than the 15% stockholder) to purchase, at the Right’s then current exercise price, common shares of the acquiring company having a value of twice the Right’s then current exercise price. The Rights will expire on May 17, 2009, unless redeemed earlier by the Company at $0.01 per Right until the Distribution Date.

Note 16—Segment Information

Based on the “management approach” as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” Omnicare has two operating business segments. The Company’s largest segment is Pharmacy Services. Pharmacy Services provides distribution of pharmaceuticals, related pharmacy consulting, data management services and medical supplies to long-term care facilities in 45 states in the United States of America (“USA”) at December 31, 2002. The Company’s other reportable segment is CRO Services, which provides comprehensive product development services to client companies in pharmaceutical, biotechnology, medical devices and diagnostics industries in 28 countries around the world at December 31, 2002, including the USA.

The table below presents information about the reportable segments as of and for the years ended December 31, 2002, 2001 and 2000 and should be read in connection with the paragraphs that follow (in thousands):

	Pharmacy Services	CRO Services	Corporate and Consolidating	Consolidated Totals
2002:
Net sales	$2,467,237	$165,517	$—	$2,632,754
Depreciation and amortization	40,389	2,237	2,637	45,263
Restructuring charges	(6,769)	(16,426)	—	(23,195)
Operating income (expense)	288,196	4,610	(36,220)	256,586
Total assets	2,126,718	120,155	180,712	2,427,585
Capital expenditures	22,900	776	972	24,648

2001:
Net sales	$2,033,752	$149,284	$—	$2,183,036
Depreciation and amortization	68,390	3,881	1,799	74,070
Restructuring charges	(8,504)	(9,840)	—	(18,344)
Other (expense)	(4,817)	—	—	(4,817)
Operating income (expense)	200,780	2,540	(29,826)	173,494
Total assets	1,953,243	133,371	203,662	2,290,276
Capital expenditures	23,571	1,504	1,147	26,222

2000:
Net sales	$1,858,697	$129,142	$—	$1,987,839
Depreciation and amortization	69,346	3,458	1,169	73,973
Restructuring and other related charges	(21,615)	(5,584)	—	(27,199)
Operating income (expense)	156,589	1,664	(27,566)	130,687
Total assets	1,960,870	117,212	132,136	2,210,218
Capital expenditures	26,866	3,119	2,438	32,423

In accordance with EITF No. 01-14, the Company included in its reported CRO segment net sales amounts, reimbursable out-of-pockets totaling $26.3 million, $23.9 million and $16.5 million pretax for the years ended December 31, 2002, 2001 and 2000, respectively.

Additionally, in accordance with Omnicare’s adoption of SFAS No. 142, the Company discontinued amortization of goodwill as of January 1, 2002. Accordingly, no goodwill amortization was recorded during the year ended December 31, 2002. Pretax goodwill amortization for years ended December 31, 2001 and 2000 totaled $32.1 million and $31.6 million, respectively, for the Pharmacy Services segment, and $1.1 million and $1.1 million, respectively, for the CRO Services segment.

The following summarizes sales and long-lived assets by geographic area as of and for the years ended December 31, 2002, 2001 and 2000 (in thousands):

	Net Sales			Long-Lived Assets
	2002	2001	2000	2002	2001	2000
United States	$2,596,605	$2,147,537	$1,951,660	$138,516	$153,562	$156,610
Foreign	36,149	35,499	36,179	1,392	1,511	1,925

Total	$2,632,754	$2,183,036	$1,987,839	$139,908	$155,073	$158,535

The determination of foreign sales is based on the country in which the sales originate. No individual foreign country’s sales were material to the consolidated sales of Omnicare. In accordance with EITF No. 01-14, Omnicare included in its net sales, during the years ended December 31, 2002, 2001 and 2000, reimbursable out-of-pockets totaling $18.6 million, $17.2 million and $10.4 million, respectively, for the United States geographic area, $7.7 million, $6.7 million and $6.1 million, respectively, for the foreign geographic area and $26.3 million, $23.9 million and $16.5 million, respectively, for the total net sales.

Note 17—Summary of Quarterly Results (Unaudited)

The following table presents the Company’s quarterly financial information for 2002 and 2001 (in thousands, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2002
Total net sales(a)	$638,314	$654,155	$664,718	$675,567	$2,632,754
Total direct costs(a)	474,110	483,225	489,151	495,215	1,941,701

Gross profit	164,204	170,930	175,567	180,352	691,053
Selling, general and administrative expenses	99,618	102,501	103,888	105,265	411,272
Restructuring charges (Note 13)	4,797	7,302	11,096	—	23,195

Operating income	59,789	61,127	60,583	75,087	256,586
Investment income	798	667	651	1,160	3,276
Interest expense	(14,176)	(14,475)	(14,339)	(13,821)	(56,811)

Income before income taxes	46,411	47,319	46,895	62,426	203,051
Income taxes	17,635	17,961	17,829	23,720	77,145

Net income	$28,776	$29,358	$29,066	$38,706	$125,906

Earnings per share:
Basic	$0.31	$0.31	$0.31	$0.41	$1.34

Diluted(b)	$0.30	$0.31	$0.31	$0.41	$1.33

Weighted average number of common shares outstanding:
Basic	93,963	94,175	94,245	94,286	94,168

Diluted(b)	94,598	95,292	94,710	97,684	94,905

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2001
Total net sales(a)	$529,408	$536,492	$547,843	$569,293	$2,183,036
Total direct costs(a)	389,144	394,429	402,312	417,752	1,603,637

Gross profit	140,264	142,063	145,531	151,541	579,399
Selling, general and administrative expenses	87,754	85,755	86,359	89,677	349,545
Goodwill amortization (Note 5)	8,162	8,335	8,393	8,309	33,199
Restructuring charges (Note 13)	—	—	15,409	2,935	18,344
Other expense (Note 14)	1,817	3,000	—	—	4,817

Operating income	42,531	44,973	35,370	50,620	173,494
Investment income	474	748	701	692	2,615
Interest expense	(13,909)	(14,415)	(14,201)	(13,799)	(56,324)

Income before income taxes	29,096	31,306	21,870	37,513	119,785
Income taxes	11,052	11,910	8,310	14,242	45,514

Net income	$18,044	$19,396	$13,560	$23,271	$74,271

Earnings per share:(c)
Basic	$0.20	$0.21	$0.15	$0.25	$0.80

Diluted	$0.19	$0.21	$0.14	$0.25	$0.79

Weighted average number of common shares outstanding:
Basic	92,422	93,198	93,345	93,515	93,124

Diluted	93,170	94,042	94,117	94,049	93,758

Notes to Summary of Quarterly Results:

(a)	In accordance with the adoption of EITF No. 01-14, Omnicare has recorded reimbursements received for “out-of-pocket” expenses on a grossed-up basis in total net sales and total direct costs for both the 2002 and 2001 periods. EITF No. 01-14 relates solely to the Company’s CRO Services business.
(b)	The fourth quarter of 2002 includes the dilutive effect of the $345.0 million Convertible Debentures, which assumes conversion using the “if converted” method. Under that method, the Convertible Debentures are assumed to be converted to common shares (weighted for the number of days assumed to be outstanding during the period) and interest expense, net of taxes, related to the Convertible Debentures is added back to net income.
(c)	Earnings per share is calculated independently for each separately reported quarterly and full year period. Accordingly, the sum of the separately reported quarters may not necessarily be equal to the per share amount for the corresponding full year period, as independently calculated.

Note 18—Guarantor Subsidiaries

The Company’s Senior Notes are fully and unconditionally guaranteed on an unsecured, joint and several basis by certain wholly owned subsidiaries of the Company (the “Guarantor Subsidiaries”). The following condensed consolidating financial data illustrates the composition of Omnicare, Inc. (“Parent”), the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries as of December 31, 2002 and 2001 for the balance sheets, as well as the statements of income and cash flows for each of the three years ended December 31, 2002, 2001 and 2000. Separate complete financial statements of the respective Guarantor Subsidiaries would not provide additional information which would be useful in assessing the financial condition of the Guarantor Subsidiaries and thus are not presented. No eliminations column is presented for the condensed consolidating statements of cash flows since there were no significant eliminating amounts during the periods presented.

Note 18—Guarantor Subsidiaries—Continued

Summary Consolidating Statements of Income

	Year ended December 31,
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Omnicare, Inc. and Subsidiaries
	(in thousands)
2002:
Total net sales	$—	$2,521,682	$111,072	$—	$2,632,754
Cost of sales	—	1,850,455	91,246	—	1,941,701

Gross profit	—	671,227	19,826	—	691,053
Selling, general and administrative expenses	29,585	360,245	21,442	—	411,272
Restructuring charges	—	22,397	798	—	23,195

Operating income (loss)	(29,585)	288,585	(2,414)	—	256,586
Investment income	1,755	1,288	233	—	3,276
Interest expense	(56,082)	(547)	(182)	—	(56,811)

Income (loss) before income taxes	(83,912)	289,326	(2,363)	—	203,051
Income tax (benefit) expense	(31,887)	109,930	(898)	—	77,145
Equity in net income of subsidiaries	177,931	—	—	(177,931)	—

Net income (loss)	$125,906	$179,396	$(1,465)	$(177,931)	$125,906

2001:
Total net sales	$—	$2,084,844	$148,489	$(50,297)	$2,183,036
Cost of sales	—	1,524,989	128,945	(50,297)	1,603,637

Gross profit	—	559,855	19,544	—	579,399
Selling, general and administrative expenses	17,026	343,389	22,329	—	382,744
Restructuring charges	—	18,344	—	—	18,344
Other expense	—	4,817	—	—	4,817

Operating income (loss)	(17,026)	193,305	(2,785)	—	173,494
Investment income	1,767	613	235	—	2,615
Interest expense	(53,956)	(798)	(1,570)	—	(56,324)

Income (loss) before income taxes	(69,215)	193,120	(4,120)	—	119,785
Income tax (benefit) expense	(26,302)	73,509	(1,693)	—	45,514
Equity in net income of subsidiaries	117,184	—	—	(117,184)	—

Net income (loss)	$74,271	$119,611	$(2,427)	$(117,184)	$74,271

2000:
Total net sales	$—	$1,886,231	$161,662	$(60,054)	$1,987,839
Cost of sales	—	1,383,737	138,763	(60,054)	1,462,446

Gross profit	—	502,494	22,899	—	525,393
Selling, general and administrative expenses	13,383	326,415	27,709	—	367,507
Restructuring and other related charges	—	25,052	2,147	—	27,199

Operating income (loss)	(13,383)	151,027	(6,957)	—	130,687
Investment income	1,774	(274)	410	—	1,910
Interest expense	(54,126)	(767)	(181)	—	(55,074)

Income (loss) before income taxes	(65,735)	149,986	(6,728)	—	77,523
Income tax (benefit) expense	(24,322)	53,990	(962)	—	28,706
Equity in net income of subsidiaries	90,230	—	—	(90,230)	—

Net income (loss)	$48,817	$95,996	$(5,766)	$(90,230)	$48,817

Note 18—Guarantor Subsidiaries—Continued

Condensed Consolidating Balance Sheets

	December 31,
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Omnicare, Inc. and Subsidiaries
	(in thousands)
2002:
ASSETS
Cash and cash equivalents	$95,693	$36,191	$6,052	$—	$137,936
Restricted cash	—	3,147	—	—	3,147
Accounts receivable, net (including intercompany)	—	524,290	13,610	(15,043)	522,857
Inventories	—	185,521	4,943	—	190,464
Other current assets	1,399	144,399	1,356	—	147,154

Total current assets	97,092	893,548	25,961	(15,043)	1,001,558

Properties and equipment, net	2,931	126,452	10,525	—	139,908
Goodwill	—	1,121,728	67,179	—	1,188,907
Other noncurrent assets	31,234	65,029	949	—	97,212
Investment in subsidiaries	1,903,357	—	—	(1,903,357)	—

Total assets	$2,034,614	$2,206,757	$104,614	$(1,918,400)	$2,427,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (including intercompany)	$37,363	$255,691	$18,639	$(15,043)	$296,650
Long-term debt	—	187	—	—	187
5.0% convertible subordinated debentures, due 2007	345,000	—	—	—	345,000
8.125% senior subordinated notes, due 2011	375,000	—	—	—	375,000
Other noncurrent liabilities	2,189	132,577	920	—	135,686
Stockholders’ equity	1,275,062	1,818,302	85,055	(1,903,357)	1,275,062

Total liabilities and stockholders’ equity	$2,034,614	$2,206,757	$104,614	$(1,918,400)	$2,427,585

2001 :
ASSETS
Cash and cash equivalents	$127,110	$37,304	$3,982	$—	$168,396
Restricted cash	—	2,922	—	—	2,922
Accounts receivable, net (including intercompany)	—	462,882	24,648	(9,453)	478,077
Inventories	—	144,833	4,301	—	149,134
Other current assets	944	126,049	2,072	—	129,065

Total current assets	128,054	773,990	35,003	(9,453)	927,594

Properties and equipment, net	3,192	139,130	12,751	—	155,073
Goodwill	—	1,060,523	63,277	—	1,123,800
Other noncurrent assets	30,023	53,317	469	—	83,809
Investment in subsidiaries	1,754,149	—	—	(1,754,149)	—

Total assets	$1,915,418	$2,026,960	$111,500	$(1,763,602)	$2,290,276

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (including intercompany)	$14,797	$246,338	$17,591	$(9,453)	$269,273
Long-term debt	30,000	609	60	—	30,669
5.0% convertible subordinated debentures, due 2007	345,000	—	—	—	345,000
8.125% senior subordinated notes, due 2011	375,000	—	—	—	375,000
Other noncurrent liabilities	838	119,227	486	—	120,551
Stockholders’ equity	1,149,783	1,660,786	93,363	(1,754,149)	1,149,783

Total liabilities and stockholders’ equity	$1,915,418	$2,026,960	$111,500	$(1,763,602)	$2,290,276

Note 18—Guarantor Subsidiaries—Continued

Condensed Consolidating Statements of Cash Flows

	Year ended December 31,
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Omnicare, Inc. and Subsidiaries
	(in thousands)
2002:
Cash flows from operating activities:
Provision for doubtful accounts	$—	$30,269	$894	$31,163
Other	(29,513)	155,544	1,915	127,946

Net cash flows from operating activities	(29,513)	185,813	2,809	159,109

Cash flows from investing activities:
Acquisition of businesses	—	(126,533)	(1,250)	(127,783)
Capital expenditures	—	(24,378)	(270)	(24,648)
Transfer of cash to trusts for employee health and severance costs, net of payments out of the trust	—	(225)	—	(225)
Other	—	272	1	273

Net cash flows from investing activities	—	(150,864)	(1,519)	(152,383)

Cash flows from financing activities:
Borrowings on line of credit facilities	90,000	—	—	90,000
Payments on line of credit facilities	(120,000)	—	—	(120,000)
Proceeds from long-term borrowings	—	(214)	—	(214)
Proceeds from stock awards and exercise of stock options, net of stock tendered in payment	—	667	—	667
Dividends	—	(8,491)	—	(8,491)
Other	28,096	(28,024)	—	72

Net cash flows from financing activities	(1,904)	(36,062)	—	(37,966)

Effect of exchange rate changes on cash	—	—	780	780

Net increase (decrease) in cash and cash equivalents	(31,417)	(1,113)	2,070	(30,460)
Cash and cash equivalents at beginning of year—unrestricted	127,110	37,304	3,982	168,396

Cash and cash equivalents at end of year—unrestricted	$95,693	$36,191	$6,052	$137,936

2001:
Cash flows from operating activities:
Provision for doubtful accounts	$—	$24,201	$1,289	$25,490
Other	(65,203)	190,247	2,553	127,597

Net cash flows from operating activities	(65,203)	214,448	3,842	153,087

Cash flows from investing activities:
Acquisition of businesses	—	(20,263)	—	(20,263)
Capital expenditures	(703)	(21,546)	(3,973)	(26,222)
Transfer of cash to trusts for employee health and severance costs, net of payments out of the trust	—	(622)	—	(622)
Other	—	135	170	305

Net cash flows from investing activities	(703)	(42,296)	(3,803)	(46,802)

Cash flows from financing activities:
Borrowings on line of credit facilities	70,000	—	—	70,000
Proceeds from long-term borrowings	375,000	—	—	375,000
Payments on line of credit facilities	(475,000)	—	—	(475,000)
Fees paid for financing arrangements	(16,254)	—	—	(16,254)
Other	190,607	(194,122)	214	(3,301)

Net cash flows from financing activities	144,353	(194,122)	214	(49,555)

Effect of exchange rate changes on cash	—	—	59	59

Net increase (decrease) in cash and cash equivalents	78,447	(21,970)	312	56,789
Cash and cash equivalents at beginning of year—unrestricted	48,663	59,274	3,670	111,607

Cash and cash equivalents at end of year—unrestricted	$127,110	$37,304	$3,982	$168,396

Note 18—Guarantor Subsidiaries—Continued

Condensed Consolidating Statements of Cash Flows—Continued

	Year ended December 31,
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Omnicare, Inc. and Subsidiaries
	(in thousands)
2000:
Cash flows from operating activities:
Provision for doubtful accounts	$—	$22,604	$4,125	$26,729
Other	(57,558)	158,883	4,647	105,972

Net cash flows from operating activities	(57,558)	181,487	8,772	132,701

Cash flows from investing activities:
Acquisition of businesses	—	(36,018)	(5,646)	(41,664)
Capital expenditures	(1,859)	(26,423)	(4,141)	(32,423)
Transfer of cash to trusts for employee health and severance costs, net of payments out of the trust	—	(2,300)	—	(2,300)
Other	—	1,044	(773)	271

Net cash flows from investing activities	(1,859)	(63,697)	(10,560)	(76,116)

Cash flows from financing activities:
Payments on line of credit facilities	(30,000)	—	—	(30,000)
Other	86,071	(97,790)	(58)	(11,777)

Net cash flows from financing activities	56,071	(97,790)	(58)	(41,777)

Effect of exchange rate changes on cash	—	—	(468)	(468)

Net (decrease) increase in cash and cash equivalents	(3,346)	20,000	(2,314)	14,340
Cash and cash equivalents at beginning of year—unrestricted	52,009	39,274	5,984	97,267

Cash and cash equivalents at end of year—unrestricted	$48,663	$59,274	$3,670	$111,607

Note 19—Subsequent Event

On January 15, 2003, Omnicare closed its $5.50 per share cash tender offer for all of the issued and outstanding shares of Class A common stock and Class B common stock of NCS. Omnicare accepted, on January 15, 2003, all validly tendered shares for payment (totaling 17,510,126 shares of Class A common stock, representing approximately 94% of the then-outstanding Class A common stock, and 5,038,996 shares of Class B common stock, representing 100% of the then-outstanding Class B common stock). Omnicare subsequently acquired the remaining shares of Class A common stock of NCS.

The acquisition of NCS, to be accounted for as a purchase business combination, included cash consideration and transaction costs of approximately $493 million. The cash consideration included the payoff of certain NCS debt totaling approximately $325.5 million, which was retired by Omnicare immediately following the acquisition. The Company financed the acquisition with available cash, working capital and borrowings under its three-year, $500.0 million revolving credit facility. The Company has engaged an independent valuation firm to assist with the determination of the initial purchase price allocation, including the identification of goodwill and other identifiable intangible assets.

At the time of the acquisition, NCS provided professional pharmacy and related services to long-term care facilities, including skilled nursing centers and assisted living facilities comprising approximately 199,000 beds in 33 states and managed hospital pharmacies in 10 states. Omnicare expects to achieve certain economies of scale and operational efficiencies from the acquisition, while broadening Omnicare’s geographical reach. The net assets and operating results of NCS will be included from the date of acquisition in the Company’s financial statements beginning in the first quarter of 2003.

CONSOLIDATED STATEMENTS OF INCOME

OMNICARE, INC. AND SUBSIDIARY COMPANIES

UNAUDITED

	Three Months Ended March 31,
	2003	2002
	(In thousands, except per share data)
Sales	$797,753	$632,015
Reimbursable out-of-pockets	8,108	6,299

Total net sales	805,861	638,314

Cost of sales	589,792	467,811
Reimbursed out-of-pocket expenses	8,108	6,299

Total direct costs	597,900	474,110

Gross profit	207,961	164,204
Selling, general and administrative expenses	126,928	99,618
Restructuring charges (Note 5)	—	4,797

Operating income	81,033	59,789
Investment income	588	798
Interest expense	(16,456)	(14,176)

Income before income taxes	65,165	46,411
Income taxes	24,742	17,635

Net income	$40,423	$28,776

Earnings per share:
Basic	$0.43	$0.31

Diluted	$0.42	$0.30

Weighted average number of common shares outstanding:
Basic	94,386	93,963

Diluted	104,029	94,598

Comprehensive income	$41,420	$29,003

The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS

OMNICARE, INC. AND SUBSIDIARY COMPANIES

UNAUDITED

	March 31, 2003	December 31, 2002
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$128,990	$137,936
Restricted cash	5,801	3,147
Accounts receivable, less allowances of $85,159 (2002—$68,593)	634,236	522,857
Unbilled receivables	25,790	25,062
Inventories	232,338	190,464
Deferred income tax benefits	25,833	18,621
Other current assets	107,984	103,471

Total current assets	1,160,972	1,001,558
Properties and equipment, at cost less accumulated depreciation of $185,881 (2002—$177,870)	157,482	139,908
Goodwill	1,605,168	1,188,907
Other noncurrent assets	104,932	97,212

Total assets	$3,028,554	$2,427,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$214,208	$175,648
Current debt	474,407	110
Accrued employee compensation	26,480	22,627
Deferred revenue	33,042	25,254
Income taxes payable	22,268	6,837
Other current liabilities	82,850	66,174

Total current liabilities	853,255	296,650
Long-term debt	411	187
5.0% convertible subordinated debentures, due 2007	345,000	345,000
8.125% senior subordinated notes, due 2011	375,000	375,000
Deferred income tax liabilities	91,678	84,071
Other noncurrent liabilities	50,920	51,615

Total liabilities	1,716,264	1,152,523

Stockholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $1 par value, 200,000,000 shares authorized, 96,019,700 shares issued (2002—95,441,400 shares issued)	96,020	95,441
Paid-in capital	752,015	737,421
Retained earnings	537,066	498,856

	1,385,101	1,331,718
Treasury stock, at cost—1,331,300 shares (2002—1,139,900 shares)	(28,338)	(23,471)
Deferred compensation	(41,303)	(29,018)
Accumulated other comprehensive income	(3,170)	(4,167)

Total stockholders’ equity	1,312,290	1,275,062

Total liabilities and stockholders’ equity	$3,028,554	$2,427,585

The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

OMNICARE, INC. AND SUBSIDIARY COMPANIES

UNAUDITED

	Three Months Ended March 31,
	2003	2002
	(In thousands)
Cash flows from operating activities:
Net income	$40,423	$28,776
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	9,568	8,211
Amortization	3,193	3,480
Provision for doubtful accounts	11,045	6,558
Deferred tax provision	13,469	2,042
Non-cash portion of restructuring charges	—	2,420
Changes in assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable and unbilled receivables	(43,631)	(22,930)
Inventories	(8,076)	(10,930)
Current and noncurrent assets	456	(14,861)
Accounts payable	(10,768)	27,364
Accrued employee compensation	(2,509)	(5,974)
Deferred revenue	7,788	(7,044)
Current and noncurrent liabilities	(15,607)	5,786

Net cash flows from operating activities	5,351	22,898

Cash flows from investing activities:
Acquisition of businesses	(476,999)	(105,029)
Capital expenditures	(3,990)	(4,975)
Transfer of cash to trusts for employee health and severance costs, net of payments out of the trust	(2,654)	(3,420)
Other	45	45

Net cash flows from investing activities	(483,598)	(113,379)

Cash flows from financing activities:
Borrowings on line of credit facilities	499,000	90,000
Payments on line of credit facilities	(25,000)	(20,000)
Principal payments on long-term obligations	(146)	—
Payments for stock awards and exercise of stock options, net of stock tendered in payment	(3,117)	(2,101)
Dividends paid	(2,125)	(2,118)
Other	—	(115)

Net cash flows from financing activities	468,612	65,666

Effect of exchange rate changes on cash	689	538

Net decrease in cash and cash equivalents	(8,946)	(24,277)
Cash and cash equivalents at beginning of period—unrestricted	137,936	168,396

Cash and cash equivalents at end of period—unrestricted	$128,990	$144,119

The Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OMNICARE, INC. AND SUBSIDIARY COMPANIES

UNAUDITED

1.    Interim Financial Data

The interim financial data is unaudited; however, in the opinion of the management of Omnicare, Inc., the interim data includes all adjustments (which include only normal adjustments, except as described in Note 5) considered necessary for a fair presentation of the consolidated financial position, results of operations and cash flows of Omnicare, Inc. and its consolidated subsidiaries (“Omnicare” or the “Company”). These financial statements should be read in conjunction with the Consolidated Financial Statements and related notes included in Omnicare’s Annual Report on Form 10-K for the year ended December 31, 2002. Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

2.    Stock-Based Employee Compensation

At March 31, 2003, the Company has three stock-based employee compensation plans. As permitted per U.S. Generally Accepted Accounting Principles (“U.S. GAAP”), the Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related Interpretations. No stock-based employee compensation cost for stock options is reflected in net income as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS 123” (“SFAS 148”), for stock options (in thousands, except per share data):

	Three Months Ended March 31,
	2003	2002
Net income, as reported	$40,423	$28,776
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all options, net of related tax effects	(2,419)	(1,235)

Pro forma net income	$38,004	$27,541

Earnings per share:
Basic—as reported	$0.43	$0.31

Basic—pro forma	$0.40	$0.29

Diluted—as reported	$0.42	$0.30

Diluted—pro forma	$0.39	$0.29

The fair value of each option at the grant date is estimated using the Black-Scholes option-pricing model, with the following weighted average assumptions used for grants:

	Three Months Ended March 31,
	2003	2002
Volatility	62%	63%
Risk-free interest rate	3.0%	4.3%
Dividend yield	0.3%	0.3%
Expected term of options (in years)	5.5	5.0
Weighted average fair value per option	$14.02	$11.84

The above pro forma information is based on the circumstances and assumptions in effect for each of the respective periods and, therefore, is not necessarily representative of the actual effect of SFAS 123 on net income or earnings per share in future years.

3.    Recently Issued Accounting Pronouncements

Effective January 1, 2003, the Company adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS 145”), SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”), and Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). All accounting and disclosure relevant to this authoritative guidance has been incorporated into this Quarterly Report on Form 10-Q. The adoption of SFAS 145, SFAS 146 and FIN 45 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In October 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 147, “Acquisition of Certain Financial Institutions.” In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities.” These pronouncements are not applicable to the Company.

In December 2002, the FASB issued SFAS 148. While limited in scope, SFAS 148 provides additional transition guidance for those entities that elect to voluntarily adopt the accounting provisions of SFAS 123. The standard is intended to encourage the adoption of the provisions of SFAS 123 by providing three transitional implementation methodologies. Even for those companies choosing not to adopt the provisions of SFAS 123, SFAS 148 includes new annual and interim disclosure requirements related to a company’s issuance of stock compensation. The transition and disclosure provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002. The disclosure provisions of SFAS 148 have been incorporated into the notes to consolidated financial statements, and Omnicare currently intends to continue accounting for stock- based compensation plans in accordance with APB 25 and related Interpretations, as permitted by U.S. GAAP.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This Statement will be effective for the Company beginning July 1, 2003. Management does not expect the standard to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

4.    Segment Information

Based on the “management approach,” as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” Omnicare has two business segments. The Company’s largest segment is Pharmacy Services. Pharmacy Services provides distribution of pharmaceuticals, related pharmacy consulting, data management services and medical supplies to long-term care facilities in 47 states in the United States of America (“USA”) at March 31, 2003. The Company’s other reportable segment is Contract Research Organization (“CRO”) Services, which provides comprehensive product development services to client companies in pharmaceutical, biotechnology, medical devices and diagnostics industries in 29 countries around the world, including the USA, at March 31, 2003.

The table below presents information about the reportable segments as of and for the three months ended March 31, 2003 and 2002 and should be read in conjunction with the paragraph that follows (in thousands):

	Three Months Ended March 31,
	Pharmacy Services	CRO Services	Corporate and Consolidating	Consolidated Totals
2003:
Net sales	$763,154	$42,707	$—	$805,861
Depreciation and amortization	11,748	418	595	12,761
Operating income (expense)	85,370	4,730	(9,067)	81,033
Total assets	2,731,891	127,116	169,547	3,028,554
Capital expenditures	3,815	65	110	3,990

2002:
Net sales	$596,265	$42,049	$—	$638,314
Depreciation and amortization	10,435	618	638	11,691
Restructuring charges	(1,126)	(3,671)	—	(4,797)
Operating income (expense)	67,079	1,244	(8,534)	59,789
Total assets	2,089,305	141,106	187,345	2,417,756
Capital expenditures	4,452	150	373	4,975

In accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred,” the Company included in its reported CRO segment net sales amounts of $8.1 million for the three months ended March 31, 2003 ($6.3 million for the period ended March 31, 2002).

5.    Restructuring Charges

In 2001, the Company announced the implementation of a second phase of the productivity and consolidation initiative (the “Phase II Program”). The Phase II Program, completed on September 30, 2002, further streamlined operations, increased efficiencies and helped enhance the Company’s position as a high-quality, cost-effective provider of pharmaceutical services. Building on previous efforts, the Phase II Program included the merging or closing of seven pharmacy locations and the reconfiguration in size and function of an additional ten locations. The Phase II Program also included a reduction in occupied building space in certain locations and the rationalization or reduction of staffing levels in the CRO business in order to better garner the efficiencies of the integration and functional reorganization of that business. The Phase II Program encompassed a net reduction of approximately 460 employees, or about 5% of the Company’s total work force, across both the Pharmacy Services and CRO Services segments.

In connection with the Phase II Program, the Company expensed a total of $18.3 million pretax ($11.4 million aftertax, or $0.12 per diluted share) for restructuring charges during the year ended December 31, 2001. Further, approximately $23.2 million pretax ($14.4 million aftertax, or $0.15 per diluted share) was recorded during the year ended December 31, 2002, when the amounts were required to be recognized in accordance with U.S. GAAP. Of the total amount recorded during the year ended December 31, 2002, $4.8 million pretax ($3.0 million aftertax, or $0.03 per diluted share) was recorded in the first quarter of 2002. The restructuring charges included severance pay, the buy-out of employment agreements, the buy-out of lease obligations, the write-off of leasehold improvements and other assets, and related fees and facility exit costs.

Details of the year-to-date March 31, 2003 and December 31, 2002 activity relating to the Phase II Program follow (in thousands):

	Balance at December 31, 2001	2002 Provision/ Accrual	Utilized during 2002	Balance at December 31, 2002	Utilized during 2003	Balance at March 31, 2003
Restructuring charges:
Employee severance	$1,642	$2,177	$(2,655)	$1,164	$(1,123)	$41
Employment agreement buy-outs	508	—	(214)	294	(21)	273
Lease terminations	606	5,862	(1,846)	4,622	(384)	4,238
Other assets, fees and facility exit costs	3,027	15,156	(14,690)	3,493	(180)	3,313

Total restructuring charges	$5,783	$23,195	$(19,405)	$9,573	$(1,708)	$7,865

As of March 31, 2003, the Company had paid approximately $8.2 million of severance and other employee-related costs relating to the reduction of approximately 460 employees. The remaining liabilities recorded at March 31, 2003 represent amounts not yet paid or settled relating to actions taken, and will be adjusted in future periods as these matters are finalized.

In connection with the previously disclosed first phase of its productivity and consolidation initiative (the “Phase I Program”), Omnicare had liabilities of $0.6 million at December 31, 2002 and March 31, 2003. The remaining liabilities at March 31, 2003 represent amounts not yet paid relating to actions taken (consisting of remaining lease payments), and will be adjusted as these matters are settled.

6.    Acquisitions

In January 2002, Omnicare completed the acquisition of the assets comprising the pharmaceutical business of American Pharmaceutical Services, Inc. and related entities (collectively, “APS”). The acquisition, accounted for as a purchase business combination, included cash consideration and transaction costs which aggregated approximately $120 million (including an adjustment based on the closing balance sheet review and a $6.0 million deferred payment made in the first quarter of 2003). Up to an additional $12.0 million in deferred payments may become payable in annual increments of up to $6.0 million each, contingent upon future performance, as evaluated in the first quarter of each of the next two years. The Company has completed its purchase price allocation, including the identification of goodwill and other intangible assets based on an appraisal performed by an independent valuation firm.

In connection with the purchase of APS, the Company acquired amortizable intangible assets composed of non-compete agreements and customer relationship assets totaling $1.3 million and $3.1 million, respectively. Amortization periods for the non-compete agreements and customer relationship assets are 10.0 years and 4.7 years, respectively, and 6.3 years on a weighted-average basis. The Company has also recorded goodwill totaling approximately $66 million (all of which is tax deductible) in connection with the acquisition, although this amount is subject to adjustment based primarily on the potential payment of any deferred consideration as discussed above.

On January 15, 2003, Omnicare closed its $5.50 per share cash tender offer for all of the issued and outstanding shares of Class A common stock and Class B common stock of NCS HealthCare, Inc. (“NCS”). Omnicare accepted, on January 15, 2003, all validly tendered shares for payment (totaling 17,510,126 shares of Class A common stock, representing approximately 94% of the then-outstanding Class A common stock, and 5,038,996 shares of Class B common stock, representing 100% of the then-outstanding Class B common stock). Omnicare subsequently acquired the remaining shares of Class A common stock of NCS.

The acquisition of NCS, accounted for as a purchase business combination, included cash consideration and transaction costs of approximately $493 million. The cash consideration included the payoff of certain NCS debt totaling approximately $325.5 million, which was retired by Omnicare immediately following the acquisition. The Company financed the acquisition with available cash, working capital and borrowings under its three-year, $500.0 million revolving credit facility. The Company has engaged an independent valuation firm to assist with the purchase price allocation, including the identification of goodwill and other identifiable intangible assets.

At the time of the acquisition, NCS provided professional pharmacy and related services to long-term care facilities, including skilled nursing centers and assisted living facilities in 33 states and managed hospital pharmacies in 10 states. NCS added approximately 182,000 beds served in the first quarter of 2003. Omnicare expects to achieve certain economies of scale and operational efficiencies from the acquisition, while broadening Omnicare’s geographical reach.

The net assets and operating results of NCS have been included from the date of acquisition in the Company’s financial statements beginning in the first quarter of 2003.

Unaudited pro forma combined results of operations of the Company and NCS for the three months ended March 31, 2002 are presented below. Such pro forma presentation has been prepared assuming that the NCS acquisition had been made as of January 1, 2002. Pro forma information is not presented for the three months ended March 31, 2003 as the results of NCS are included in those of the Company from the closing date of January 15, 2003, and the difference from the beginning of the period is not significant.

The unaudited pro forma combined financial information follows (in thousands, except per share data):

Three Months Ended March 31, 2002
Net sales	$797,702
Net income	$26,053
Earnings per share:
Basic	$0.28
Diluted	$0.28

7.    Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill for the three months ended March 31, 2003, by business segment, are as follows (in thousands):

	Pharmacy Services	CRO Services	Total
Balance as of December 31, 2002	$1,149,939	$38,968	$1,188,907
Goodwill acquired in the three months ended March 31, 2003	404,287	—	404,287
Other	11,670	304	11,974

Balance as of March 31, 2003	$1,565,896	$39,272	$1,605,168

The “Other” caption above includes the settlement of acquisition matters relating to pre-2003 acquisitions (including payments pursuant to acquisition agreements such as deferred payments, indemnification payments and payments originating from earnout provisions), as well as the effect of adjustments due to foreign currency translations.

The Company’s other intangible assets have not changed significantly from the balances at December 31, 2002. The Company has engaged an independent valuation firm to assist with the NCS acquisition purchase price allocation, including the identification of goodwill and other identifiable intangible assets.

8.    Guarantor Subsidiaries

The Company’s $375.0 million senior subordinated notes due 2011 are fully and unconditionally guaranteed on an unsecured, joint and several basis by certain wholly owned subsidiaries of the Company (the “Guarantor Subsidiaries”). The following condensed consolidating financial data illustrates the composition of Omnicare, Inc. (“Parent”), the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries as of March 31, 2003 and December 31, 2002 for the balance sheet, the statement of income for each of the three month periods ended March 31, 2003 and 2002, and the statement of cash flows for the three months ended March 31, 2003 and 2002. Separate complete financial statements of the respective Guarantor Subsidiaries would not provide additional information that would be useful in assessing the financial condition of the Guarantor Subsidiaries and thus are not presented. No eliminations column is presented for the condensed consolidating statement of cash flows, since there were no significant eliminating amounts during the periods presented.

Summary Consolidating Statements of Income

	Three Months Ended March 31,
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Omnicare, Inc. and Subsidiaries
	(in thousands)
2003
Total net sales	$—	$778,088	$27,773	$—	$805,861
Total direct costs	—	575,514	22,386	—	597,900

Gross profit	—	202,574	5,387	—	207,961
Selling, general and administrative expenses	1,529	120,129	5,270	—	126,928

Operating income (loss)	(1,529)	82,445	117	—	81,033
Investment income	345	239	4	—	588
Interest expense	(15,943)	(481)	(32)	—	(16,456)

Income (loss) before income taxes	(17,127)	82,203	89	—	65,165
Income tax (benefit) expense	(6,508)	31,216	34	—	24,742
Equity in net income of subsidiaries	51,042	—	—	(51,042)	—

Net income (loss)	$40,423	$50,987	$55	$(51,042)	$40,423

2002
Total net sales	$—	$611,177	$27,137	$—	$638,314
Total direct costs	—	452,092	22,018	—	474,110

Gross profit	—	159,085	5,119	—	164,204
Selling, general and administrative expenses	5,390	88,758	5,470	—	99,618
Restructuring charges	—	4,797	—	—	4,797

Operating income (loss)	(5,390)	65,530	(351)	—	59,789
Investment income	739	30	29	—	798
Interest expense	(13,962)	(35)	(179)	—	(14,176)

Income (loss) before income taxes	(18,613)	65,525	(501)	—	46,411
Income tax (benefit) expense	(7,073)	24,953	(245)	—	17,635
Equity in net income of subsidiaries	40,316	—	—	(40,316)	—

Net income (loss)	$28,776	$40,572	$(256)	$(40,316)	$28,776

8.    Guarantor Subsidiaries (Continued)

Condensed Consolidating Balance Sheets

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Omnicare, Inc. and Subsidiaries
	(in thousands)
As of March 31, 2003:

ASSETS
Cash and cash equivalents	$84,613	$36,925	$7,452	$—	$128,990
Restricted cash	—	5,801	—	—	5,801
Accounts receivable, net (including intercompany)	—	627,451	13,116	(6,331)	634,236
Inventories	—	227,238	5,100	—	232,338
Other current assets	814	157,730	1,063	—	159,607

Total current assets	85,427	1,055,145	26,731	(6,331)	1,160,972

Properties and equipment, net	—	148,345	9,137	—	157,482
Goodwill	—	1,537,685	67,483	—	1,605,168
Other noncurrent assets	17,801	86,249	882	—	104,932
Investment in subsidiaries	2,433,696	—	—	(2,433,696)	—

Total assets	$2,536,924	$2,827,424	$104,233	$(2,440,027)	$3,028,554

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (including intercompany)	$504,634	$333,487	$21,465	$(6,331)	$853,255
Long-term debt	—	411	—	—	411
5.0% convertible subordinated debentures, due 2007	345,000	—	—	—	345,000
8.125% senior subordinated notes, due 2011	375,000	—	—	—	375,000
Other noncurrent liabilities	—	142,598	—	—	142,598
Stockholders’ equity	1,312,290	2,350,928	82,768	(2,433,696)	1,312,290

Total liabilities and stockholders’ equity	$2,536,924	$2,827,424	$104,233	$(2,440,027)	$3,028,554

As of December 31, 2002:

ASSETS
Cash and cash equivalents	$95,693	$36,191	$6,052	$—	$137,936
Restricted cash	—	3,147	—	—	3,147
Accounts receivable, net (including intercompany)	—	524,290	13,610	(15,043)	522,857
Inventories	—	185,521	4,943	—	190,464
Other current assets	1,399	144,399	1,356	—	147,154

Total current assets	97,092	893,548	25,961	(15,043)	1,001,558

Properties and equipment, net	2,931	126,452	10,525	—	139,908
Goodwill	—	1,121,728	67,179	—	1,188,907
Other noncurrent assets	31,234	65,029	949	—	97,212
Investment in subsidiaries	1,903,357	—	—	(1,903,357)	—

Total assets	$2,034,614	$2,206,757	$104,614	$(1,918,400)	$2,427,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (including intercompany)	$37,363	$255,691	$18,639	$(15,043)	$296,650
Long-term debt	—	187	—	—	187
5.0% convertible subordinated debentures, due 2007	345,000	—	—	—	345,000
8.125% senior subordinated notes, due 2011	375,000	—	—	—	375,000
Other noncurrent liabilities	2,189	132,577	920	—	135,686
Stockholders’ equity	1,275,062	1,818,302	85,055	(1,903,357)	1,275,062

Total liabilities and stockholders’ equity	$2,034,614	$2,206,757	$104,614	$(1,918,400)	$2,427,585

8.    Guarantor Subsidiaries (Continued)

Condensed Consolidating Statements of Cash Flows

	Three Months Ended March 31,
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Omnicare, Inc. and Subsidiaries
	(in thousands)
2003:
Cash flows from operating activities:
Provision for doubtful accounts	$—	$10,832	$213	$11,045
Other	(9,086)	1,183	2,209	(5,694)

Net cash flows from operating activities	(9,086)	12,015	2,422	5,351

Cash flows from investing activities:
Acquisition of businesses	—	(475,373)	(1,626)	(476,999)
Capital expenditures	—	(3,943)	(47)	(3,990)
Transfer of cash to trusts for employee health and severance costs, net of payments out of the trust	—	(2,654)	—	(2,654)
Other	—	45	—	45

Net cash flows from investing activities	—	(481,925)	(1,673)	(483,598)

Cash flows from financing activities:
Borrowings on line of credit facilities	499,000	—	—	499,000
Payments on line of credit facilities	(25,000)	—	—	(25,000)
Other	(475,994)	470,644	(38)	(5,388)

Net cash flows from financing activities	(1,994)	470,644	(38)	468,612

Effect of exchange rate changes on cash	—	—	689	689

Net increase (decrease) in cash and cash equivalents	(11,080)	734	1,400	(8,946)
Cash and cash equivalents at beginning of period—unrestricted	95,693	36,191	6,052	137,936

Cash and cash equivalents at end of period—unrestricted	$84,613	$36,925	$7,452	$128,990

2002:
Cash flows from operating activities:
Provision for doubtful accounts	$—	$5,764	$794	$6,558
Other	(1,020)	12,571	4,789	16,340

Net cash flows from operating activities	(1,020)	18,335	5,583	22,898

Cash flows from investing activities:
Acquisition of businesses	—	(103,856)	(1,173)	(105,029)
Capital expenditures	—	(4,803)	(172)	(4,975)
Transfer of cash to trusts for employee health and severance costs, net of payments out of the trust	—	(3,420)	—	(3,420)
Other	—	45	—	45

Net cash flows from investing activities	—	(112,034)	(1,345)	(113,379)

Cash flows from financing activities:
Borrowings on line of credit facilities	90,000	—	—	90,000
Payments on line of credit facilities	(20,000)	—	—	(20,000)
Other	(97,432)	93,098	—	(4,334)

Net cash flows from financing activities	(27,432)	93,098	—	65,666

Effect of exchange rate changes on cash	—	—	538	538

Net increase (decrease) in cash and cash equivalents	(28,452)	(601)	4,776	(24,277)
Cash and cash equivalents at beginning of period—unrestricted	127,110	37,304	3,982	168,396

Cash and cash equivalents at end of period—unrestricted	$98,658	$36,703	$8,758	$144,119

PROSPECTUS

OMNICARE, INC.

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

OMNICARE CAPITAL TRUST I

OMNICARE CAPITAL TRUST II

OMNICARE CAPITAL TRUST III

TRUST PREFERRED SECURITIES FULLY AND UNCONDITIONALLY

GUARANTEED BY OMNICARE, INC.

We or, as applicable, the Omnicare Capital Trusts may offer from time to time the following types of securities:

•	shares of our common stock;

•	shares of our preferred stock, which may be issued in the form of depositary receipts representing a fraction of a share of preferred stock;

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other evidences of indebtedness;

•	warrants to purchase any of the other securities that may be sold under this prospectus;

•	trust preferred securities by one of the Omnicare Capital Trusts and fully and unconditionally guaranteed by us;

•	purchase contracts to acquire any of the other securities that may be sold under this prospectus; or

•	any combination of these securities, individually or as units.

The securities will have an aggregate initial offering price of up to $850,000,000 or an equivalent amount in U.S. dollars if any securities are denominated in a currency other than U.S. dollars. The securities may be offered separately or together in any combination and as a separate series. This prospectus also covers guarantees, if any, of our payment obligations under any debt securities, which may be given by certain of our subsidiaries, on terms to be determined at the time of the offering.

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

Our common stock is traded on the New York Stock Exchange under the symbol “OCR.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES

COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON

THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE

CONTRARY IS A CRIMINAL OFFENSE.

We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, dealers or underwriters. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the relevant prospectus supplement.

This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is February 25, 2003.

We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell nor a solicitation of an offer to buy by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make the offer or solicitation. Neither the delivery of this prospectus nor any sale under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus, that the information contained in this prospectus is correct as of any time subsequent to its date, or that any information incorporated by reference in this prospectus is correct as of any time subsequent to its date.

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements regarding the intent, belief or current expectations with respect to the matters discussed or incorporated by reference in this prospectus (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact.

These forward-looking statements involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. These forward-looking statements and trends include those relating to expectations concerning our business outlook or position or future economic performance; the impact of our lowered cost structure; our financial condition; our strength in the geriatric pharmaceutical marketplace; the impact of the acquisition and integration of acquired companies; expectations concerning pharmaceutical price increases and the impact of pre-buys on costs and cash flows; purchasing leverage; the leveraging of costs; the impact of new business; the impact of penetration of new drugs; the impact of clinical and other programs; the impact of lower government reimbursement formulas in some states; trends concerning acuity and occupancy; the impact of our productivity, consolidation and cost reduction efforts; expectations concerning margins; trends concerning commencement or continuation of projects, new business wins and backlog at our contract research organization business; the impact of streamlining and cost reduction at our contract research organization operations; the operating environment in the long-term care and contract research organization industries; the impact of reimbursement trends and state and federal action with respect thereto; governmental pricing pressures due to economic downturns; the impact of healthcare funding issues; the impact of demographic trends; opportunities to contain healthcare costs while ensuring the well-being of the elderly population; expectations concerning growth; expectations concerning acquisitions; opportunities to expand our clinical programs; trends concerning the drug development marketplace; the adequacy and availability of our sources of liquidity, capital and financing; and the impact of new accounting rules and standards. Such risks, uncertainties, contingencies, assumptions and other factors, many of which are beyond our control, include without limitation:

•	overall economic, financial and business conditions;

•	delays and further reductions in reimbursement by the government and other payors to us and our customers as a result of pressure on federal and state budgets due to the continuing economic downturn and other factors;

•	the overall financial condition of our customers;

•	the ability to assess and react to the financial condition of customers;

•	the impact of consolidation in the pharmaceutical and long-term healthcare industries;

•	the impact of seasonality on our business;

•	the impact and pace of pharmaceutical price increases;

•	the ability of vendors to continue to provide products and services to us;

•	the effect of new government regulations, executive orders and/or legislative initiatives, including those relating to reimbursement and drug pricing policies and changes in the interpretation and application of these policies;

•	increases or decreases in reimbursement;

•	government budgetary pressures and shifting priorities;

•	efforts by payors to control costs;

•	the ability of clinical research projects to produce revenues in future periods;

•	our failure to obtain or maintain required regulatory approvals or licenses;

•	the failure of the long-term care facilities we serve to maintain required regulatory approvals;

•	loss or delay of contract research organization contracts for regulatory or other reasons;

•	the outcome of litigation;

•	the ability to attract and retain needed management;

•	the ability to implement opportunities for improving productivity and lowering costs and to realize related anticipated benefits;

•	the integration of acquired companies, including NCS HealthCare, Inc. (“NCS”), and the ability to realize anticipated revenues, economies of scale, cost synergies and profitability;

•	the impact and pace of technological advances;

•	the ability to obtain or maintain rights to data, technology and other intellectual property;

•	trends for the continued growth of our business;

•	volatility in our stock price and in the financial markets generally;

•	changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies;

•	access to capital and financing;

•	pricing and other competitive factors in our industry;

•	variations in costs or expenses;

•	variations in our operating results;

•	the continued availability of suitable acquisition candidates;

•	the demand for our products and services;

•	changes in tax law and regulation;

•	changes in accounting rules and standards; and

•	other risks and uncertainties described in “Risk Factors” and elsewhere in this prospectus, including the documents incorporated by reference.

Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Except as otherwise required by law, we do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RISK FACTORS

An investment in our securities involves a degree of risk. You should carefully consider the risk factors described below and other information included and incorporated by reference in this prospectus and the applicable prospectus supplement when determining whether or not to purchase the offered securities. If any of the following risks actually occurs, we could be materially adversely affected. In such case, you may lose all or part of your investment.

Risks Relating to Our Business

If We Or Our Client Institutions Fail To Comply With Medicaid And Medicare Reimbursement Regulations, Our Revenue Could Be Reduced, We Could Be Subject To Penalties And We Could Lose Our Eligibility To Participate In These Programs.

Approximately one-half of our pharmacy services billings are directly reimbursed by government sponsored programs. These programs include Medicaid and, to a lesser extent, Medicare. The remainder of our billings are paid or reimbursed by individual residents, long-term care facilities and other third party payors, including private insurers. A portion of these revenues also are indirectly dependent on government programs. The table below represents our approximated payor mix for the last three years:

	1999	2000	2001
Private pay and long-term care facilities(1)	48%	46%	44%
Medicaid	40%	43%	44%
Medicare(2)	3%	3%	3%
Other private sources(3)	9%	8%	9%

Totals:	100%	100%	100%

(1)	Includes payments from skilled nursing facilities on behalf of their Medicare-eligible residents.
(2)	Includes direct billing for medical supplies.
(3)	Includes our contract research organization revenues.

For its fiscal year ended June 30, 2002, NCS’ approximate payor mix was: 49% Medicaid, 45% private pay and long-term care facilities (includes payments from long-term care facilities on behalf of their Medicare-eligible residents), 1% Medicare (includes direct billing for medical supplies) and 5% other private sources.

The Medicaid and Medicare programs are highly regulated. The failure, even if inadvertent, of us and/or our client institutions to comply with applicable reimbursement regulations could adversely affect our reimbursement under these programs and our ability to continue to participate in these programs. In addition, our failure to comply with these regulations could subject us to other penalties.

Continuing Efforts To Contain Healthcare Costs May Reduce Our Future Revenue.

Our sales and profitability are affected by the efforts of healthcare payors to contain or reduce the cost of healthcare by lowering reimbursement rates, limiting the scope of covered services, and negotiating reduced or capitated pricing arrangements. Any changes which lower reimbursement levels under Medicaid, Medicare or private pay programs, including managed care contracts, could reduce our future revenue. Furthermore, other changes in these reimbursement programs or in related regulations could reduce our future revenue. These changes may include modifications in the timing or processing of payments and other changes intended to limit or decrease the growth of Medicaid, Medicare or third party expenditures.

The Balanced Budget Act Of 1997 And Other Healthcare-Related Legislation Has Significantly Impacted Our Business, And Future Legislation and Regulations Are Likely To Affect Us.

In recent years, Congress has passed a number of federal laws that have effected major changes in the healthcare system. Several of these changes have had a significant impact on us. The Balanced Budget Act of 1997 sought to achieve a balanced federal budget by, among other things, changing the reimbursement policies applicable to various healthcare providers, including the introduction in 1998 of the Prospective Payment System for Medicare-eligible residents of skilled nursing facilities. Prior to the Prospective Payment System, skilled nursing facilities under Medicare were reimbursed for services based upon actual costs incurred in providing services, subject to limits. Now, the Prospective Payment System requires skilled nursing facilities to manage more carefully the cost of care for Medicare beneficiaries. Under the Prospective Payment System, Medicare pays skilled nursing facilities a fixed fee per patient per day based on the resident’s medical condition and required level of assistance with activities of daily living. This fixed fee covers substantially all items and services furnished during a Medicare-covered stay, including pharmacy services. The Prospective Payment System initially resulted in a reduction in admissions of Medicare residents, particularly those requiring complex care, leading to a significant reduction of overall occupancy in the skilled nursing facilities we serve. As a result, we began experiencing lower utilization of our services and Prospective Payment System-related pricing pressure from our skilled nursing facility customers in 1999. The Balanced Budget Act of 1997 also imposed numerous other cost savings measures affecting Medicare skilled nursing facility services. Because of the significant reductions in reimbursement which occurred, the impact of the Prospective Payment System initially was to decrease occupancy for some facilities, to reduce the number of residents in these facilities requiring higher levels of medical care, to lower pricing and to produce an unfavorable payor mix for us.

With respect to Medicaid, the Balanced Budget Act of 1997 repealed the “Boren Amendment” federal payment standard for payments to Medicaid nursing facilities effective October 1, 1997. This repeal gives states greater latitude in setting payment rates for nursing facilities. Budget constraints and other factors have caused some states to reduce Medicaid reimbursement to nursing facilities and states may continue to reduce or delay payments to nursing facilities in the future. The law also grants states greater flexibility to establish Medicaid managed care programs without the need to obtain a federal waiver. Although these waiver programs generally exempt institutional care, including nursing facility and institutional pharmacy services, these programs could ultimately change the Medicaid reimbursement system for long-term care. These changes could include moving reimbursement for pharmacy services from fee-for-service, or payment per procedure or service rendered, to a fixed amount per person utilizing managed care negotiated or capitated rates.

In 1999 and again in 2000, Congress enacted legislation intended to reduce the impact of the Balanced Budget Act of 1997 on skilled nursing facilities. This legislation included increases in payment rates for some services and delays in the implementation of some Balanced Budget Act of 1997 requirements. It appears that this legislation stabilized the unfavorable operating trends attributable to the Prospective Payment System and helped to improve the financial condition of skilled nursing facilities and motivated them to increase admissions, particularly of higher acuity residents. However, certain of the increases in Medicare reimbursement for skilled nursing facilities expired in October 2002. This loss of Medicare revenues may have an adverse effect on the financial condition of many of our skilled nursing facility customers. While it is hoped that Congress will restore some or all of these payment amounts, no assurances can be given as to whether Congress will take such action. Further, some of the current payments to skilled nursing facilities will expire once the Centers for Medicare & Medicaid Services, or CMS, adopts a refined system for categorizing resident acuity. CMS has indicated that this change would not occur during federal fiscal year 2004 (October 1, 2003—September 30, 2004), but it is unknown when a refined system would be adopted, the form of the refined system or whether it would result in net increases or decreases in payments for Medicare skilled nursing facilities.

Further, in order to rein in healthcare costs, we anticipate that federal and state governments will continue to review and assess alternate healthcare delivery systems, payment methodologies and operational requirements for healthcare providers, including long-term care facilities and pharmacies. Given the continuous debate regarding the cost of healthcare, managed care and other healthcare issues, we cannot predict with any degree of certainty what additional healthcare initiatives, if any, will be implemented or the effect any future legislation or regulation will have on our business. Further, Medicaid and/or Medicare payment rates for pharmaceutical supplies and services may not continue to be based on current methodologies or remain comparable to present levels. In particular, the federal government is examining the appropriateness of using the “average wholesale price” as the basis for reimbursement for prescription drugs under Medicare Part B. In addition, legislative initiatives are being considered to expand Medicare coverage of prescription drugs, in some instances as part of a broad reform of the Medicare program. Any future healthcare legislation or regulation may adversely affect our business.

If We Fail To Comply With Licensure Requirements, Fraud And Abuse Laws Or Other Applicable Laws, We May Need To Curtail Operations, And Could Be Subject To Significant Penalties.

Our pharmacy business is subject to extensive and often changing federal, state and local regulations, and our pharmacies are required to be licensed in the states in which they are located or do business. While we continuously monitor the effects of regulatory activity on our operations and we currently have pharmacy licenses for each pharmacy we operate, the failure to obtain or renew any required regulatory approvals or licenses could adversely affect the continued operation of our business. The long-term care facilities that contract for our services are also subject to federal, state and local regulations and are required to be licensed in the states in which they are located. The failure by these long-term care facilities to comply with these or future regulations or to obtain or renew any required licenses could result in our inability to provide pharmacy services to these facilities and their residents. We are also subject to federal and state laws that prohibit some types of direct and indirect payments between healthcare providers. These laws, commonly known as the fraud and abuse laws, prohibit payments intended to induce or encourage the referral of patients to, or the recommendation of, a particular provider of items or services. Violation of these laws can result in loss of licensure, civil and criminal penalties and exclusion from the Medicaid, Medicare and other federal healthcare programs.

We expend considerable resources in connection with our compliance efforts. We believe that we are in compliance in all material respects with state and federal regulations applicable to our business.

Federal And State Laws That Protect Patient Health Information May Increase Our Costs And Limit Our Ability To Collect And Use That Information.

Our company and the healthcare industry generally also are impacted by the Health Insurance Portability and Accountability Act of 1996, or HIPAA, which mandates, among other things, the adoption of standards to enhance the efficiency and simplify the administration of the healthcare system. HIPAA requires the Department of Health and Human Services to adopt standards for electronic transactions and code sets for basic healthcare transactions such as payment and remittance advice (“transaction standards”); privacy of individually identifiable healthcare information (“privacy standards”); security and electronic signatures (“security standards”), as well as unique identifiers for providers, employers, health plans and individuals; and enforcement. In many of our operations, we are a healthcare provider, required to comply in our operations with these standards and subject to significant civil and criminal penalties for failure to do so. In addition, we provide services to customers that also are healthcare providers and will be required to provide satisfactory written assurances to those customers that we will provide those services subject to the requirements of the privacy standards. HIPAA will require significant and costly changes for our company and others in the healthcare industry. The transaction standards have gone into effect, although we and most other covered entities in the healthcare industry have received an extension until October 2003 to comply. The privacy standards generally require compliance by April 2003. No date is established for compliance with the security standards, since they have not yet been published in final form. Based on current information, we believe we will be able to fully comply with HIPAA requirements, however, at this time we cannot estimate the cost of compliance or if implementation of the HIPAA standards will result in an adverse effect on our operations or profitability, or that of our customers.

We Are Subject To Additional Risks Relating To Our Acquisition Strategy.

One component of our strategy contemplates our making selected acquisitions. Acquisitions, including our acquisition of NCS, involve inherent uncertainties. These uncertainties include the effect on the acquired businesses of integration into a larger organization and the availability of management resources to oversee the operations of these businesses. The successful integration of acquired businesses, including NCS, will require, among others:

•	consolidation of financial and managerial functions and elimination of operational redundancies;

•	achievement of purchasing efficiencies;

•	the addition and integration of key personnel; and

•	the maintenance of existing business.

Even though an acquired business may have experienced positive financial performance as an independent company prior to an acquisition, we cannot be sure that the business will continue to perform positively after an acquisition.

We also may acquire businesses with unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations. We have policies and procedures to conduct reviews of potential acquisition candidates for compliance with healthcare laws and to conform the practices of acquired businesses to our standards and applicable laws. We also generally seek indemnification from sellers covering these matters. We may, however, incur material liabilities for past activities of acquired businesses, including NCS.

We cannot be sure of the successful integration of NCS or any other acquisition or that an acquisition will not have an adverse impact on our results of operations or financial condition.

We Operate In Highly Competitive Businesses.

The long-term care pharmacy business is highly regionalized and, within a given geographic region of operations, highly competitive. Our largest competitors nationally are Pharmerica, Inc., a subsidiary of AmerisourceBergen Corporation, NeighborCare, Inc., a subsidiary of Genesis Health Ventures, Inc., Kindred Pharmacy Services, a division of Kindred Healthcare, Inc., and SunScript Pharmacy Corporation, a subsidiary of Sun Healthcare Group, Inc. In the geographic regions we serve, we also compete with numerous local retail pharmacies, local and regional institutional pharmacies and pharmacies owned by long-term care facilities. We compete on the basis of quality, cost-effectiveness and the increasingly comprehensive and specialized nature of our services, along with the clinical expertise, pharmaceutical technology and professional support we offer.

Our contract research organization business competes against other full-service contract research organizations and client internal resources. The contract research organization industry is highly fragmented with a number of full-service contract research organizations and many small, limited-service providers, some of which serve only local markets. Clients choose a contract research organization based upon, among other reasons, reputation, references from existing clients, the client’s relationship with the organization, the organization’s experience with the particular type of project and/or therapeutic area of clinical development, the organization’s ability to add value to the client’s development plan, the organization’s financial stability and the organization’s ability to provide the full range of services required by the client.

We Are Dependent On Our Senior Management Team And Our Pharmacy Professionals.

We are highly dependent upon the members of our senior management and our pharmacists and other pharmacy professionals. Our business is managed by a small number of key management personnel who have been extensively involved in the success of our business, including Joel F. Gemunder, our President and Chief Executive Officer. If we were unable to retain these persons, we might be adversely affected. Our industry is small and there is a limited pool of senior management personnel with significant experience in our industry. Accordingly, we believe we could experience significant difficulty in replacing key management personnel. Although we have employment contracts with our key management personnel, these contracts generally may be terminated without cause by either party.

In addition, our continued success depends on our ability to attract and retain pharmacists and other pharmacy professionals. Competition for qualified pharmacists and other pharmacy professionals is strong. The loss of pharmacy personnel or the inability to attract, retain or motivate sufficient numbers of qualified pharmacy professionals could adversely affect our business. Although we generally have been able to meet our staffing requirements for pharmacists and other pharmacy professionals in the past, our inability to do so in the future could have a material adverse effect on us.

OUR COMPANY

We are a leading provider of pharmaceutical care for the elderly. We are the nation’s largest independent provider of professional pharmacy-related consulting and data management services to long-term healthcare institutions. Our client facilities include skilled nursing facilities, assisted living facilities, retirement centers, hospitals and other institutional healthcare facilities. We currently provide our pharmacy services to long-term care facilities comprising more than 950,000 beds in 47 states. We purchase, repackage and dispense pharmaceuticals, both prescription and non-prescription, and provide computerized medical record keeping and third-party billing for residents in those facilities. We also provide consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the control, distribution and administration of drugs within the nursing facility, and assisting in compliance with state and federal regulations. In addition, we provide ancillary services, such as administering medications and nutrition intravenously and furnishing dialysis and medical supplies. We offer clinical care planning, pharmaceutical support as well as financial software information systems to our client facilities. In addition, we provide operational software and support systems to other long-term care pharmacy providers across the United States. We also provide comprehensive clinical research services for the pharmaceutical and biotechnology industries in 28 countries.

On January 15, 2003, we completed our tender offer for all of the outstanding shares of the common stock of NCS HealthCare, Inc., a leading provider of pharmaceutical and related services to long-term care facilities, including skilled nursing centers, assisted living facilities and hospitals. We accepted approximately 94% of the validly tendered shares of class A common stock of NCS and 100% of the validly tendered shares of class B common stock of NCS for payment. We subsequently acquired the remaining shares of class A common stock of NCS. Our net cash outlay, including estimated fees and expenses, to acquire NCS was approximately $167.0 million. In connection with the acquisition, we repaid approximately $325.5 million of outstanding NCS debt. We used cash on hand, working capital and available borrowing capacity under our existing credit facilities to finance the acquisition and the repayment of NCS’ outstanding debt.

Our principal executive offices are located at 100 East RiverCenter Boulevard, Covington, Kentucky, 41011, and our telephone number is (859) 392-3300. Our corporate website address is http://www.omnicare.com. Information contained on our website is not part of this prospectus.

THE OMNICARE CAPITAL TRUSTS

Each of Omnicare Capital Trust I, Omnicare Capital Trust II and Omnicare Capital Trust III is a statutory trust newly formed under Delaware law by us, as sponsor of each of the trusts, and Chase Manhattan Bank USA, National Association, as trustee in the State of Delaware pursuant to the Delaware Statutory Trust Act. The trusts have been formed solely:

•	for the possible sale of one or more series of trust preferred securities under this prospectus and the sale of trust common securities to us or one of our subsidiaries at the time of any sale of trust preferred securities;

•	to purchase a specific series of our subordinated debt securities with the proceeds of any sale of their securities; and

•	to engage in related activities.

The principal office of each of the trusts is c/o Omnicare, Inc., 100 East RiverCenter Boulevard, Covington, Kentucky, 41011, and its telephone number is (859) 392-3300.

USE OF PROCEEDS

Unless we indicate otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include, but not be limited to, refinancing of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities.

The Omnicare Capital Trusts will use all of the proceeds from the sale of trust preferred securities to purchase a specific series of our subordinated debt securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,					Nine Months Ended September 30,
	1997	1998	1999	2000	2001	2001	2002
Ratio of earnings to fixed charges(1)(2)	9.1x	5.3x	2.6x	2.2x	2.8x	2.7x	3.8x

(1)	Our ratio of earnings to fixed charges has been computed by dividing earnings before income taxes plus fixed charges (excluding capitalized interest expense) by fixed charges. Fixed charges consist of interest expense on debt (including amortization of debt expense and capitalized interest) and one-third (the proportion deemed representative of the interest portion) of rent expense.
(2)	Our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated above are the same as our ratios of earnings to fixed charges set forth above because we had no shares of preferred stock outstanding during the periods indicated and currently have no shares of preferred stock outstanding.

GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL

We, directly or through agents, dealers or underwriters that we may designate, may offer and sell, from time to time, up to $850,000,000 (or the equivalent in one or more foreign currencies or currency units) aggregate initial offering price of:

•	shares of our common stock;

•	shares of our preferred stock, which may be issued in the form of depositary receipts representing a fraction of a share of preferred stock;

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other evidences of indebtedness, and which may be guaranteed by certain of our subsidiaries;

•	warrants to purchase any of the other securities that may be sold under this prospectus;

•	trust preferred securities issued by one of the Omnicare Capital Trusts and fully and unconditionally guaranteed by us;

•	purchase contracts to acquire any of the other securities that may be sold under this prospectus; or

•	any combination of these securities, individually or as units.

We may offer and sell these securities either individually or as units consisting of one or more of these securities, each on terms to be determined at the time of sale. We may issue debt securities and/or preferred stock that are exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be delivered with this prospectus, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, no par value per share. We describe the preferred stock under the heading “Description of Preferred Stock.”

This section summarizes the general terms of our common stock that we may offer. The prospectus supplement relating to the common stock offered will state the number of shares offered, the initial offering price and the market price, dividend information and any other relevant information. The summaries in this section and the prospectus supplement do not describe every aspect of the common stock. When evaluating the common stock, you should also refer to all of the provisions of our charter, our by-laws and the Delaware General Corporation Law (“DGCL”). Our charter and by-laws are incorporated by reference in the registration statement.

Terms of the Common Stock

At December 31, 2002, approximately 94,301,500 shares of our common stock were outstanding. Our common stock has no preemptive rights and no redemption, sinking fund or conversion provisions. All shares of our common stock have one vote on any matter submitted to the vote of stockholders. Our common stock does not have cumulative voting rights. Upon our liquidation, the holders of our common stock are entitled to receive, on a pro rata basis, all assets then legally available for distribution after payment of debts and liabilities and preferences on preferred stock, if any. Holders of our common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor (subject to the prior rights of preferred stock, if any). All outstanding shares of our common stock are fully paid and nonassessable.

Rights Agreement

On June 2, 1999, we paid a dividend of one preferred share purchase right for each outstanding share of our common stock to the stockholders of record on that date. Each right entitles the registered holder to purchase one ten-thousandth of a share of our Series A Junior Participating Preferred Stock, at a price of $135.00 per one ten-thousandth of a share of Series A Junior Participating Preferred Stock, subject to adjustment. The description and terms of the rights are set forth in the Rights Agreement between us and First Chicago Trust Company of New York, as rights agent.

Initially, the rights will be attached to all certificates of common stock and no separate rights certificates will be issued. Separate rights certificates evidencing the rights will be distributed to holders of record of our common stock as of the close of business on the earlier to occur of the tenth day (or such other day as our board of directors may determine) following (i) a public announcement that a person or group of affiliated or associated persons, referred to as an “Acquiring Person,” has acquired beneficial ownership of 15% or more of the outstanding common shares or (ii) the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding common shares. The rights will expire on June 2, 2009, unless extended or unless the rights are earlier redeemed or exchanged by us. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of ours, including, without limitation, the right to vote or to receive dividends.

If a person or group becomes an Acquiring Person, each holder of a right will thereafter have the right to receive, upon exercise, shares of our common stock (or, in certain circumstances, shares of Series A Junior Participating Preferred Stock or other similar securities of ours) having a value equal to two times the exercise price of the right and all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

In the event that we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right. In the event that any person or group becomes an Acquiring Person, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of our common stock having a market value of two times the exercise price of the right.

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of our common stock, our board of directors may exchange the rights (other than rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of our common stock, or one ten-thousandth of a share of Series A Junior Participating Preferred Stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

At any time prior to the distribution date, our board of directors may redeem the rights, in whole but not in part, at a price of $.01 per right. Immediately upon any such redemption, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Provisions with Possible Anti-takeover Effects

Certain provisions of our charter, by-laws and the DGCL may delay or prevent any transaction involving us that might result in a change of control.

Fair Price Provision.    With certain exceptions, in the event a person, corporation or other entity owns 10% or more of our stock entitled to vote, a majority of the outstanding shares of our capital stock not so owned is required to authorize (i) any merger or consolidation of us with or into such corporation, (ii) any sale, lease, exchange or other disposition of all or a substantial part of our assets to or with such person, corporation or other entity or (iii) issuances and transfers of our securities to such person, corporation or other entity for assets and/or securities with a value of at least $5 million or for cash.

Board of Directors.    Our board of directors, when evaluating any offer of another party to make a tender or exchange offer for our equity securities, merge or consolidate with us, purchase or otherwise acquire all or substantially all of our assets, shall, in connection with the exercise of its judgment in determining what is in the best interests of us and our stockholders, give due consideration to all relevant factors, including the social and economic effects on our employees, customers, suppliers and other constituents and on the communities in which we operate or are located.

Our charter also provides that directors may be removed without cause only by the holders of two-thirds of the shares of our capital stock then entitled to vote on the election of directors.

Amendments to the Charter.    The sections of our charter relating to the fair price and director removal provisions described above, as well as those relating to elimination of director liability, indemnification of directors and the ability of our board of directors to amend the by-laws, may only be repealed or amended with the approval of the holders of two-thirds of the outstanding shares of each class of our capital stock entitled to vote thereon as a class.

Business Combinations.    We are subject to Section 203 of the DGCL which restricts a wide range of transactions (“business combinations”) between a corporation and an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (a) the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock (excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Future Issuances of Preferred Stock.    We are not required to seek stockholder approval prior to designating any future series of preferred stock. Our board of directors could issue preferred stock in one or more transactions with terms which might make the acquisition of control of our company more difficult or costly.

Transfer Agent

The transfer agent for our common stock is EquiServe Trust Company, N.A., Jersey City, New Jersey.

DESCRIPTION OF PREFERRED STOCK

This section summarizes the general terms of the preferred stock that we may offer. The prospectus supplement relating to a particular series of preferred stock will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the preferred stock. If any particular terms of a series of preferred stock described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus. When evaluating the preferred stock, you also should refer to all of the provisions of our charter, the applicable certificate of designation for the offered series of preferred stock and the DGCL. The applicable certificate of designation will be filed as an exhibit to or incorporated by reference in the registration statement.

General

Our board of directors is authorized to issue shares of preferred stock, in one or more series or classes, and to fix for each series voting powers and those preferences and relative, participating, optional or other special rights and those qualifications, limitations or restrictions as are permitted by the DGCL.

Our board of directors is authorized to determine the terms for each series of preferred stock, and the prospectus supplement will describe the terms of any series of preferred stock being offered, including:

•	the designation of the shares and the number of shares that constitute the series;

•	the dividend rate (or the method of calculation thereof), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our capital stock;

•	the dividend periods (or the method of calculation thereof);

•	the voting rights of the shares;

•	the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the series upon our liquidation or winding up;

•	whether or not and on what terms the shares of the series will be subject to redemption or repurchase at our option;

•	whether and on what terms the shares of the series will be convertible into or exchangeable for other securities;

•	whether depositary shares representing shares of the series of preferred stock will be offered and, if so, the fraction of a share of the series of preferred stock represented by each depositary share (see “Description of Depositary Shares” below);

•	whether the shares of the series of preferred stock will be listed on a securities exchange;

•	any special United States federal income tax considerations applicable to the series; and

•	the other rights and privileges and any qualifications, limitations or restrictions of the rights or privileges of the series.

Dividends

Holders of shares of preferred stock will be entitled to receive, when and as declared by our board of directors, dividends payable at the dates and at the rates, if any, per share per annum as set forth in the applicable prospectus supplement.

Unless otherwise set forth in the applicable prospectus supplement, each series of preferred stock will rank junior as to dividends to any preferred stock that may be issued in the future that is expressly senior as to dividends to that preferred stock. If we should fail at any time to pay accrued dividends on any senior shares at the time the dividends are payable, we may not pay any dividend on the junior preferred stock or redeem or otherwise repurchase shares of junior preferred stock until the accumulated but unpaid dividends on the senior shares have been paid or set aside for payment in full by us.

Unless otherwise set forth in the applicable prospectus supplement, no dividends (other than in common stock or other capital stock ranking junior to the preferred stock of any series as to dividends and upon liquidation) may be declared or paid or set aside for payment, nor may any other distribution be declared or made upon the common stock, or any of our other capital stock ranking junior to or on a parity with the preferred stock of that series as to dividends, nor may any common stock or any of our other capital stock ranking junior to or on a parity with the preferred stock of that series as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any of that stock) by us (except by conversion into or exchange for other capital stock of ours ranking junior to the preferred stock of that series as to dividends) unless (i) if that series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of that series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period and (ii) if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period. However, any monies deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of the sinking fund may be applied to the purchase or redemption of that preferred stock in accordance with the terms of the sinking fund, regardless of whether at the time of the application full dividends, including cumulative dividends, upon shares of the preferred stock outstanding on the last dividend payment date have been paid or declared and set apart for payment. In addition, any junior or parity preferred stock or common stock may be converted into or exchanged for our stock ranking junior to the preferred stock as to dividends.

The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year of twelve 30-day months, unless otherwise set forth in the applicable prospectus supplement. Accrued but unpaid dividends will not bear interest, unless otherwise set forth in the applicable prospectus supplement.

Convertibility

No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable prospectus supplement.

Redemption and Sinking Fund

No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Liquidation Rights

Unless otherwise set forth in the applicable prospectus supplement, in the event of our liquidation, dissolution or winding up, the holders of shares of each series of preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of (i) any other shares of preferred stock ranking junior to that series of preferred stock as to rights upon liquidation, dissolution or winding up and (ii) shares of common stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable prospectus supplement for that series of preferred stock plus any dividends accrued and accumulated but unpaid to the date of final distribution; but the holders of each series of preferred stock will not be entitled to receive the liquidating distribution of, plus such dividends on, those shares until the liquidation preference of any shares of our capital stock ranking senior to that series of the preferred stock as to the rights upon liquidation, dissolution or winding up will have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon our liquidation, dissolution or winding up, the amounts payable with respect to the preferred stock, and any other preferred stock ranking as to any distribution on a parity with the preferred stock are not paid in full, then the holders of the preferred stock and the other parity preferred stock will share ratably in any distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a prospectus supplement for a series of preferred stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of our assets. Neither a consolidation or merger of us with another corporation nor a sale of securities will be considered a liquidation, dissolution or winding up of us.

Voting Rights

The holders of each series or class of preferred stock we may issue will have no voting rights, except as required by law and as described below or in the applicable prospectus supplement. Our board of directors may, upon issuance of a series or class of preferred stock, grant voting rights to the holders of that series or class to elect additional board members if we fail to pay dividends in a timely fashion.

Without the affirmative vote of a majority of the shares of any class of preferred stock then outstanding, we may not:

•	increase or decrease the aggregate number of authorized shares of that class;

•	increase or decrease the par value of the shares of that class; or

•	alter or change the powers, preferences or special rights of the shares of that class so as to affect them adversely.

If the amendment would adversely alter or change the powers, preferences or special rights of one or more series of a class of preferred stock, but not the entire class, then only the shares of the affected series will have the right to vote on the amendment.

Miscellaneous

The holders of our preferred stock will have no preemptive rights. All shares of preferred stock being offered by the applicable prospectus supplement will be fully paid and not liable to further calls or assessment by us. If we should redeem or otherwise reacquire shares of our preferred stock, then these shares will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance.

No Other Rights

The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, our charter or the applicable certificate of designation or as otherwise required by law.

Transfer Agent and Registrar

The transfer agent and registrar for each series of preferred stock will be designated in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares rather than full shares of the preferred stock of a series. In the event that we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of preferred stock as described below.

The shares of any series of preferred stock represented by depositary shares will be deposited under one or more deposit agreements among us, a depositary to be named in the applicable prospectus supplement, and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the applicable deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented thereby (including, as applicable, dividend, voting, redemption, subscription and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related series of preferred stock.

This section summarizes the general terms of the depositary shares that we may offer. The prospectus supplement relating to the depositary shares will describe the specific terms of the depositary shares which may be in addition to or different from the general terms summarized in this section. If any particular terms of the depositary shares or the deposit agreement described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. When evaluating the depositary shares and preferred stock, you also should refer to the applicable deposit agreement and depositary receipt. The applicable deposit agreement and depositary receipt will be filed as exhibits to the registration statement or incorporated by reference in the registration statement.

Immediately following our issuance of shares of a series of preferred stock that will be offered as fractional shares, we will deposit the shares with the depositary, which will then issue and deliver the depositary receipts to the purchasers thereof. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and such temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all dividends or other distributions received in respect of the related series of preferred stock to the record holders of depositary shares relating to the series of preferred stock in proportion to the number of the depositary shares owned by the holders.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto in proportion to the number of depositary shares owned by the holders, unless the depositary determines that the distribution cannot be made proportionately among the holders or that it is not feasible to make the distributions, in which case the depositary may, with our approval, adopt any method it deems equitable and practicable for the purpose of effecting the distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at the place or places and upon those terms as it may deem proper.

Redemption of Depositary Shares

If any series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any redemption, in whole or in part, of the series of the preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the depositary.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon such redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the depositary for any depositary shares that the holders thereof fail to redeem will be returned to us after a period of two years from the date the funds are so deposited.

Voting the Underlying Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the series of preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the related series of preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of the series of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of preferred stock represented by the depositary shares in accordance with the instructions, provided the depositary receives the instructions sufficiently in advance of the meeting to enable it to so vote or cause to be voted the shares of preferred stock, and we will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement and subject to the terms thereof, the holder of the depositary shares evidenced thereby is entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of preferred stock and any money or other property, if any, represented by the depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock, but holders of the whole shares of preferred stock will not thereafter be entitled to deposit the shares of preferred stock with the depositary or to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series of preferred stock to be withdrawn, the depositary will deliver to the holder upon his or her order at the same time a new depositary receipt evidencing the excess number of depositary shares.

Amendment and Termination of a Deposit Agreement

The form of depositary receipt evidencing the depositary shares of any series and any provision of the applicable deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment that materially adversely alters the rights of the holders of depositary shares of any series will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares of the series then outstanding. Every holder of a depositary receipt at the time the amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any depositary shares, upon surrender of the depositary receipts evidencing the depositary shares and subject to any conditions specified in the deposit agreement, to receive shares of the related series of preferred stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by us at any time upon not less than 60 days prior written notice to the depositary, in which case, on a date that is not later than 30 days after the date of the notice, the depositary shall deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by the depositary shares. The deposit agreement shall automatically terminate after all outstanding depositary shares have been redeemed or there has been a final distribution in respect of the related series of preferred stock in connection with any liquidation, dissolution or winding up of us and the distribution has been distributed to the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. We will pay the charges of the depositary, including charges in connection with the initial deposit of the related series of preferred stock and the initial issuance of the depositary shares and all withdrawals of shares of the related series of preferred stock, except that holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal is to take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and which we are required to furnish to the holders of the related preferred stock.

The depositary’s corporate trust office will be identified in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, the depositary will act as transfer agent and registrar for depositary receipts and if shares of a series of preferred stock are redeemable, the depositary also will act as redemption agent for the corresponding depositary receipts.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The debt securities may be our unsubordinated obligations, which we refer to as “senior debt securities,” or our subordinated obligations, which we refer to as “subordinated debt securities.” The subordinated debt securities of any series may be our senior subordinated obligations, subordinated obligations, junior subordinated obligations or may have such other ranking as will be described in the relevant prospectus supplement. We may issue any of these types of debt securities in one or more series.

Our senior debt securities may be issued from time to time under a senior debt securities indenture. Our subordinated debt securities may be issued from time to time under a subordinated debt securities indenture. Each of the senior debt securities indenture and the subordinated debt securities indenture is referred to individually as an “indenture” and they are referred to collectively as the “indentures.” Each trustee is referred to individually as a “trustee” and the trustees are collectively referred to as the “trustees.”

This section summarizes selected terms of the debt securities that we may offer. The applicable prospectus supplement and the form of applicable indenture relating to any particular debt securities offered will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The following summary and any description of our debt securities contained in an applicable prospectus supplement do not describe every aspect of the applicable indenture or the debt securities. When evaluating the debt securities, you also should refer to all provisions of the applicable indenture and the debt securities. The forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part. When we refer to “Omnicare,” “we,” “us” or “our” in this section or when we otherwise refer to ourselves in this section, we mean Omnicare, Inc., excluding, unless otherwise expressly stated or the context requires, our subsidiaries.

General

We can issue an unlimited amount of debt securities under the indentures. However, certain of our existing or future debt agreements may limit the amount of debt securities we may issue. We can issue debt securities from time to time and in one or more series as determined by us. In addition, we can issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other, all without the consent of the holders of previously issued series of debt securities.

The applicable prospectus supplement relating to the series of debt securities will describe the specific terms of the debt securities being offered, including, where applicable, the following:

•	the title and series designation of the series of debt securities and whether the debt securities of the series will be senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•	the price or prices at which the debt securities of the series will be issued;

•	whether the debt securities of the series will be guaranteed and the terms of any such guarantees;

•	the date or dates on which the principal amount and premium, if any, are payable;

•

the interest rate or rates or the method for calculating the interest rate, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, the date or dates from which interest will accrue and the interest payment date on which interest will be payable, subject to our right, if any, to defer or extend an interest payment date and the duration of that deferral or extension;

•	the date or dates on which interest, if any, will be payable and the record dates for payment of interest;

•	the place or places where the principal and premium, if any, and interest, if any, will be payable and where the debt securities of the series can be surrendered for transfer, conversion or exchange;

•	our right, if any, to redeem the debt securities and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part;

•	any mandatory or optional sinking fund or analogous provisions;

•	if the debt securities of the series will be secured, any provisions relating to the security provided;

•	whether the debt securities of the series are convertible or exchangeable into other debt or equity securities, and, if so, the terms and conditions upon which such conversion or exchange will be effected;

•	whether any portion of the principal amount of the debt securities of the series will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

•	whether the debt securities of the series, in whole or any specified part, will not be defeasible pursuant to the applicable indenture and, if other than by an officers’ certificate, the manner in which any election by us to defease the debt securities of the series will be evidenced;

•	any deletions from, modifications of or additions to the events of default or our covenants pertaining to the debt securities of the series;

•	if other than U.S. dollars, the currency or currencies, including composite currencies, of payment of principal of, premium, if any, and interest, if any, on the debt securities of the series and whether the debt securities of the series may be satisfied and discharged other than as provided in the applicable indenture;

•	any terms applicable to debt securities of any series issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which the original issue discount will accrue;

•	whether the debt securities of the series are to be issued or delivered (whether at the time of original issuance or at the time of exchange of a temporary security of such series or otherwise), or any installment of principal or any premium or interest is to be payable only, upon receipt of certificates or other documents or satisfaction of other conditions in addition to those specified in the applicable indenture;

•	whether the debt securities of the series are to be issued in fully registered form without coupons or are to be issued in the form of one or more global securities in temporary global form or permanent global form;

•	whether the debt securities of the series are to be issued in registered or bearer form, the terms and conditions relating the applicable form, including, but not limited to, tax compliance, registration and transfer procedures and, if in registered form, the denominations in which we will issue the registered securities if other than $1,000 or a multiple thereof and, if in bearer form, the denominations in which we will issue the bearer securities;

•	any special United States federal income tax considerations applicable to the debt securities of the series;

•	any addition to or change in the covenants set forth in the indenture which apply to the debt securities of the series; and

•	any other terms of the debt securities of the series not inconsistent with the provisions of the applicable indenture.

The prospectus supplement relating to any series of subordinated debt securities being offered also will describe the subordination provisions applicable to that series, if different from the subordination provisions described in this prospectus. In addition, the prospectus supplement relating to a series of subordinated debt will describe our rights, if any, to defer payments of interest on the subordinated debt securities by extending the interest payment period.

Debt securities may be issued as original issue discount securities to be sold at a discount below their principal amount or at a premium above their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the applicable indenture. Any applicable prospectus supplement also will describe any special provisions for the payment of additional amounts with respect to the debt securities.

Guarantees

Debt securities may be guaranteed by certain of our domestic subsidiaries, if so provided in the applicable prospectus supplement. The prospectus supplement will describe the terms of any guarantees, including, among other things, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Subordination Provisions Relating to Subordinated Debt

Debt securities may be subject to contractual subordination provisions contained in the subordinated debt securities indenture. These subordination provisions may prohibit us from making payments on the subordinated debt securities in certain circumstances before a defined class of “senior indebtedness” is paid in full or during certain periods when a payment or other default exists with respect to certain senior indebtedness. If we issue subordinated debt securities, the applicable prospectus supplement relating to the subordinated debt securities will include a description of the subordination provisions and the definition of senior indebtedness that apply to the subordinated debt securities.

If the trustee under the subordinated debt indenture or any holder of the series of subordinated debt securities receives any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

Unless otherwise indicated in an applicable prospectus, if any series of subordinated debt securities is guaranteed by certain of our subsidiaries, then the guarantee will be subordinated to the senior indebtedness of such guarantor to the same extent as the subordinated debt securities are subordinated to the senior indebtedness.

Conversion and Exchange Rights

The debt securities of a series may be convertible into or exchangeable for any of our other securities, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion or exchange price and any adjustments thereto, the conversion or exchange period, provisions as to whether conversion or exchange will be mandatory, at our option or at the option of the holders of that series of debt securities and provisions affecting conversion or exchange in the event of the redemption of that series of debt securities.

Form, Exchange, Registration and Transfer

The debt securities of a series may be issued as registered securities, as bearer securities (with or without coupons attached) or as both registered securities and bearer securities. Debt securities of a series may be issuable in whole or in part in the form of one or more global debt securities, as described below under “Global Debt Securities.”

Unless otherwise indicated in an applicable prospectus supplement, registered securities will be issuable in denominations of $1,000 and integral multiples thereof.

Registered securities of any series will be exchangeable for other registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Debt securities may be presented for exchange as provided above, and unless otherwise indicated in an applicable prospectus supplement, registered securities may be presented for registration of transfer, at the office or agency designated by us as registrar or co-registrar with respect to any series of debt securities, without service charge and upon payment of any taxes, assessments or other governmental charges as described in the applicable indenture. The transfer or exchange will be effected on the books of the registrar or any other transfer agent appointed by us upon the registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We intend to initially appoint the trustee as registrar and the name of any different or additional registrar designated by us with respect to the debt securities of any series will be included in the applicable prospectus supplement. If a prospectus supplement refers to any transfer agents (in addition to the registrar) designated by us with respect to any series of debt securities, we may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, except that, if debt securities of a series are issuable only as registered securities, we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption of debt securities of any series, we will not be required to (i) issue, register the transfer of or exchange debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption and (ii) register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, premium, if any, and interest, if any, on registered securities will be made at the office of the paying agent or paying agents designated by us from time to time, except that at our option, payment of principal and premium, if any, or interest also may be made by wire transfer to an account maintained by the payee. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the registered security is registered at the close of business on the regular record date for the interest payment.

Unless otherwise indicated in an applicable prospectus supplement, the trustee will be designated as our sole paying agent for payments with respect to debt securities which are issuable solely as registered securities. Any paying agents outside the United States and any other paying agents in the United States initially designated by us for any series of debt securities will be named in an applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that, if debt securities of a series are issuable only as registered securities, we will be required to maintain a paying agent in each place of payment for that series.

All monies paid by us to a paying agent for the payment of principal of, premium, if any, or interest, if any, on any debt security which remains unclaimed at the end of two years after that principal or interest will have become due and payable will be repaid to us, and the holder of the debt security or any coupon will thereafter look only to us for payment of those amounts.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in global form. A global debt security will be deposited with, or on behalf of, a depositary, which will be identified in an applicable prospectus supplement. A global debt security may be issued in either registered or bearer form and in either temporary or permanent form. A global debt security may not be transferred except as a whole to the depositary for the debt security or to a nominee or successor of the depositary. If any debt securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in a global debt security may exchange their interests for definitive debt securities of that series of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium, if any, and interest, if any, on the global debt securities and the specific terms of the depositary arrangement with respect to any global debt security.

Covenants

Reports.    Except as otherwise set forth in an applicable prospectus supplement, so long as any debt securities of a series are outstanding, we will furnish to the holders of debt securities of that series, within the time periods specified in the rules and regulations of the Securities and Exchange Commission, or SEC, (a) our reports on Forms 10-Q and 10-K, including a Management’s Discussion and Analysis of Financial Condition and Results of Operations and, with respect to the annual information only, a report on the audited financial statements by our certified independent accountants and (b) all current reports on Form 8-K.

We also will file a copy of all of the information and reports referred to in clauses (a) and (b) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Any additional covenants with respect to any series of debt securities will be set forth in the applicable prospectus supplement. Unless otherwise indicated in an applicable prospectus supplement, the indentures do not include covenants restricting our ability to enter into a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities, if the transaction is a permissible consolidation, merger or similar transaction. In addition, unless otherwise specified in an applicable prospectus supplement, the indentures do not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly leveraged transaction. See “Merger, Consolidation and Sale of Assets.”

Merger, Consolidation and Sale of Assets

Except as otherwise set forth in an applicable prospectus supplement, we may not, directly or indirectly, (i) consolidate with or merge into any other person (whether or not we are the surviving corporation) or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our properties and assets, unless (a) either (x) we are the continuing corporation, or (y) the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or disposition will have been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and that person assumes all of our obligations under the debt securities of such series and the indenture relating thereto pursuant to agreements reasonably satisfactory to the applicable trustee; and (b) any other conditions specified in the applicable prospectus supplement.

In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets in one or more related transactions to any other person. This “Merger, Consolidation and Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and any guarantors, if applicable.

Events of Default and Remedies

Under each indenture, unless otherwise specified with respect to a series of debt securities, the following events will constitute an event of default with respect to any series of debt securities:

•	default for 30 days in the payment when due of any interest on any debt securities of that series;

•	default in payment when due of the principal of, or premium, if any, on any debt security of that series;

•	failure to comply with the provisions described under the caption “Merger, Consolidation or Sale of Assets;”

•	failure for 60 days after notice to comply with any of the other agreements in the indenture;

•	except as permitted by the indenture, if debt securities of a series are guaranteed, any guarantee shall be held in any final, non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor, shall deny, or disaffirm its obligations under its guarantee (unless such guarantor could be released from its guarantee in accordance with the applicable terms of the indenture);

•	certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our Significant Subsidiaries; and

•	any other event of default applicable to the series of debt securities and set forth in the applicable prospectus supplement.

Each indenture provides that in the case of an event of default arising from certain events of bankruptcy or insolvency relating to us with respect to a series of debt securities, all outstanding debt securities of that series will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series may declare all the debt securities of that series to be due and payable immediately.

Holders of the debt securities of a series may not enforce the indenture or the debt securities of that series except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding debt securities of a series may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the debt securities of a series notice of any continuing default or event of default if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal or interest.

Each indenture provides that we are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or event of default, we are required to deliver to the trustee a statement specifying such default or event of default.

The holders of a majority in aggregate principal amount of the debt securities of a series then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of that series waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of interest or premium on, or the principal of, the debt securities of that series.

Such limitations do not apply, however, to a suit instituted by a holder of any debt security for the enforcement of the payment of the principal of, premium, if any, and interest in respect of a debt security on the date specified for payment in the debt security. Unless otherwise specified with respect to a series of debt securities, the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series may, on behalf of the holders of the debt securities of any series, waive any past defaults under the applicable indenture, other than (i) a default in any payment of the principal of, and premium, if any, or interest on, any debt security of the series or (ii) any default in respect of the covenants or provisions in the applicable indenture which may not be modified without the consent of the holder of each outstanding debt security of the series affected.

For purposes of this section, “Significant Subsidiary” means any subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

Amendment, Supplement and Waiver

Each indenture permits us and the applicable trustee, with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of the series affected by the supplemental indenture, to execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the indenture with respect to that series of debt securities or modify in any manner the rights of the holders of the debt securities of that series and any related coupons under the applicable indenture. However, the supplemental indenture will not, without the consent of the holder of each outstanding debt security of that series affected thereby:

•	change the stated maturity of the principal of, or any installment of principal or interest on, the debt securities of that series or any premium payable upon redemption thereof;

•	reduce the principal amount of, or premium, if any, or the rate of interest on, the debt securities of that series;

•	change the place or currency of payment of principal and premium, if any, or interest, if any, on the debt securities of that series;

•	impair the right to institute suit for the enforcement of any payment after the stated maturity date on any debt securities of that series, or in the case of redemption, on or after the redemption date;

•	reduce the principal amount of outstanding debt securities of that series necessary to modify or amend or waive compliance with any provisions of the indenture;

•	release any applicable guarantor from any of its obligations under its guarantee or the indenture, except in accordance with the indenture;

•	modify the foregoing amendment and waiver provisions, except (i) to increase the percentage in principal amount of outstanding debt securities of any series necessary for such actions or (ii) to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security of a series affected thereby; and

•	change such other matters as may be specified in an applicable prospectus supplement for any series of debt securities.

The indentures also permit us, the guarantors, if any, and the applicable trustee to execute a supplemental indenture without the consent of the holders of the debt securities:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to provide for the assumption of our obligations or, if applicable, a guarantor’s obligations to holders of debt securities of a series in the case of a merger or consolidation or sale of all or substantially all of our assets or, if applicable, a guarantor’s assets;

•	to make any change that would provide any additional rights or benefits to the holders of debt securities of a series or that does not adversely affect the legal rights under the indenture of any such holder;

•	to comply with the requirements of SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to add a guarantor under the indenture;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the applicable indenture;

•	to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders of debt securities of any series as additional security for the payment and performance of our or any applicable guarantor’s obligations under the applicable indenture, in any property or assets;

•	to add to, change or eliminate any provisions of the applicable indenture (which addition, change or elimination may apply to one or more series of debt securities), provided that, any such addition, change or elimination (A) shall neither (i) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the holders of such debt securities with respect to such provisions or (B) shall become effective only when there is no such outstanding debt securities of such series; and

•	to establish the form and terms of debt securities of any series as permitted by the indenture.

The holders of a majority in principal amount of outstanding debt securities of any series may waive compliance with certain restrictive covenants and provisions of the applicable indenture.

Discharge

Unless otherwise indicated in an applicable prospectus supplement, each indenture provides that we may satisfy and discharge our obligations thereunder with respect to the debt securities of any series, when either:

•	all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities of that series that have been replaced or paid and debt securities of that series for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

•	all debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we or, if applicable, any guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of debt securities of that series, cash, non-callable U.S. government securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities of that series not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption.

Defeasance

Unless otherwise indicated in an applicable prospectus supplement, each indenture provides that we may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding debt securities of a series and, if applicable, all obligations of the guarantors discharged with respect to their guarantees (“legal defeasance”) except for:

•	the rights of holders of the outstanding debt securities of that series to receive payments in respect of the principal of, or premium or interest, if any, on the debt securities of that series when such payments are due from the trust referred to below;

•	our obligations with respect to the debt securities of that series concerning issuing temporary securities, registration of securities, mutilated, destroyed, lost or stolen securities and the maintenance of an office or agency for payment and money for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the applicable trustee, our obligations and, if applicable, the guarantor’s obligations in connection therewith; and

•	the legal defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations and, if applicable, the guarantors’ obligations released with respect to certain covenants in respect of the debt securities of any series that are described in the indenture (“covenant defeasance”) and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities of that series. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an event of default with respect to the debt securities of that series.

In order to exercise either legal defeasance or covenant defeasance we are required to meet specified conditions, including:

•	we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of that series, cash, non-callable U.S. government securities, or a combination thereof, in amounts as will be sufficient to pay the principal of, or premium and interest, if any, on the outstanding debt securities of that series on the stated maturity or on the applicable redemption date, as the case may be;

•	in the case of legal defeasance, we have delivered to the applicable trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; and

•	in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

The Trustees under the Indentures

If a trustee becomes a creditor of ours or any guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Each trustee will be permitted to engage in other transactions with us and/or the guarantors, if any; however, if any trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an event of default occurs and is continuing, a trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of its own affairs. Subject to such provisions, a trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Applicable Law

The debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any of the other types of securities that we may sell under this prospectus.

This section summarizes the general terms of the warrants that we may offer. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The prospectus supplement relating to a particular series of warrants will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the warrants. If any particular terms of a series of warrants described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus. When evaluating the warrants, you also should refer to all the provisions of the applicable warrant agreement, the certificates representing the warrants and the specific descriptions in the applicable prospectus supplement. The applicable warrant agreement and warrant certificates will be filed as exhibits to or incorporated by reference in the registration statement.

General

The prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered as well as the related warrant agreement and warrant certificates, including the following, where applicable:

•	the principal amount of, or the number of securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

•	the designation and terms of the securities, if other than common stock, purchasable upon exercise thereof and of any securities, if other than common stock, with which the warrants are issued;

•	the procedures and conditions relating to the exercise of the warrants;

•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•	the offering price of the warrants, if any;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	a discussion of any special United States federal income tax considerations applicable to the warrants;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	call provisions of the warrants, if any;

•	antidilution provisions of the warrants, if any; and

•	any other material terms of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash that principal amount of or number of securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement at any time up to 5:00 p.m. Eastern Standard Time on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m. Eastern Standard Time on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants and will not be entitled to:

•	in the case of warrants to purchase debt securities, payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise; or

•	in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

Exchange of Warrant Certificates

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

DESCRIPTION OF TRUST PREFERRED SECURITIES AND RELATED GUARANTEES

We may offer one or more series of trust preferred securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The trust preferred securities will be issued by one of the Omnicare Capital Trusts under the terms of an amended trust agreement. Each amended trust agreement will be qualified as an indenture under the Trust Indenture Act. The property trustee of each trust will act as trustee for the trust preferred securities under each amended trust agreement for purposes of compliance with the provisions of the Trust Indenture Act. Each trust may issue only one series of trust preferred securities and one series of trust common securities. All of the trust common securities of each trust will be owned directly or indirectly by us. We will enter into a guarantee with respect to each series of trust preferred securities under which we will irrevocably and unconditionally agree to make certain payments to the holders of that series of trust preferred securities, subject to applicable subordination provisions, except that the guarantee will only apply when the trust has sufficient funds legally and immediately available to make those payments but has not made them.

The proceeds from the sale of a series of trust preferred securities and any trust common securities will be used by the trust to purchase a specific series of our subordinated debt securities. The payment terms of the subordinated debt securities will mirror the terms of that series of trust preferred securities and any trust common securities. Each series of subordinated debt securities will be issued under our subordinated debt securities indenture. Except as described in an applicable prospectus supplement, the features of the subordinated debt securities will be similar to the subordinated debt securities described above under “Description of Debt Securities.”

The series of subordinated debt securities purchased with the proceeds from the sale of a series of trust preferred securities and trust common securities by a trust, along with its rights under the amended trust agreement and other agreements described in this section, will be the sole assets of the trust, and our payments under the series of subordinated debt securities and the agreement as to expenses and liabilities between us and the trust will be the sole revenue of the trust. If we fail to make a payment on the series of subordinated debt securities issued to the trustee, the trust will not have sufficient funds to make related payments, including distributions, on the series of trust preferred securities.

Our guarantee, when taken together with our obligations under the subordinated debt securities, the related indenture and the amended trust agreement, will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities.

This section summarizes selected provisions of the amended trust agreement, the trust preferred securities and the related guarantees that we may offer. The applicable prospectus supplement relating to any particular trust preferred securities will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. If any particular terms of the trust preferred securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The following summary and any description of the trust preferred securities contained in an applicable prospectus supplement do not describe every aspect of the amended trust agreement, the trust preferred securities and related guarantees. When evaluating the trust preferred securities, you also should refer to all provisions of the amended trust agreement, guarantee agreement, subordinated debt securities indenture, agreement as to expenses and liabilities and certificate evidencing the trust preferred securities, which forms have been filed as exhibits to the registration statement of which this prospectus is a part. When we refer to “Omnicare,” “we,” “us” or “our” in this section or when we otherwise refer to ourselves in this section, we mean Omnicare, Inc., excluding, unless otherwise expressly stated or the context requires, our subsidiaries. References to trust securities below include trust preferred securities and trust common securities (all of which, with respect to any trust, will be directly or indirectly owned by us), collectively.

General

The applicable prospectus supplement relating to any series of trust preferred securities will describe the terms of the trust preferred securities, including, where applicable, the following:

•	the title of the trust preferred securities;

•	the liquidation amount and number of trust preferred securities issued;

•	any limit on the aggregate liquidation amount of the trust preferred securities;

•	whether the trust preferred securities may be represented initially by a trust preferred security in temporary or permanent global form, and if so, the initial depositary with respect to the temporary or permanent global debt security and whether and the circumstances under which beneficial owners of interests in any the temporary or permanent global debt security may exchange those interests for trust preferred securities of like tenor and of any authorized form and denomination;

•	the price or prices at which the trust preferred securities will be issued;

•	the annual distribution rate or rates on the trust preferred securities or the method or methods, if any, used to calculate those rates, the payment date or dates and the record dates used to determine the holders who are to receive distributions;

•	the date or dates from which distributions on the trust preferred securities will be cumulative or the method or methods, if any, used to determine those dates;

•	the person to whom any distributions will be payable on any trust preferred securities, if other than the person in whose name the security is registered at the close of business on the regular record date for the payment of such interest;

•	the place or places where and the manner in which the distributions of and payments in redemption of the trust preferred securities will be payable, where the trust preferred securities of the series may be presented for transfer and, if applicable, conversion or exchange and where notices and demands in respect of the trust preferred securities may be served on us;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which, the trust preferred securities may be redeemed, in whole or in part, at our option;

•	whether the trust preferred securities are convertible or exchangeable into our common stock or other securities, and, if so, the terms and conditions upon which the conversion or exchange will be effected, including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions;

•	the terms and conditions, if any, upon which the subordinated debt securities issued to the trust and the related guarantee may be distributed to holders of those trust preferred securities and trust common securities;

•	any securities exchange on which the trust preferred securities will be listed; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

The interest rate and interest and other payment dates of each series of subordinated debt securities issued to a trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the trust preferred securities of that trust. Holders of trust preferred securities will have no preemptive or similar rights.

Distributions

Distributions on the trust preferred securities will be made on the dates payable to the extent that the trust has funds available for the payment of distributions in the trust’s property account. The trust’s funds available for distribution to the holders of the trust securities will be limited to payments received from us on the subordinated debt securities issued to the trust in connection with the issuance of the trust preferred securities. We will guarantee the payment of distributions out of monies held by the trust to the extent described below under “—Description of the Guarantees.”

Distributions on the trust preferred securities will be payable to the holders named on the securities register of the trust at the close of business on the relevant record dates, which, as long as the trust preferred securities remain in book-entry only form, will be one business day prior to the relevant payment dates. Distributions will be paid through the property trustee who will hold amounts received in respect of the subordinated debt securities issued to the trust in the property account for the benefit of the holders of the trust securities. In the event that the trust preferred securities do not continue to remain in book-entry only form, the administrative trustees will have the right to select relevant record dates, which will be at least 15 days prior to the relevant payment dates. In the event that any date on which distributions are to be made on the trust preferred securities is not a business day, then payment of the distributions payable on that date will be made on the next succeeding day which is a business day and without any interest or other payment in respect of that delay, except that, if that business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the payment date.

Deferral of Distributions

With respect to any subordinated debt securities issued to a trust, we will have the right under the terms of the subordinated debt securities to defer payments of interest on the subordinated debt securities by extending the interest payment period from time to time on the subordinated debt securities. As a consequence of our extension of the interest payment period on subordinated debt securities held by a trust, distributions on the trust preferred securities would be deferred during any such extended interest payment period. The trust will give the holders of the trust preferred securities notice of an extension period upon their receipt of notice from us. If distributions are deferred, the deferred distributions and accrued interest will be paid to holders of record of the trust preferred securities as they appear on the books and records of the trust on the record date next following the termination of the deferral period. The terms of any subordinated debt securities issued to a trust, including the right to defer payments of interest, will be described in the applicable prospectus supplement.

Redemption

The trust preferred securities have no stated maturity date, but will be redeemed upon the maturity of the subordinated debt securities issued to the trust or to the extent the subordinated debt securities are redeemed prior to maturity. The subordinated debt securities will mature on the date specified in the applicable prospectus supplement. The subordinated debt securities may be redeemed at our option, to the extent specified in the applicable prospectus supplement and also may be redeemed at any time, in whole although not in part, upon the occurrence of a tax event or an investment company event as described below under “—Special Event Redemption.”

Upon maturity of the subordinated debt securities issued to the trust, the proceeds of their repayment simultaneously will be applied to redeem all outstanding trust securities at the redemption price. Upon the redemption of the subordinated debt securities, the trust will use the cash it receives upon redemption to redeem trust securities having an aggregate principal amount equal to the aggregate principal amount of the subordinated debt securities so redeemed at the redemption price. Before such redemption, holders of trust securities will be given not less than 30 nor more than 60 days’ notice. In the event that fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed proportionately.

Special Event Redemption

Upon the occurrence of a tax event or an investment company act event, we will have the option to redeem the subordinated debt securities in whole but not in part (and thus cause the redemption of the trust preferred securities).

A tax event means that the trust has received an opinion of tax counsel to the effect that, as a result of any amendment to, change or announced proposed change in, the laws or regulations of the United States or any of its political subdivisions or taxing authorities, or written administrative or judicial decision, interpretation or application of these laws and regulations, there is more than an insubstantial risk that:

•	the trust is or will be subject to United States federal income tax with respect to income accrued or received on the subordinated debt securities issued to trust;

•	interest payable to the trust on the subordinated debt securities is not or will not be deductible, in whole or in part, by us for United States federal income tax purposes; or

•	the trust is or will be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

An investment company event means that the trust has received an opinion of counsel to the effect that, as a result of an amendment to or change in the applicable laws or regulations, or written administrative or judicial decision, interpretation or application of these laws and regulations, there is more than an insubstantial risk that the trust is or will be considered an investment company required to be registered under the Investment Company Act of 1940, as amended.

Redemption Procedures

A trust may not redeem fewer than all of the outstanding trust securities unless all accumulated and unpaid distributions have been paid on all trust securities for all distribution periods terminating on or prior to the date of redemption. If fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed proportionately.

If (a) a trust gives a notice of redemption of trust securities (which notice may not be conditional) and (b) we have paid to the property trustee a sufficient amount of cash in connection with the related redemption or maturity of the subordinated debt securities issued to the trust, then on or before the redemption date, the property trustee will deposit with the paying agent funds sufficient to pay the applicable redemption price. Upon surrender of the trust securities to the paying agent, the holders of the trust securities will be paid the applicable redemption price plus accumulated distributions to the redemption date.

Once notice of redemption is given, distributions will cease to accumulate and all rights of holders of trust preferred securities called for redemption will cease, except the right of the holders to receive the redemption price plus accumulated distributions. If any redemption date is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay. However, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day.

We or our subsidiaries may, at any time, and from time to time, purchase outstanding trust securities by tender, in the open market or by private agreement.

Dissolution

Each amended trust agreement will state that the trust will be dissolved:

•	upon our bankruptcy or the filing of a certificate of dissolution or its equivalent with respect to us;

•	90 days after the revocation of our charter, but only if the charter is not reinstated during that 90-day period;

•	upon entry of a court order for the dissolution of the trust;

•	upon the redemption of all of the trust securities;

•	upon the distribution of the related subordinated debt securities directly to the holders of the trust securities; or

•	if prior to the issuance of the trust securities, when we and the administrative trustees have consented to dissolution of the trust.

In the event of a dissolution, after the trust pays all amounts owed to creditors, the holders of the trust securities will be entitled to receive, depending on the circumstances of the dissolution, either:

•	subordinated debt securities issued to the trust in connection with the issuance of the trust preferred securities in a total principal amount equal to the total liquidation amount of the trust securities; or

•	cash equal to the total liquidation amount of each trust security specified in the applicable prospectus supplement, plus accumulated and unpaid distributions to the date of payment.

If the trust cannot pay the full amount due on its trust securities because insufficient assets are available for payment, then the amounts payable by the trust on its trust securities will be paid proportionately. However, if an event of default under the related subordinated debt indenture occurs, the total amounts due on the trust preferred securities will be paid before any distribution on the trust common securities.

We will have the right at any time to dissolve a trust and, after satisfaction of the liabilities of creditors of the trust, if any, and cause the distribution of subordinated debt securities issued to the trust to the holders of the trust securities in a total stated principal amount equal to the total stated liquidation amount of the trust securities then outstanding. This right is optional and wholly within our discretion.

Trust Events of Default

Unless otherwise specified with respect to a series of trust preferred securities, under each amended trust agreement, the following events will constitute a trust event of default with respect to any series of trust preferred securities:

•	the occurrence of an event of default under the subordinated indenture (see “Description of Debt Securities—Event of Default and Remedies”);

•	default by the trust in the payment when due of any distribution with respect to that series of trust preferred securities, and continuation of the default for a period of 30 days;

•	default by the trust when due in the payment of the redemption price of that series of trust preferred securities;

•	default in performance or breach, in any material respect, of any covenant or warranty of the trustees, and continuation of the default or breach for a period of 60 days after appropriate written notice under the amended trust agreement; or

•	the occurrence of events of bankruptcy or insolvency with respect to the trust, and a successor property trustee is not appointed within 60 days thereof.

Upon the occurrence of a trust event of default, the property trustee will have the right under the subordinated debt securities indenture to declare the principal of, interest on and premium, if any, on the subordinated debt securities issued to the trust to be immediately due and payable.

If a property trustee fails to enforce its rights under the amended trust agreement or the subordinated debt securities indenture to the fullest extent permitted by law and, subject to the terms of the amended trust agreement and the subordinated debt securities indenture, any holder of trust securities may sue us, or seek other remedies, to enforce the property trustee’s rights under the amended trust agreement or the subordinated debt securities indenture without first instituting a legal proceeding against the property trustee or any other person. If a trust event of default occurs and is continuing as a result of our failure to pay the principal of, interest on or premium, if any, on the subordinated debt securities issued to the trust when payable, then a holder of the trust preferred securities may directly sue us or seek other remedies, to collect its proportionate share of payments owed.

Merger, Consolidation and Sale of Assets

A trust may not consolidate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity (each, a merger event), except as described above under “—Dissolution,” as described below or as described in the applicable prospectus supplement. A trust may, at our request and with the consent of a majority of its administrative trustees (but without the consent of the holders of its trust securities, the Delaware trustee or the property trustee), consolidate, merge with or into, or be replaced by, or convey, transfer or lease its properties or assets substantially as an entirety to, another trust, provided that:

•	the successor entity either (a) assumes all of the obligations of the trust relating to its trust securities or (b) substitutes other securities for the trust preferred securities that are substantially similar to the trust preferred securities, so long as the successor securities rank the same as the trust preferred securities for distributions and payments;

•	we appoint a trustee of the successor entity who has the same powers and duties as the property trustee of the trust, as the holder of the subordinated debt securities issued to the trust;

•	the trust preferred securities are listed, or any successor securities will be listed upon notice of issuance, on the same securities exchange or other organization that the trust preferred securities are then listed;

•	the merger event does not cause the trust preferred securities or successor securities to be downgraded by any nationally recognized rating agency;

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities or successor securities in any material way, other than with respect to any dilution of the holders’ interest in the new entity;

•	the successor entity has a purpose substantially identical to that of the trust;

•	prior to the merger event, we have received an opinion of counsel stating that (a) the merger event does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities or any successor securities in any material way, other than with respect to any dilution of the holders’ interest in the new entity and (b) following the merger event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

•	we guarantee the obligations of the successor entity under the successor securities in the same manner as in the guarantee.

In addition, unless all of the holders of the trust preferred securities and trust common securities approve otherwise, the trust will not consolidate, merge with or into, or be replaced by, or convey, transfer or lease its properties or assets substantially as an entirety to, any other entity or permit any other entity to consolidate, merge with or into, or replace it, if, in the opinion of tax counsel, the transaction would cause the trust or the successor entity to be classified other than as a grantor trust for United States federal income tax purposes.

Amendment of Amended Trust Agreement

The amended trust agreement may be amended from time to time by us and the property trustee with the consent of the holders of at least a majority of the aggregate liquidation amount of the affected trust preferred securities and upon receipt by the property trustee of an opinion of counsel to the effect that such amendment will not affect the trust’s status as a grantor trust or the trust’s exemption under the Investment Company Act.

The amended trust agreement may be amended from time to time by us and the property trustee, without the consent of the holders of the trust preferred securities, to:

•	cure any ambiguity, defect or inconsistency or add to our covenants, restrictions or other obligations, so long as the amendment does not adversely affect in any material respect the interests of any holder of trust preferred securities;

•	ensure the applicable trust’s classification as a grantor trust for United States federal income tax purposes and conform to any change in the Investment Company Act, the Trust Indenture Act or the rules and regulations under either law; and

•	modify, eliminate or add to any provisions of an amended trust agreement to the extent necessary to ensure that the applicable trust will not be required to register as an investment company under the Investment Company Act.

Notwithstanding the foregoing, without the consent of each affected holder of trust securities, the amended trust agreement may not be amended to:

•	change the amount or timing of any distribution of the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities on a specified date;

•	restrict the right of a holder of trust securities to institute suit for the enforcement of payment of the distribution on or after the specified date; or

•	change the consent required to amend the amended trust agreement.

Voting Rights

The holders of trust securities have no voting rights except as discussed under “—Merger, Consolidation and Sale of Assets” above and “—Description of the Guarantees” below and as otherwise required by law and the amended trust agreement.

The holders of a majority of the total liquidation amount of the trust preferred securities have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the property trustee; or

•	direct the exercise of any trust or power conferred upon the property trustee under the amended trust agreement, including the right to direct the property trustee, as the holder of the subordinated debt securities issued to the trust, to

•	exercise the remedies available under the subordinated debt securities indenture with respect to the subordinated debt securities;

•	consent to any amendment or modification of the subordinated indenture if consent is required with respect to the subordinated debt securities; or

•	waive any past event of default under the subordinated debt securities indenture that is waivable.

Before taking any of the foregoing actions, the property trustee must obtain an opinion of tax counsel stating that, as a result of that action, the trust will continue to be classified as a grantor trust for United States federal income tax purposes.

If a vote by the holders of trust preferred securities is taken or a consent is obtained, any trust preferred securities owned by us or our affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding, which will have the following consequences:

•	we and our affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of trust preferred securities; and

•	any trust preferred securities owned by us or our affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained.

Information Concerning the Property Trustee

The property trustee and/or one or more of its affiliates may be a lender under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates. The property trustee will be permitted to engage in other transactions with us and/or our subsidiaries and affiliates; however, if the property trustee acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate the conflict or resign.

The property trustee, other than during the occurrence and continuance of a trust event of default, undertakes to perform only the duties that are specifically described in the amended trust agreement and, upon a trust event of default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of its own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers given it by the applicable amended trust agreement at the request of any holder of trust preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur.

Applicable Law

The amended trust agreements and the trust preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.

Miscellaneous

Initially, there will be three administrative trustees of each trust. The administrative trustees may be officers or employees of ours or entities affiliated with us. The administrative trustees are authorized and directed to conduct the affairs of and, among other things, to operate the trust in a way that, (a) will not cause it to be deemed to be an investment company required to be registered under the Investment Company Act; or (b) will cause it to be classified as a grantor trust for United States federal income tax purposes; and will cause the subordinated debt securities it holds to be treated as our indebtedness for United States federal income tax purposes.

The administrative trustees are authorized to take any action, so long as it is consistent with applicable law, the certificate of trust and the amended trust agreement, that they determine to be necessary or desirable for those purposes.

Description of the Guarantees

We will execute a guarantee for the benefit of the holders of each series of trust preferred securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. The applicable prospectus supplement with respect to the trust preferred securities will identify the guarantee trustee. The terms of the guarantee will be those set forth in the guarantee and those made part of the guarantee by the Trust Indenture Act. The guarantee trustee will hold each guarantee for the benefit of the holders of the trust preferred securities to which it relates.

General

We will irrevocably and unconditionally agree under each guarantee to pay the guarantee payments that are set forth below, to the extent specified in that guarantee, to the holders of the trust preferred securities to which the guarantee relates, to the extent that the guarantee payments are not paid by or on behalf of the related trust. We are required to pay the guarantee payments to the extent specified in the relevant guarantee regardless of any defense, right of set-off or counterclaim that we may have or may assert against any person.

The following payments and distributions on the trust preferred securities of a trust are guarantee payments:

•	any accrued and unpaid distributions required to be paid on the trust preferred securities of the trust, but only to the extent that the trust has funds legally and immediately available for those distributions;

•	the redemption price for any trust preferred securities that the trust calls for redemption, including all accrued and unpaid distributions to the redemption date, but only to the extent that the trust has funds legally and immediately available for the payment; and

•	upon a dissolution, winding-up or termination of the trust, other than in connection with the distribution of subordinated debt securities to the holders of trust securities of the trust or the redemption of all the trust preferred securities of the trust, the lesser of:

•	the sum of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities of the trust to the payment date, to the extent that the trust has funds legally and immediately available for the payment; and

•	the amount of assets of the trust remaining available for distribution to holders of the trust preferred securities of the trust in liquidation of the trust.

We may satisfy our obligation to make a guarantee payment by making that payment directly to the holders of the related trust preferred securities or by causing the trust to make the payment to those holders.

Each guarantee will be a full and unconditional guarantee, subject to certain subordination provisions of the guarantee payments, with respect to the related trust preferred securities from the time of issuance of those trust preferred securities, except that the guarantee will only apply to the payment of distributions and other payments on the trust preferred securities when the trust has sufficient funds legally and immediately available to make those distributions or other payments.

If we do not make the required payments on the subordinated debt securities that the property trustee holds under a trust, that trust will not make the related payments on its trust preferred securities.

Subordination

Our obligations under each guarantee will be unsecured obligations of ours. Those obligations will rank:

•	subordinate and junior in right of payment to all of our other liabilities, other than obligations or liabilities that rank equal in priority or subordinate by their terms;

•	equal in priority with the senior most preferred stock now or later issued by us and with any guarantee now or later issued by us in respect of any preferred stock of any of our affiliates; and

•	senior to our common stock.

Each guarantee will be a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us, as guarantor, to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

The terms of the trust preferred securities will provide that each holder of the trust preferred securities, by accepting those trust preferred securities, agrees to the subordination provisions and other terms of the related guarantee.

Amendments and Assignment

We may amend the guarantee without the consent of any holder of the trust preferred securities to which the guarantee relates if the amendment does not materially adversely affect the rights of those holders. We may otherwise amend the guarantee with the approval of the holders of at least a majority in liquidation amount of the trust preferred securities to which the guarantee relates. Except as otherwise set forth in an applicable prospectus supplement, we may assign our obligations under the guarantee only in connection with a merger, consolidation or sale of assets permitted under the subordinate debt indenture. All guarantees and agreements contained in each guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the related trust preferred securities then outstanding.

Termination

The guarantee will terminate and be of no further effect when:

•	the redemption price of the trust preferred securities to which it relates is fully paid;

•	we distribute the related subordinated debt securities to the holders of those trust preferred securities; or

•	the amounts payable upon liquidation of the related trust are fully paid.

Each guarantee will remain in effect or will be reinstated if at any time any holder of the related trust preferred securities must restore payment of any sums paid to that holder with respect to those trust preferred securities or under that guarantee.

Events of Default

An event of default will occur under any guarantee if we fail to perform any of our payment obligations under the guarantee. The holders of a majority in liquidation amount of the trust preferred securities of any series may waive any past event of default and its consequences on behalf of all of the holders of the trust preferred securities of that series. The guarantee trustee is entitled to enforce the guarantee for the benefit of the holders of the trust preferred securities of a series if an event of default occurs under the related guarantee.

The holders of a majority in liquidation amount of the trust preferred securities to which a guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to that guarantee or to direct the exercise of any trust or power that the guarantee trustee holds under that guarantee. Any holder of the related trust preferred securities may institute a legal proceeding directly against us to enforce that holder’s rights under the guarantee without first instituting a legal proceeding against the guarantee trustee or any other person or entity.

Information Concerning the Guarantee Trustee

The guarantee trustee and/or one or more of its affiliates may be a lender under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates. The guarantee trustee will be permitted to engage in other transactions with us and/or our subsidiaries and affiliates; however, if the guarantee trustee acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate the conflict or resign.

The guarantee trustee will perform only those duties that are specifically set forth in each guarantee unless an event of default under the guarantee occurs and is continuing. In case an event of default occurs and is continuing, the guarantee trustee will exercise the same degree of care as a prudent person would exercise in the conduct of its own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of its powers under any guarantee at the request of any holder of the related trust preferred securities unless that holder offers reasonable indemnity to the guarantee trustee against the costs, expenses and liabilities which it might incur as a result.

Applicable Law

The guarantees will be governed by and construed in accordance with the laws of the State of New York.

Agreement as to Expenses and Liabilities

We will enter into an agreement as to expenses and liabilities in connection with each amended trust agreement which will provide that we will, with certain exceptions, irrevocably and unconditionally guarantee the full payment of any indebtedness, expenses or liabilities of the related trust to each person or entity to whom that trust becomes indebted or liable. The exceptions are the obligations of the trust to pay to the holders of the related trust preferred securities or other similar interests in the trust the amounts due to the holders under the terms of those trust preferred securities or those similar interests.

DESCRIPTION OF PURCHASE CONTRACTS

We may, from time to time, issue purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of debt securities or a specified number of shares of common stock or preferred stock or any of the other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts.

The prospectus supplement will describe, among other things, the material terms of any purchase contracts and of the securities being sold pursuant to such purchase contracts, a discussion of any special United States federal income tax considerations applicable to the purchase contracts and any material provisions governing the purchase contracts that differ from those described above. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe, among other things, the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately, any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units, a discussion of any special United States federal income tax considerations applicable to the units, and any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We and, in the case of trust preferred securities, an Omnicare Capital Trust may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors through agents or dealers. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We and, in the case of trust preferred securities, an Omnicare Capital Trust also reserve the right to sell securities directly to investors in those jurisdictions where we are authorized to do so.

The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We and, in the case of trust preferred securities, an Omnicare Capital Trust also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us or an Omnicare Capital Trust in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we or, in the case of trust preferred securities, an Omnicare Capital Trust may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Any underwriting compensation paid by us or an Omnicare Capital Trust to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters under the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters, dealers and agents may be entitled under agreements with us and, in the case of trust preferred securities, an Omnicare Capital Trust to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, and to reimbursement by us and, in the case of trust preferred securities, an Omnicare Capital Trust for certain expenses.

Securities offered may be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.

If so indicated in an applicable prospectus supplement, we and/or an Omnicare Capital Trust may authorize dealers acting as our agents to solicit offers by institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount or offering price of the securities sold pursuant to delayed delivery contracts will not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be entered into include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to approval by us and/or an Omnicare Capital Trust.

The securities also may be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us and/or an Omnicare Capital Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with us and/or an Omnicare Capital Trust to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933.

One or more of the underwriters, dealers or agents, and/or one or more of their respective affiliates, may be a lender under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates in the ordinary course of business.

LEGAL MATTERS

Legal matters with respect to the validity of the securities being offered hereby will be passed on for us by Dewey Ballantine LLP, New York, New York. Richards, Layton & Finger, P.A., Wilmington, Delaware will pass on certain matters for us with respect to the trust preferred securities.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Omnicare, Inc. for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information required by the Securities Exchange Act of 1934 with the SEC. You may read and copy any document we file at the following public reference room maintained by the SEC:

450 Fifth Street, N.W.

Judiciary Plaza

Washington, D.C., 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Our filings also are available on the SEC’s website at http://www.sec.gov.

Copies of these reports, proxy statements and other information also can be inspected at the following address:

New York Stock Exchange

20 Broad Street

New York, New York 10005

This prospectus constitutes part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference facilities maintained by the SEC in Washington, D.C.

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus, any applicable prospectus supplement or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any applicable prospectus supplement or any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. We are incorporating by reference the following documents that we have previously filed with the SEC (other than information in such documents that is deemed not to be filed):

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed March 28, 2002 and as amended on Form 10-K/A filed August 13, 2002;

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, filed May 14, 2002, August 14, 2002 and November 14, 2002, respectively;

(c)	Current Reports on Form 8-K, filed July 29, 2002, August 14, 2002, August 19, 2002, January 30, 2003 and February 14, 2003; and

(d)	Description of our common stock set forth in our Registration Statement on Form 8-A, filed November 25, 1981.

Any further filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the securities made hereby also will be incorporated by reference in this prospectus (other than information in such documents that is deemed not to be filed).

You may request a copy of our filings by writing or telephoning us at the following address:

Omnicare, Inc.

Attention: Peter Laterza—Vice President and General Counsel

100 East RiverCenter Boulevard

Covington, Kentucky 41011

(859) 392-3300

Descriptions in this prospectus, in any prospectus supplement or in any document incorporated by reference herein or therein of contracts or other documents are not necessarily complete, and in each instance, reference is made to the copies of these contracts or other documents filed as exhibits to the, or incorporated by reference in, the prospectus.

$250,000,000

    % Senior Subordinated Notes

due 2013

PROSPECTUS SUPPLEMENT

                , 2003

PROSPECTUS

February 25, 2003

Joint Book-Running Managers

LEHMAN BROTHERS

JPMORGAN

UBS WARBURG

Joint Lead Managers

SUNTRUST ROBINSON HUMPHREY

WACHOVIA SECURITIES

CIBC WORLD MARKETS